                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [_]
     Check the appropriate box:
[X]  Preliminary Proxy Statement    [_] Confidential, For Use of the Commission
                                        Only (as permitted by Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                    STRUCTURAL DYNAMICS RESEARCH CORPORATION
-------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[_]  No fee required.
[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)  Title of each class of securities to which transaction applies:

                                  Common Stock
-------------------------------------------------------------------------------
(2) Aggregate number of securities to which transaction applies:

                                   35,930,666
-------------------------------------------------------------------------------
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

                                     $25.00
-------------------------------------------------------------------------------
(4) Proposed maximum aggregate value of transaction:

                                 898,266,650
-------------------------------------------------------------------------------
(5) Total fee paid:
                                    $ 179,654
-------------------------------------------------------------------------------
[_] Fee paid previously with preliminary materials:

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1) Amount previously paid:
                                       N/A
-------------------------------------------------------------------------------
(2) Form, Schedule or Registration Statement no.:
                                       N/A
-------------------------------------------------------------------------------
(3) Filing Party:
                                       N/A
-------------------------------------------------------------------------------
(4) Date Filed:
                                       N/A
-------------------------------------------------------------------------------

                          PRELIMINARY PROXY STATEMENT,
                   SUBJECT TO COMPLETION, DATED JUNE 4, 2001

                    STRUCTURAL DYNAMICS RESEARCH CORPORATION
                               2000 Eastman Drive
                               Milford, Ohio 45150


Dear Shareholder:

         You are cordially invited to attend our special meeting of shareholders of Structural Dynamics Research Corporation, or SDRC, which will be held on ___________, 2001 at _:__ a.m., local time, at________________________________,
Dallas, Texas _____.

         At the special meeting, you will be asked to consider and vote on proposals to: (i) adopt and approve a merger agreement dated as of May 23, 2001 among Electronic Data Systems Corporation, a Delaware corporation, or EDS, Emerald Acquisition Corporation I, or Sub, a Delaware corporation and a direct wholly owned subsidiary of EDS, and SDRC, pursuant to which Sub will merge with and into SDRC, and approve the merger, (ii) grant our board of directors discretionary authority to adjourn the special meeting to solicit additional votes for adoption and approval of the merger agreement and approval of the merger, and (iii) transact such other business as may properly come before the meeting or any adjournment thereof. The merger agreement provides that, upon consummation of the merger, each share of Class A Common Stock, no par value, of SDRC, including the associated right to purchase common shares, issued and outstanding immediately prior to the merger, other than shares owned by EDS, its subsidiaries, us, our subsidiaries or by shareholders exercising dissenters' rights, will be converted into the right to receive $25 in cash.

         After careful consideration, our board of directors has determined that the merger agreement and the transactions contemplated by it are in the best interests of SDRC and its shareholders. Accordingly, the members of the board of directors unanimously approved the proposals and recommends that you vote FOR such proposals. The enclosed proxy statement more fully describes the details of the business to be conducted at the special meeting.

         After reading the proxy statement, please mark, date, sign and return the enclosed proxy card in the accompanying reply envelope as promptly as possible but no later than _______, 2001. No additional postage is necessary if mailed in the United States. You can also vote your shares using the Internet or the telephone. Instructions for using these convenient services are set forth on the enclosed proxy card. If you decide to attend the special meeting and would prefer to vote in person, please notify the Secretary of the Company that you wish to vote in person and your proxy will not be voted. YOUR VOTE IS VERY IMPORTANT. ADOPTION AND APPROVAL OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER REQUIRE THE AFFIRMATIVE VOTE OF HOLDERS OF TWO-THIRDS OF OUR TOTAL OUTSTANDING SHARES OF COMMON STOCK. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD, VOTE USING THE TELEPHONE OR OVER THE INTERNET, OR ATTEND THE SPECIAL MEETING IN PERSON.

         We look forward to seeing you at the special meeting.

                                         Sincerely yours,



                                         William J. Weyand
                                         Chairman of the Board and Chief
                                         Executive Officer
Milford, Ohio
________, 2001

                    STRUCTURAL DYNAMICS RESEARCH CORPORATION
                               2000 Eastman Drive
                               Milford, Ohio 45150

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                            TO BE HELD _______, 2001

TO OUR SHAREHOLDERS:

         You are cordially invited to attend the special meeting of shareholders of Structural Dynamics Research Corporation, an Ohio corporation, to be held on _________, 2001 at _:__ a.m., local time, at ________________, Dallas, Texas
_____, for the following purposes:

         1. To consider and vote on a proposal to adopt and approve a merger agreement dated as of May 23, 2001 among Electronic Data Systems Corporation, a Delaware corporation, or EDS, Emerald Acquisition Corporation I, or Sub, a Delaware corporation and a direct wholly- owned subsidiary of EDS, and SDRC, pursuant to which Sub will merge with and into SDRC, and approve the merger. The merger agreement provides that, upon consummation of the merger, each share of Class A Common Stock, no par value, of the Company, including the associated right to purchase common shares, issued and outstanding immediately prior to the Merger, other than shares owned by EDS, its subsidiaries, us and our subsidiaries or by shareholders exercising dissenters' rights, will be converted into the right to receive $25 in cash;

         2. To grant our board of directors discretionary authority to adjourn the special meeting to solicit additional votes for approval of the merger agreement and the merger; and

         3. To transact such other business as may properly come before the meeting or any adjournment thereof.

         The foregoing items of business are more fully described in the proxy statement that accompanies this Notice.

         Only shareholders of record at the close of business on ________, 2001 are entitled to notice of and to vote at the Special Meeting and at any continuation or adjournment thereof. A list of shareholders entitled to vote at the special meeting will be available for inspection at our executive offices.

         Our board of directors has unanimously approved the merger agreement and determined that the merger is advisable; that the merger agreement and the merger are in the best interests of our company and our shareholders; and that the terms of the merger agreement and the merger are fair to the shareholders. The Board unanimously recommends that you vote "FOR" the proposals and adopt and approve the merger agreement and approve the merger.

         All shareholders are cordially invited and encouraged to attend the special meeting. In any event, to assure your representation at the meeting, please carefully read the accompanying proxy statement which describes the matters to be voted on at the special meeting and vote by completing and mailing the enclosed proxy card to us or by voting by phone or over the internet as described in the instructions accompanying the enclosed proxy card. If you sign, date and return the enclosed proxy card in the reply envelope provided without indicating how you want to vote, your proxy will count as a vote in favor of the adoption of the merger agreement. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be returned to assure that all your shares will be voted. If you attend the special meeting in person, you may vote your shares personally on all matters even if you have previously returned a proxy card or voted by phone or over the Internet. The prompt return of your proxy card or your vote by phone or over the Internet will assist us in preparing for the special meeting.

         We look forward to seeing you at the special meeting.

                                    BY ORDER OF THE BOARD OF DIRECTORS



                                    John A. Mongelluzzo
                                    Secretary and General Counsel


Milford, Ohio
_________, 2001

         ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING IN PERSON. IN ANY EVENT, TO ENSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, YOU ARE URGED TO SIGN AND RETURN THE ENCLOSED PROXY CARD OR VOTE BY PHONE OR OVER THE INTERNET IN ACCORDANCE WITH THE INSTRUCTIONS ACCOMPANYING THE PROXY CARD TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE SPECIAL MEETING. YOUR VOTE IS VERY IMPORTANT. ADOPTION AND APPROVAL OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER REQUIRE THE AFFIRMATIVE VOTE OF HOLDERS OF TWO-THIRDS OF OUR TOTAL OUTSTANDING SHARES OF COMMON STOCK.

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Questions and Answers about the Merger.........................................1
SUMMARY........................................................................4
RISK FACTORS..................................................................13
THE SPECIAL MEETING...........................................................16
         General..............................................................16
         Date, Time and Place.................................................16
         Matters to Be Considered at the Special Meeting......................16
         Record Date..........................................................16
         Voting of Proxies....................................................16
         Vote Required........................................................17
         Quorum; Abstentions and Broker Non-Votes.............................17
         Solicitation of Proxies and Expenses.................................18
THE COMPANIES.................................................................19
         SDRC.................................................................19
         EDS and Sub..........................................................19
THE MERGER....................................................................21
         General Description..................................................21
         Background of the Merger.............................................21
         SDRC'S Reasons for the Merger; Recommendation of Board of Directors..27
         Opinion of SDRC's Financial Advisor..................................28
         Interests of Certain Persons in the Transactions.....................35
         Certain Beneficial Owners............................................38
         Management...........................................................39
         Material Federal Income Tax Consequences.............................43
         Anticipated Accounting Treatment of the Merger.......................44
         Regulatory Approvals Relating to the Merger..........................44
THE MERGER AGREEMENT..........................................................45
THE VOTING AGREEMENT..........................................................61
THE STOCK OPTION AGREEMENT....................................................62
OHIO STATUTORY DISSENTERS' RIGHTS.............................................63
OTHER MATTERS.................................................................66
SHAREHOLDER PROPOSALS.........................................................66

LIST OF APPENDICES
A - OPINION OF BEAR, STEARNS & CO., INC........................................A
B - AGREEMENT AND PLAN OF MERGER...............................................B
C - VOTING AGREEMENT ..........................................................C
D - OPTION AGREEMENT ..........................................................D
E - OHIO DISSENTERS' RIGHTS STATUTE............................................E

                    STRUCTURAL DYNAMICS RESEARCH CORPORATION
                               2000 Eastman Drive
                               Milford, Ohio 45150

                                 PROXY STATEMENT
                     FOR THE SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON ________, 2001

         The questions and answers beginning on this page relate to the merger of Sub with and into SDRC, which is referred to in the proxy statement as the "merger."

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

1     Q:     WHAT WILL HAPPEN IN THE MERGER?

      A: In the merger, Sub will be merged with and into SDRC, with SDRC surviving the merger as a wholly-owned subsidiary of EDS. Our common shareholders will receive cash payments of $25 per share for their shares of our stock.

2.    Q:     WHERE AND WHEN IS THE SPECIAL MEETING?

      A: SDRC's special meeting will take place at ______________, Dallas, Texas on _________________, at _______, local time.

3.    Q:     WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

      A: We are working to complete the merger during the third quarter of 2001, but we cannot assure you that we will meet this goal.

4.    Q:     WHAT ARE THE SHAREHOLDERS BEING ASKED TO VOTE UPON AT THE SPECIAL
             MEETING?

      A: The shareholders are being asked to adopt and approve the merger agreement and approve the merger of Sub into SDRC.

5.    Q:     WHAT VOTE IS REQUIRED FOR APPROVAL?

      A: Adoption and approval of the merger agreement and approval of the merger require the affirmative vote of holders of two-thirds of our total outstanding shares of common stock on the record date. All of our officers and directors have agreed to vote all of their shares of common stock (representing approximately 0.4% of the outstanding shares of common stock) for adoption and approval of the merger agreement and approval of the merger.

6.    Q:     HOW DOES THE BOARD OF DIRECTORS RECOMMEND THAT I VOTE?

      A: Our board of directors, by a unanimous vote of all directors, has approved the merger and the merger agreement and recommends that the shareholders vote FOR adoption and approval of the merger agreement and approval of the merger. The board of directors has determined that the merger is advisable and is fair to, and in the best interests of, our shareholders.

7.    Q:     WHAT HAPPENS IF I TRANSFER MY SHARES AFTER THE RECORD DATE?

      A: The merger will not occur until after the record date for the special meeting. Therefore, if you transfer your shares of common stock after the record date, but prior to the merger, you will retain the right to vote the shares at the special meeting, but you will lose the right to receive the merger consideration.

8.    Q:     WHAT DO I NEED TO DO NOW?

      A: After carefully reading and considering the information contained in this proxy statement, please respond by completing, signing and dating your proxy card or voting instructions and returning it in the enclosed, postage-paid envelope or voting by telephone or over the Internet as soon as possible so that your shares may be represented at the special meeting. To receive the merger consideration, you must hold your shares at the time the merger becomes effective.

9.    Q:     WHAT HAPPENS IF I DON'T RETURN A PROXY CARD?

      A: If you do not return your proxy card or vote by phone or over the Internet and you do not attend and vote at the special meeting, it will have the same effect as voting against the merger.

10.   Q:     MAY I VOTE IN PERSON?

      A: Yes. You may attend the special meeting and may vote your shares in person, rather than signing and mailing a proxy card or voting by telephone or over the Internet.

11.   Q:     MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED AND DATED PROXY
             CARD OR VOTED BY PHONE OR OVER THE INTERNET?

      A: Yes. You may change your vote at any time before your proxy card or phone or Internet vote is voted at the special meeting by following the instructions as detailed in "The Special Meeting - Voting of Proxies" on page ___. Before your proxy card or phone or Internet vote is voted, you may submit a new proxy card or phone or Internet vote or you may attend the special meeting and vote in person.

12.   Q:     IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY
             BROKER VOTE MY SHARES FOR ME?

      A: Your broker will vote your shares of common stock only if you provide instructions on how to vote. You should instruct your broker how to vote your shares, following the directions your broker provides. If you do not provide instructions to your broker and you do not attend and vote at the special meeting, your shares will not be voted and they will have the same effect as votes against the merger.

13.   Q:     DO I HAVE ANY RIGHTS TO AVOID PARTICIPATING IN THE MERGER?

      A: Yes. You have the right to withhold your vote for the merger, dissent and seek appraisal value for your shares.

14.   Q:     WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER?

      A: You will generally recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash you receive in the merger and the adjusted basis of your shares. The specific tax consequences to you depend on your particular circumstances. Accordingly, you are urged to consult your tax advisor as to the specific tax consequences to you of the merger, including the effects of state, local or other tax laws.

15.   Q:     SHOULD I SEND IN MY SHARE CERTIFICATES NOW?

      A: No. After the merger is completed, we will send you written instructions for exchanging your share certificates.

16.   Q:     WHO CAN HELP ANSWER MY QUESTIONS?

      A: If you have additional questions about the merger, you should contact ____________________________.

                                     SUMMARY

         This brief summary highlights selected information from this document and may not contain all of the information that is important to you. For a more complete understanding of the merger and for a more complete description of the legal terms of the merger, you should carefully read this entire document, the merger agreement, which is attached as Appendix B, and the other available information referred to in "Where you can find more information" on page ___. For convenience, Electronic Data Systems Corporation will be referred to in this proxy statement as "EDS" and Emerald Acquisition Corporation I will be referred to as "Sub."

THE COMPANIES (SEE PAGE ___)

STRUCTURAL DYNAMICS RESEARCH CORPORATION
2000 Eastman Drive
Milford, Ohio 45150
(513) 576-2400

         SDRC is a leading developer and global provider of software solutions for collaborative product development. Customers use our mechanical design automation and product knowledge management software solutions to develop mechanical products and manage information about their products. Our software solutions facilitate innovation through collaboration, enabling customers to optimize product development early in the design process, increase productivity and significantly improve time-to-market. Our software solutions enhance the efficiency of the design process, allowing product-related information to be distributed throughout the enterprise. These solutions are most valuable to companies seeking to accelerate their time to market for new products in response to increased competition. Complementing our software solutions, we support our customers with training, software implementation, consulting and hotline services. We have a worldwide professional services staff with extensive knowledge of information management, mechanical design technology and development processes.

         A broad range of customers use our software tools and services with the highest concentration of users in the automotive, electronics, industrial machinery and aerospace industries. Our products provide the productivity benefits of leading-edge capabilities, such as ease-of-use, team-oriented product development, best-in-class design, performance simulation, data sharing and integrated applications. Our software products are available on the leading engineering workstations using UNIX and Microsoft Windows operating systems.

ELECTRONIC DATA SYSTEMS CORPORATION
5400 Legacy Drive
Plano, Texas  75024
(972) 604-6000

         EDS has been a leader in the global information technology (IT) services industry for almost 40 years. EDS provides strategy, implementation and hosting services and solutions for clients managing the complexities of the digital economy, bringing together the world's best technologies to address its clients' critical business imperatives. EDS' end-to-end portfolio of services integrates four lines of business - Information Solutions, Business Process Management, E.solutions and A.T. Kearney - to help clients solve complex business issues and achieve results with technology. EDS' seven Global Industry Groups - Communications, Energy, Financial, Government, Health Care, Manufacturing and Retail, and Transportation
- work with each of EDS' lines of business and client executive teams to most effectively position the company within its target markets.

         On May 23, 2001, EDS announced its intention to acquire all of the shares of Unigraphics Solutions Inc., or UGS, that it did not currently hold. EDS currently holds all of the issued and outstanding Class B Common Stock of UGS and none of UGS' Class A Common Stock, which is publicly-traded. As a result of its ownership of the Class B Common Stock, EDS controls 98.4% of the voting power of UGS. Upon consummation of the acquisitions of both UGS and SDRC, EDS will establish a fifth line of business by combining the businesses of UGS and SDRC. The closing of the SDRC merger is not conditioned upon EDS completing its acquisition of UGS.

         Sub is a wholly-owned subsidiary of EDS. Sub was formed solely for the purpose of effecting the merger and has conducted no independent operations.

         Neither EDS nor Sub is an affiliate of SDRC.

OVERVIEW OF THE TRANSACTION

         When the merger occurs, Sub will be merged with and into SDRC, with SDRC surviving as a wholly-owned subsidiary of EDS. At that time, each issued and outstanding share of common stock will cease to be outstanding and will be converted into the right to receive $25.00 in cash, without interest.

RECOMMENDATION TO SHAREHOLDERS

         Our board of directors has determined that the merger is in the best interests of SDRC and our shareholders, and recommends that our shareholders vote FOR adoption and approval of the merger agreement and approval of the merger.

OPINION OF SDRC'S FINANCIAL ADVISOR (See pages ___ through ___)

         On May 23, 2001, Bear, Stearns & Co. Inc., or Bear Stearns, delivered an opinion to the SDRC board of directors that, as of the date of the opinion, the merger consideration to be received by SDRC's shareholders in the merger was fair, from a financial point of view, to the shareholders of SDRC. We have attached this opinion as Annex A to this proxy statement. We encourage you to read the opinion carefully in its entirety to understand the procedures followed, assumptions made, matters considered and limitations on the review undertaken by Bear Stearns in providing its opinion. The opinion of Bear Stearns is directed to the SDRC board of directors and does not constitute a recommendation to any SDRC shareholder with respect to any matter relating to the merger. We have paid Bear Stearns a fee that we believe is within the range of customary amounts for transactions of this nature.

THE SPECIAL MEETING (See page ___)

         The special meeting of our shareholders is scheduled to be held on __________, 2001 at ____, local time, at ________________, Dallas, Texas _____.

RECORD DATE; VOTING POWER (See pages __ through __)

         Our board of directors has fixed the close of business on _________, 2001 as the record date to determine holders of shares of our common stock entitled to notice of and to vote at the special meeting.

         On the record date, there were __________ shares of common stock outstanding and held by approximately ____ record holders. If you held common stock at the close of business on the record date, you are entitled to one vote per share on the approval of the merger agreement proposal.

VOTING SECURITIES AND VOTE REQUIRED (See pages ___ through ___)

Quorum

         In order for the special meeting to be held, a quorum must be present. A quorum is established when a majority of the outstanding shares of common stock are represented at the special meeting either in person or by proxy. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business.

Merger Proposal

         Our board of directors fixed the close of business on ___________, 2001 as the record date for determining those shareholders who are entitled to notice of and to vote at the special meeting. Only holders of common stock of record on our books at the close of business on the record date have the right to receive notice of and to vote at the special meeting. On the record date, there were _____________ shares of common stock issued and outstanding.

         You will have one vote for each share of common stock owned on the record date. Approval and adoption of the merger agreement and approval of the merger require the affirmative vote of the holders of two-thirds of the outstanding shares of common stock entitled to vote at the special meeting.

         Brokers who hold shares in street name for customers who are the beneficial owners of such shares may not give a proxy to vote those shares without specific instructions from their customers. Any abstention or broker non-vote will have the same effect as a vote against the adoption and approval of the merger agreement and approval of the merger.

         PROPERLY EXECUTED PROXIES THAT WE RECEIVE BEFORE THE VOTE AT THE SPECIAL MEETING THAT ARE NOT REVOKED WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS INDICATED ON THE PROXIES. IF NO INSTRUCTIONS ARE INDICATED, SUCH PROXIES WILL BE VOTED "FOR" THE PROPOSAL TO ADOPT AND APPROVE THE MERGER AGREEMENT AND TO APPROVE THE MERGER. ADDITIONALLY, THE PROXY HOLDER MAY VOTE THE PROXY IN HIS OR HER DISCRETION AS TO ANY OTHER MATTER THAT MAY COME PROPERLY BEFORE THE SPECIAL MEETING. IF NECESSARY, THE PROXY HOLDER MAY VOTE IN FAVOR OF A PROPOSAL TO ADJOURN THE SPECIAL MEETING IN ORDER TO PERMIT FURTHER SOLICITATION OF PROXIES IF THERE ARE NOT SUFFICIENT VOTES TO APPROVE A PROPOSAL AT THE TIME OF THE SPECIAL MEETING. HOWEVER, NO PROXY HOLDER WILL VOTE ANY PROXIES VOTED AGAINST APPROVAL AND ADOPTION OF THE MERGER AGREEMENT IN FAVOR OF A PROPOSAL TO ADJOURN THE SPECIAL MEETING.

         Each of our officers and directors is a party to a voting agreement with EDS, dated May 23, 2001. Each of the officers and directors has agreed, subject to the terms and conditions of the voting agreement, to vote all of the shares of common stock owned by him (representing approximately 0.4% of the outstanding shares of common stock entitled to vote at the special meeting) in favor of adoption and approval of the merger agreement and approval of the merger.

TERMS OF THE MERGER AGREEMENT (See pages ___ through ___)

         The merger agreement is attached to this proxy statement as Appendix B. You should read the merger agreement carefully. It is the legal agreement that governs the merger.

No Solicitation by SDRC

         Subject to the applicable fiduciary duties to its shareholders, our board of directors has agreed that we, our board, our subsidiaries and our affiliates will not do any of the following:

o continue any discussions or negotiations that were underway with any third party at the time of signing of the merger agreement with respect to a possible sale or merger or other business combination transaction involving SDRC;

o solicit, initiate or knowingly encourage any alternative business combination proposal;

o participate in any discussions or negotiations concerning, or provide any information or data or access to any of our properties in connection with an alternative business combination proposal;

o take any other action to facilitate, or that may lead to, the making of an alternative business combination proposal; or

o enter into any agreement with respect to an alternative business combination transaction.

Conditions Precedent

         The completion of the merger depends on the satisfaction of a number of conditions, including:

         o the affirmative vote of the holders of two-thirds of our outstanding shares of common stock;

         o the absence of any order of any court or other legal restraint preventing or prohibiting the merger;

         o the absence of any statute, code or regulation of a governmental entity preventing or prohibiting the merger and enacted since we signed the merger agreement;

         o the receipt of all regulatory approvals, including any which may be required from the Federal Trade Commission and the Department of Justice and any required by foreign antitrust or competition rules and regulations, and the expiration or termination of all applicable waiting periods;

         o the continued accuracy of each party's representations and warranties, other than inaccuracies that would not, in general, materially affect the party or the merger; and

         o the fulfillment in all material respects of each party's agreements contained in the merger agreement.

         Each party to the merger may waive any condition that is intended for its benefit, other than conditions that cannot be waived, such as shareholder approval, any HSR waiting period or a governmental restraint. If any of SDRC, Sub or EDS elects to waive a condition and complete the merger, we will evaluate the facts and circumstances giving rise to the waiver at that time. EVEN IF THE HOLDERS OF OUR COMMON STOCK ADOPT AND APPROVE THE MERGER AGREEMENT AND APPROVE THE MERGER, THERE CAN BE NO ASSURANCE THAT THE MERGER WILL BE CONSUMMATED.

Termination

         In addition to terminating upon mutual written consent, any party may terminate the merger agreement under the following circumstances:

         o the merger has not been completed on or before November 30, 2001, but this right to terminate the merger agreement will not be available to any party whose breach of the merger agreement has been the cause of or resulted in the failure to complete the merger by that date;

         o any governmental entity has issued a final judgment, order or decree, or a statute, code or regulation of a governmental entity has been enacted, preventing the consummation of the merger; or

         o the special meeting has been held and the requisite approval of our shareholders was not obtained.

         We may terminate the merger agreement under the following circumstances:

         o if EDS or Sub has materially breached the merger agreement and the breach is not curable or has not been cured within 20 days following receipt of written notice of such breach; or

         o prior to receiving shareholder approval if our board of directors, in compliance with its fiduciary duties, determines that a transaction proposal from a third party is superior to EDS' proposal, and EDS does not match that superior proposal;

         In addition, EDS, but not SDRC, may terminate the merger agreement under the following circumstances:

         o if we have breached a representation or warranty in the merger agreement or breached or failed to comply with any of our covenants or agreements in the merger agreement, and the breach or failure is not curable or has not been cured within 20 business days following receipt of written notice of such breach or failure;

         o if our board of directors withdraws, modifies or changes its recommendation or approval of the merger agreement or the merger in any manner which is adverse to EDS;

         o if we entered into an agreement with any entity other than EDS with respect to a competing takeover or merger proposal;

         o if our board of directors approves, recommends, fails to recommend against or takes no position with respect to an alternative business combination proposal from a party other than EDS;

         o if we do not timely mail this proxy statement to our shareholders or call or hold our special meeting;

         o if we exempt any acquisition of shares of our common stock from Ohio's interested shareholder statute or amend our rights plan for purposes of exempting an acquisition of shares of our common stock from the rights plan; or;

         o    if our board of directors resolves to do any of the foregoing.

TERMINATION FEE (See page __)

         We would be required to pay EDS a $30 million termination fee, plus EDS's out of pocket expenses up to $2 million, if the merger agreement is terminated under any of the following circumstances:

         o by EDS if (i) the merger has not been consummated by November 30, 2001, the requisite shareholder vote was not obtained or we have materially breached the merger agreement, and the breach cannot be or has not been timely cured, and (ii) at or prior to termination, we have received a competing takeover or merger proposal that has not been withdrawn or abandoned;

         o by EDS if (i) our board has withdrawn or modified its recommendation that our shareholders approve the merger in a manner adverse to EDS, (ii) our board has recommended or failed to recommend against any alternative business combination proposal,
              (iii) our board has exempted any acquisition of shares of our common stock from Ohio's interested shareholder statute or from our rights plan, (iv) we enter into an agreement with respect to an alternative business combination proposal, or (v) we do not timely mail this proxy statement to our shareholders or hold our special meeting; or

         o by SDRC, if our board of directors determines that an alternative business combination proposal from a party other than EDS is superior to EDS' proposal, and EDS does not match that superior proposal from another party.

         We would also be required to pay a $30 million termination fee if, within twelve months after either party terminates the merger agreement because our shareholders did not approve the merger, we enter into an agreement for an alternative business combination.

VOTING AGREEMENT

         Each of our officers and directors is a party to a voting agreement with EDS dated May 23, 2001. Each of the officers and directors has agreed, subject to the terms and conditions of the voting agreement, to vote all of the shares of common stock owned by him (representing approximately 0.4% of the outstanding shares of common stock entitled to vote at the special meeting) in favor of approval of the merger agreement, the merger and the transactions contemplated thereby. The voting agreement is attached to this proxy as Appendix C.

OPTION AGREEMENT

         In connection with the execution of the merger agreement, we granted an irrevocable option to EDS to purchase up to 10% of our issued and outstanding shares of common stock at an exercise price per share of $25.00. The option will not be exercisable unless an event occurs that causes the termination fee to become payable to EDS. If EDS receives the termination fee, EDS will be required to remit to us any proceeds it receives from us from the sale of the option or the underlying shares in excess of the termination fee. The option agreement is attached to this proxy as Appendix D.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES (See page ___)

         You will generally recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash you receive in the merger and the adjusted basis of your shares. The specific tax consequences to you depend on your particular circumstances. Accordingly, you are urged to consult your tax advisor as to the specific tax consequences to you of the merger, including the effects of state, local or other tax laws.

REGULATORY APPROVALS (See page __)

         The merger is subject to the requirements of the U.S. antitrust laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or HSR Act, which provides that the merger may not be consummated until the required waiting period has expired or early termination of the waiting period is granted. The Department of Justice and the Federal Trade Commission and any state regulator may challenge the merger at any time before or after its completion.

TREATMENT OF STOCK OPTIONS

         Each employee stock option to purchase shares of common stock vested and outstanding immediately prior to the merger will be canceled in exchange for cash equal to the difference between the $25.00 cash merger consideration and the exercise price per share of that option.

Each unvested option to purchase shares of common stock outstanding immediately prior to the merger, which does not vest as a result of the merger, will be canceled in exchange for, at EDS's option, either (i) cash equal to the difference between the $25.00 cash merger consideration and the exercise price per share of that option or (ii) an amount of cash equal to 25% of the amount described in (i) above plus an option to purchase EDS common stock options with a Black-Scholes value equal to 75% of the amount described in (i) above.

         EDS currently intends to exchange unvested options for the consideration described in (ii) above. However, EDS may determine to exchange the unvested options for the consideration described in (i) above, taking into consideration applicable tax, securities and other local laws in domestic and foreign jurisdictions.

         Each director stock option to purchase shares of common stock outstanding immediately prior to the merger, whether vested or unvested, will be canceled in exchange for cash equal to the difference between the $25.00 cash merger consideration and the exercise price per share of that option.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION (See page __)

         Some members of our board of directors and officers have interests in the merger that may differ from your interests as a holder of our common stock:

o Nineteen of our officers are parties to severance compensation agreements with SDRC. Pursuant to such agreements, they will become entitled to receive severance payments from us as a result of the merger. As a result of the merger, and assuming all nineteen officers' employment is terminated, our officers will receive a total of approximately $_____ million in cash under these agreements.

o Our directors and officers have entered into a voting agreement with EDS dated as of May 23, 2001. Pursuant to such agreement, they have agreed to vote their shares of our common stock in favor of the merger agreement and the merger.

o For a period of six years following completion of the merger, EDS will indemnify and will cause the surviving corporation in the merger to indemnify our and our subsidiaries' present and former directors and officers.

o Each outstanding option to purchase SDRC common stock held by our directors, whether vested or unvested, will be canceled and converted into a right to receive cash equal to the difference between the $25.00 cash merger consideration and the exercise price per share of the options.

o Each outstanding option to purchase SDRC common stock held by our officers, whether vested or unvested, will, pursuant to our officers' employment arrangements, be canceled and converted into a right to receive cash equal to the difference between the $25.00 cash merger consideration and the exercise price per share of the options.

o Five of our executive officers will receive payments under our Total Shareholder Return Plan, also referred to as the 2001 Long-Term Performance Plan, equal to two and one-half times each executive's current target award times an adjustment factor, with payments to these executives totaling approximately $___ million, assuming the maximum performance adjustment factor.

o The six executive officers are entitled to a tax "gross up" payment to cover excise taxes associated with IRC section 280G due to a change in control in the total amount of approximately $______.

         As of May 23, 2001, directors and executive officers of SDRC and their affiliates as a group owned approximately 0.4% of the outstanding shares of SDRC common stock. The approval and adoption of the merger requires the affirmative vote of two-thirds of our outstanding common stock as of the record date for the special meeting.

DISSENTERS' RIGHTS (See page __)

         Our common shareholders are entitled to dissenters' rights under
Section 1701.85 of the Ohio General Corporation Law. Holders of record must follow the steps summarized on page ___ properly and in a timely manner to perfect dissenters' rights. Persons having a beneficial interest in common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to take any of these required steps. Under Section 1701.85 of the Ohio General Corporation Law, the common shareholders who do not wish to accept the merger consideration provided for in the merger agreement and who follow the procedures set forth in Section 1701.85 will be entitled to have their common stock appraised and to receive payment in cash of the "fair value" of their common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by a court. The "fair value" may be more or less than the merger consideration. The full text of Section 1701.85 of the Ohio General Corporation Law is reprinted in its entirety as Appendix E.

                           FORWARD LOOKING STATEMENTS

         This proxy statement contains forward-looking statements within the `safe harbor' provisions of the Private Securities Litigation Reform Act of 1995 with respect to SDRC's financial conditions, results of operations and businesses and the expected impact of the merger on EDS and SDRC. Words such as `anticipates,' `expects,' `intends,' `plans,' `believes,' `seeks,' `estimates,' and similar expressions indicate forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. In evaluating the merger, you should carefully consider the discussion of risks and uncertainties in the immediately following section entitled `Risk Factors,' those set forth under `The Merger - Background of the Merger,' `The Merger - SDRC's Reasons for the Merger; Recommendation of the Board of Directors' and `The Merger - Opinion of SDRC's Financial Advisor,' and in the information included elsewhere in this proxy statement.

         Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the date of this proxy statement.

         All subsequent written and oral forward-looking statements attributable to SDRC or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. SDRC does not assume any obligation to update any such forward-looking statements to reflect events or circumstances after the date of this proxy statement.

                                  RISK FACTORS

         In addition to the other information contained in this proxy statement, you should carefully consider the following risk factors in deciding whether to vote for the merger. If any of the following risks actually occurs, our business and prospects may be seriously harmed. In such case, the trading price of our common stock could decline.

RISKS RELATED TO THE MERGER


FAILURE TO COMPLETE THE MERGER COULD NEGATIVELY IMPACT OUR STOCK PRICE AND FUTURE BUSINESS AND OPERATIONS.

         If the merger is not completed for any reason, we may be subject to a number of material risks, including the following:

         o We may be required to pay EDS a termination fee of $30 million, plus reimburse up to $2.0 million of EDS' expenses;

         o the price of our common stock may decline to the extent that the current market price of our common stock reflects a market assumption that the merger will be completed;

         o costs related to the merger, such as legal, accounting and financial advisor fees, must be paid even if the merger is not completed; and

         o EDS' option to purchase up to 10% of our outstanding shares for a period of nine months after termination of the merger agreement may become exercisable, which could have an adverse effect on the price of our common stock.

         In addition, our customers may, in response to the announcement of the merger, delay or defer decisions concerning us. Any delay or deferral in those decisions by our customers or suppliers could have a material adverse effect on us. Similarly, our current and prospective employees may experience uncertainty about their future roles with EDS until EDS's strategies with regard to our employees are announced or executed. This may adversely affect our ability to attract and retain key management, sales, marketing and technical personnel.

         Further, if the merger is terminated and our board of directors determines to seek another merger or business combination, there can be no assurance that it will be able to find a partner willing to pay an equivalent or more attractive price than the price to be paid in the merger. In addition, while the merger agreement is in effect, subject to compliance with applicable securities laws and fulfillment of its fiduciary duties, we are prohibited from soliciting, initiating, encouraging or entering into extraordinary transactions, such as a merger, sale of assets or other business combination, with any party other than EDS.


OUR OFFICERS AND DIRECTORS HAVE INTERESTS IN THE MERGER IN ADDITION TO THE INTERESTS OF OTHER SDRC SHAREHOLDERS. THESE DIFFERENT INTERESTS MAY INFLUENCE THEM TO SUPPORT OR APPROVE THE MERGER AGREEMENT AND THE MERGER.

         Our directors and officers participate in arrangements that provide them with interests in the merger that are different from, or in addition to, those of our shareholders generally, including the following:

         o Nineteen of our officers are parties to severance compensation agreements with SDRC. Pursuant to such agreements, they will become entitled to receive severance payments from us as a result of the merger. As a result of the merger, and assuming all nineteen officer's employment is terminated, our officers will receive a total of approximately $_____ million in cash under these agreements.

         o Our directors and officers have entered into a voting agreement with EDS dated as of May 23, 2001. Pursuant to such agreement, they have agreed to vote their shares of our common stock in favor of the merger agreement and the merger.

         o For a period of six years following completion of the merger, EDS will indemnify and will cause the surviving corporation in the merger to indemnify our and our subsidiaries' present and former directors and officers.

         o Each outstanding option to purchase SDRC common stock held by our directors, whether vested or unvested, will be canceled and converted into a right to receive cash equal to the difference between the $25.00 cash merger consideration and the exercise price per share of the options.

         o Each outstanding option to purchase SDRC common stock held by our officers, whether vested or unvested, will, pursuant to our officers employment agreement, be canceled and converted into a right to receive cash equal to the difference between the $25.00 cash merger consideration and the exercise price per share of the options.

         o Five of our executive officers will receive payments under our Total Shareholder Return Plan equal to two and one-half times each executive's current target award times an adjustment factor, with payments to these executives totaling $___ million assuming the maximum performance adjustment factor.

         o The six executive officers are entitled to a tax "gross up" payment to cover excise taxes associated with IRC section 280G due to a change in control in the total amount of approximately $______.

         As a result of these interests, our directors and officers could be more likely to vote to approve the merger agreement than if they did not hold these interests. Our shareholders should consider whether these interests may have influenced these directors and officers to support or recommend the merger.

                               THE SPECIAL MEETING

GENERAL

         We are furnishing this proxy statement to holders of SDRC's common stock in connection with the solicitation of proxies by SDRC's board of directors for use at SDRC's Special Meeting to be held on _______, 2001, and any adjournment or postponement of that meeting.

         This proxy statement is first being mailed to SDRC's shareholders on or about _______, 2001.

DATE, TIME AND PLACE

         SDRC's Special Meeting will be held on ________, 2001 at _:__a.m., local time, at ________________, Dallas, Texas _____.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

         At the special meeting and any adjournment or postponement of the special meeting, SDRC's shareholders will be asked:

         o to consider and vote upon the adoption and approval of the merger agreement and approval of the merger;

         o to grant SDRC's board of directors discretionary authority to adjourn the special meeting to solicit additional votes for adoption and approval of the merger agreement and approval of the merger; and

         o to transact such other business as may properly come before the special meeting.

RECORD DATE

         SDRC's board of directors has fixed the close of business on ________, 2001, as the record date for determination of SDRC's shareholders entitled to notice of and to vote at the special meeting.

VOTING OF PROXIES

         SDRC requests that its shareholders complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope, vote by telephone or over the Internet in accordance with the instructions accompanying the proxy card. Brokers holding shares in `street name' may vote the shares only if the shareholder provides instructions on how to vote. Brokers will provide instructions to beneficial owners on how to direct the broker to vote the shares. All properly executed proxies that SDRC receives prior to the vote at the special meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxies or, if no direction is indicated, to adopt and approve the merger agreement and to approve the merger. SDRC's board of directors does not currently intend to bring any other business before the special meeting and SDRC's board of directors is not aware of any other matters to be brought before the special meeting. If other business properly comes before the special meeting, the proxies will be voted in accordance with the judgment of the proxyholders.

         A shareholder may revoke his or her proxy at any time prior to its use:

         o by delivering to the secretary of SDRC a signed notice of revocation or a later-dated, signed proxy; or

         o    by attending the special meeting and voting in person.

         Attendance at the Special Meeting does not in itself constitute the revocation of a proxy.

VOTE REQUIRED

         As of the close of business on _________, 2001, there were _________ shares of SDRC common stock outstanding and entitled to vote. The holders of two-thirds of the outstanding shares of SDRC common stock as of the close of business on _________, 2001 must adopt and approve the merger agreement and approve the merger. SDRC shareholders have one vote per share of SDRC common stock owned on the record date.

         As of May 23, 2001, directors and officers of SDRC and their affiliates owned an aggregate of 145,000 shares of SDRC common stock (exclusive of any shares issuable upon the exercise of options) or approximately 0.4% of the shares of SDRC common stock outstanding on such date. Pursuant to a voting agreement, these officers and directors have agreed to vote all of their shares of SDRC common stock (or approximately 0.4% of SDRC's common stock outstanding as of May 23, 2001) for adoption and approval of the merger agreement. As of May 23, 2001, directors and executive officers of EDS did not own any shares of SDRC common stock. See `The Merger -- Interests of Certain Persons in the Merger.'

QUORUM; ABSTENTIONS AND BROKER NON-VOTES

         The required quorum for the transaction of business at the SDRC special meeting is a majority of the shares of SDRC common stock issued and outstanding on the record date. Abstentions and broker non-votes each will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum. Because adoption and approval of the merger agreement and approval of the merger requires the affirmative vote of two-thirds of the outstanding shares of SDRC common stock entitled to vote, abstentions and broker non-votes will have the same effect as votes against adoption of the merger agreement. In addition, the failure of an SDRC shareholder to vote, either by returning a proxy, voting by phone or over the Internet or by attending and voting at the special meeting will have the effect of a vote against adoption and approval of the merger agreement and approval of the merger. Brokers holding shares for beneficial owners cannot vote on the actions proposed in this proxy statement without the owners' specific instructions. Accordingly, SDRC shareholders are urged to return the enclosed proxy card marked to indicate their vote.

SOLICITATION OF PROXIES AND EXPENSES

         In addition to solicitation by mail, the directors, officers and employees of SDRC may solicit proxies from SDRC's shareholders by telephone, facsimile or in person. No additional compensation will be paid to directors, officers or employees of SDRC for any solicitations. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy materials to beneficial owners. The expenses of soliciting proxies, including expenses related to the printing and mailing of this proxy statement, are being paid by SDRC.

                                  THE COMPANIES

SDRC

         SDRC is a leading developer and global provider of software solutions for collaborative product development. Customers use our mechanical design automation and product knowledge management software solutions to develop mechanical products and manage information about their products. Our software solutions facilitate innovation through collaboration, enabling customers to optimize product development early in the design process, increase productivity and significantly improve time-to-market. Our software solutions enhance the efficiency of the design process, allowing product-related information to be distributed throughout the enterprise. These solutions are most valuable to companies seeking to accelerate their time to market for new products in response to increased competition. Complementing our software solutions, we support our customers with training, software implementation, consulting and hotline services. We have a worldwide professional services staff with extensive knowledge of information management, mechanical design technology and development processes.

         A broad range of customers use SDRC's software tools and services with the highest concentration of users in the automotive, electronics, industrial machinery and aerospace industries. SDRC's products provide the productivity benefits of leading-edge capabilities, such as ease-of-use, team-oriented product development, best-in-class design, performance simulation, data sharing and integrated applications. SDRC's software products are available on the leading engineering workstations using UNIX and Microsoft Windows operating systems.

EDS AND SUB

         EDS has been a leader in the global information technology (IT) services industry for almost 40 years. EDS provides strategy, implementation and hosting services and solutions for clients managing the complexities of the digital economy, bringing together the world's best technologies to address its clients' critical business imperatives. Currently, EDS' end-to-end portfolio of services integrates its four lines of business - Information Solutions, Business Process Management, E.solutions and A.T. Kearney - to help clients solve complex business issues and achieve results with technology. EDS' seven Global Industry Groups - Communications, Energy, Financial, Government, Health Care, Manufacturing and Retail, and Transportation - work with each of EDS's lines of business and client executive teams to most effectively position the company within its target markets.

         On May 23, 2001, EDS announced its intention to acquire all of the shares of UGS that it does not currently hold. EDS currently holds all of the issued and outstanding Class B Common Stock of UGS and none of UGS' Class A Common Stock, which is publicly-traded. As a result of its ownership of the Class B Common Stock, EDS controls 98.4% of the voting power of UGS. Upon consummation of the acquisitions of both UGS and SDRC, EDS will establish a fifth line of business by combining the businesses of UGS and SDRC. The closing of the SDRC merger is not conditioned upon EDS completing its acquisition of UGS.

         Sub is a wholly-owned subsidiary of EDS. Sub was formed solely for the purpose of effecting the merger and has conducted no independent operations.

         The principal executive offices of EDS and Sub are located at 5400 Legacy Drive, Plano, Texas 75024. The telephone number for each of these entities is (972) 604-6000.

         Neither EDS nor Sub is an affiliate of SDRC.

                                   THE MERGER

GENERAL DESCRIPTION

         At the time the merger becomes effective, Sub will be merged with and into SDRC. SDRC will be the surviving corporation in the merger. As a result of the merger, our common shareholders will receive $25.00 in cash, without interest, for each share of common stock they hold.

BACKGROUND OF THE MERGER

         In light of increasing consolidation in the software industry, together with increasing demand for SDRC's software that would require SDRC to make significant expenditures on software architecture and functionality development in order to remain competitive, in the fourth quarter of 2000, SDRC's board of directors started regularly reviewing with senior management strategic alternatives available to SDRC. Early in the fourth quarter of 2000, SDRC's management instructed its financial advisor, Sonenshine Pastor & Co., to give management an overview of strategic and financial factors affecting SDRC's industry in general. SDRC also requested that Sonenshine Pastor include in its overview an analysis of its business as a standalone company and following a strategic transaction, such as a merger, joint venture, acquisition, divestiture or spin-off, as a means to enhance business opportunities, performance and shareholder value.

         In October and November of 2000, SDRC management received telephone calls from several entities inquiring whether SDRC was interested in exploring a strategic transaction. In response to the calls, members of SDRC's management team had contact with these entities to explore on a preliminary basis strategic alternatives, but did not sign a confidentiality agreement with any of these entities at that time other than UGS.

         In July 2000, Mr. Anthony Affuso, chief executive officer of UGS, called Mr. William J. Weyand, SDRC's Chairman of the board and chief executive officer to set up a meeting to discuss possible strategic transactions between their companies. On October 9, 2000, Messrs. Affuso, and Douglas E. Barnett, vice president and chief financial officer of UGS, met with Messrs. Weyand and Glenn R. Weinkoop, SDRC's president and chief operating officer, to discuss possible business combination alternatives, including the possible acquisition of SDRC by UGS. A preliminary non-disclosure agreement was signed prior to the meeting.

         On November 2, 2000, the SDRC board of directors held a regular meeting. Messrs. Weyand and Weinkoop reported to the board that the company had received several inquiries regarding possible strategic transactions. Also, they reviewed with the board information on the company's industry received from Sonenshine Pastor. The board instructed Mr. Weinkoop to prepare a multi-year plan for growing SDRC's business and to have Sonenshine Pastor make a presentation to the board on the company's business and industry generally. The board also directed SDRC management to inform companies making inquiries that SDRC was open to hearing other companies' perspectives or proposals, but had not made any decision to pursue any sale, merger or other strategic transaction. SDRC management in turn instructed Sonenshine Pastor to assist SDRC in the exploration of other companies' perspectives.

         On December 7, 2000 the SDRC board of directors held a regular meeting. Messrs. H. Marshall Sonenshine and Stuart Ray of Sonenshine Pastor also attended the meeting. At the meeting, Mr. Wienkoop reviewed SDRC's business plan and principal strategic alternatives, and Sonenshine Pastor gave a presentation on maximizing shareholder value. Sonenshine Pastor outlined the following three potential strategies: (i) continue alone, (ii) sell a division of the company, spin-off part of the company or pursue another disaggregation strategy, or (iii) combine the entire company with another company. It also provided the board with a list of entities to consider for strategic transactions and divided the entities into a preferred group and a second group. The board formed a special board committee comprised of Messrs. John E. McDowell, Bannus B. Hudson and William P. Conlin to review strategic alternatives. The board authorized management to meet with, talk and listen to four companies from the preferred list that had communicated to the company an interest in marketing opportunities or a merger transaction.

         By letter dated January 10, 2001, SDRC retained Sonenshine Pastor to act as its financial advisor in connection with evaluating strategic alternatives, including a possible business combination with a select number of potential acquirers in SDRC's industry.

         On January 19, 2001, Messrs. Affuso and Barnett met with Messrs. Weinkoop, William A. Carrelli, SDRC's vice president of business development, and Jeffrey J. Vorholt, SDRC's chief financial officer, in Irvine, California to discuss how SDRC and UGS might efficiently be combined, and what the combined companies' financial structure would look like.

         On February 15, 2001, the SDRC board of directors held a regular meeting. Messrs. John W. Larson of Brobeck, Phleger & Harrison LLP, or Brobeck, special counsel to SDRC, and Sonenshine and Ray of Sonenshine Pastor also attended the meeting. Management updated the board on its contacts with various parties to discuss strategic transactions. Sonenshine Pastor made a presentation to the board outlining (i) overall market conditions affecting SDRC; (ii) strategic and financial issues in the current market from SDRC's perspective; and (iii) possible strategic alternatives. It also outlined for the board an updated list of entities most interested in entering into a strategic transaction with SDRC. The board directed SDRC's management, working with Sonenshine Pastor, to continue exploring potential business opportunities and strategic alternatives to improve revenue growth, profitability and shareholder value with the most attractive entities, including potential joint ventures, acquisitions and business combinations.

         From January 2001 through May 2001, SDRC explored a number of strategies to grow its business and increase shareholder value, including international and domestic transactions. During that time, SDRC signed confidentiality agreements with, and representatives of SDRC had preliminary discussions with, representatives of six different entities including affiliated entities EDS and UGS. SDRC had two all-day meetings with one of the six entities, other than EDS and UGS, and at the second of those meetings the entity's investment bankers were present. SDRC had at least five meetings with another entity. These meetings took place over a period of at least five months. After discussions with the six entities were concluded, EDS was the only entity that moved ahead with a firm offer to acquire SDRC.

         On February 22, 2001, Messrs. Affuso and Barnett met with Messrs. Weinkoop and Carrelli to discuss the potential merits of a strategic transaction. Following that session, each of EDS and UGS executed a confidentiality and standstill agreement with SDRC to replace the preliminary confidentiality agreement signed on October 9, 2000. On March 16, 2001, representatives of EDS, UGS and SDRC met to continue discussions.

         On March 22, 2001, a meeting took place in Plano, Texas, among representatives of EDS, UGS and SDRC, including Messrs. H. Tim Hatfield, EDS' managing director of business development and ventures, George Abigail, the then vice president-business development of EDS, Messrs. Weyand, Weinkoop and Carrelli as well as Messrs. Affuso and Barnett of UGS. Other participants included representatives of Dresdner Kleinwort Wasserstein, or DKW, financial advisor to EDS and representatives of Sonenshine Pastor. The parties discussed SDRC's financial forecasts and the possible strategic fit between SDRC on the one hand and either or both of EDS and UGS on the other.

         During the month of April 2001, SDRC, through Sonenshine Pastor, made certain additional information regarding SDRC available to EDS and UGS through DKW. In late April DKW confirmed EDS and UGS' continued interest in SDRC to Sonenshine Pastor following meetings it had conducted with EDS' finance committee on April 20 and with EDS' chief executive officer on April 22, 2001.

         On April 27, 2001, EDS engaged Greenhill & Co., or Greenhill, as an additional financial advisor in the matter.

         On May 3, 2001, a regular meeting of the SDRC board of directors was held. Messrs. Larson of Brobeck and Sonenshine and Ray of Sonenshine Pastor also attended the meeting. Sonenshine Pastor reported on the status of discussions with several companies, including EDS and UGS. Company management described in detail its meetings with representatives of EDS and UGS, and the status of contact with other entities. Sonenshine Pastor made a detailed presentation to the board regarding the financial outlook for SDRC as a stand alone company, the outlook for SDRC's industry, the financial results of EDS and UGS, the performance of the stock of EDS and UGS and possible forms of a business combination involving SDRC and EDS and SDRC and the other entities. Mr. Sonenshine emphasized that a transaction with EDS had not been agreed to, and that at least until the scheduled EDS board meeting later in May, the outcome of the discussions with EDS and its financial advisors would be uncertain. The board discussed its preference of a stock-for-stock transaction as opposed to a cash transaction. Mr. Larson outlined the board's legal obligations with respect to a possible business combination between EDS and SDRC, including the legal obligations if a cash or stock transaction was proposed to the board.

         On May 4, 2001, Messrs. Hatfield, Weyand, Weinkoop, Vorholt, Mongelluzzo, Carrelli and Barnett met in Cincinnati, Ohio. Also present were representatives of Sonenshine Pastor, Greenhill and DKW. At the meeting, the parties discussed the business, product and employee fit between SDRC and EDS.

         On May 8, 2001, representatives of Sonenshine Pastor and Greenhill met in New York to discuss preliminary structural and financial issues relevant to a potential transaction.

         On May 11, 2001, at a telephonic meeting, Mr. Weyand and representatives of Sonenshine Pastor updated members of the SDRC board on the meeting in New York and the possible transaction with EDS. Mr. Sonenshine again advised the SDRC board that the ultimate outcome of the discussions was still uncertain and would depend in part upon an EDS due diligence review and a meeting of the EDS board.

         On May 17 and 18, 2001, representatives of Sonenshine Pastor, Greenhill and DKW, as well as Mr. Hatfield, met in New York to begin negotiating a specific price and other terms of a possible transaction. While a stock-for-stock transaction had previously been discussed, EDS determined that it was only interested in moving forward with a cash deal.

         On May 18, 2001, counsel for EDS delivered a draft merger agreement to counsel for SDRC.

         Between May 18, 2001 and May 21, 2001, representatives of EDS, DKW and Greenhill continued their due diligence review of SDRC, supplementing due diligence begun in March 2001.

         Between May 19, 2001 and May 23, 2001, representatives of SDRC and EDS and each party's financial and legal representatives negotiated the terms of the merger agreement among Electronic Data Systems Corporation, Emerald Acquisition Corporation I, Inc. and SDRC.

         By letter dated May 21, 2001, SDRC retained Bear, Stearns & Co. Inc., or Bear Stearns, to render a fairness opinion in connection with a possible sale of SDRC to EDS.

         On May 21, 2001 a special telephonic meeting of the SDRC board of directors was held. Messrs. Larson and Rodrigo J. Howard of Brobeck, and Sonenshine and Ray of Sonenshine Pastor also attended the meeting. Mr. Sonenshine reported on negotiations between Sonenshine Pastor, DKW and Greenhill regarding the terms of a possible EDS acquisition of SDRC.

         On May 22, 2001, a regularly scheduled meeting of EDS' board of directors was held. All of EDS's board members were present. Also present were Messrs. Robert F. Greenhill and Jeffrey F. Buckalew, representatives of Greenhill, and Messrs. Kerry North and Brian R. MacLeod, representatives of DKW, who made a presentation to the EDS board on matters relating to the merger. Following this discussion, the EDS board unanimously approved the merger agreement.

         On May 23, 2001 a special meeting of the SDRC board of directors was held. All board members attended in person or telephonically. Also present were Messrs. Edward M. Rimland and several other representatives of Bear Stearns, Sonenshine and Ray and several other representatives of Sonenshine Pastor, and Larson and Howard, representatives of Brobeck. Sonenshine Pastor outlined for the board SDRC's industry, competition and prospects. Bear Stearns made a detailed financial presentation to the board on matters relating to the merger. The Brobeck representatives reviewed in detail the key terms of the merger agreement, including the no-shop, fiduciary out, closing conditions, termination provisions, break-up fee, voting agreement and the 10% stock option. They also briefed the board on its legal obligations in considering whether to approve the merger agreement. After a lengthy discussion of the merger agreement and merger, during which the board asked its financial and legal representatives detailed questions, the board unanimously approved the merger agreement. The decision by SDRC's board of directors involved the consideration of a number of factors, many of which had been considered as well at prior board meetings, including the following:

o under the EDS merger agreement, SDRC shareholders will receive for their shares merger consideration which is all cash, which provides certainty of value to SDRC shareholders in a time period which has been characterized by a high degree of volatility and adversity in SDRC's industry and in the prices of stocks of public companies in this industry;

o the merger consideration, which consists of $25.00 in cash per each share of SDRC stock, represented a 38.6% premium over the closing price per share of SDRC common stock at the close of business on May 22, 2001, and a 53% premium over the closing price per share of SDRC common stock over the preceding 30 day period ending on May 22, 2001;

o the fact that, under the terms of the merger agreement, the completion of the merger is not conditioned on EDS's ability to obtain financing and the board's view of the likelihood that the proposed acquisition would be consummated in light of the experience, reputation and financial capability of EDS;

o the fact that the $25.00 cash price per share merger consideration to be received by SDRC shareholders under the merger agreement compared favorably, according to a number of applicable valuation methodologies, to the consideration received by shareholders of other companies in a number of comparable transactions;

o the valuation multiples of revenues and earnings implied by the $25.00 cash price per share, compared to the recent and historical trading multiple of SDRC and comparable public companies;

o the opinion of Bear Stearns, delivered orally on May 23, 2001, and later confirmed in writing and more fully described in "Opinion of SDRC's Financial Advisor," that as of such date, and subject to assumptions made, matters considered and limitations on the review set forth in its opinion, the cash consideration in the merger was fair to SDRC's shareholders from a financial point of view as of that date;

o SDRC's management's view of the financial condition, competitive position and prospects, results of operations and businesses of SDRC before and after the expected closing date of the merger;

o the discounted cash flow analyses of management's forecasts for the business;

o the trading prices and volumes (as well as prospects for future growth in value) of SDRC's common stock;

o current financial market conditions and historical stock market prices, volatility and trading information;

o the belief that the terms of the merger agreement were reasonable in general;

o the belief that the terms of the merger agreement affecting the risk of non-consummation of the transaction were reasonable, including the provisions which generally require EDS to complete the merger if there is not a breach of an SDRC representation or warranty that would have a material adverse effect, as described in the merger agreement, on SDRC;

o    the competitive environment for companies generally in SDRC's business;

o the terms, conditions and effects of the 10% stock option agreement and the voting agreement;

o the "no-shop" provisions of the merger agreement limiting the ability of SDRC to negotiate with other companies regarding an alternative transaction; and

o the terms of SDRC's "fiduciary out" under the merger agreement which allows the SDRC board to furnish information to and engage in discussions and negotiations with a third party making an unsolicited offer if the SDRC board determines the offer is more favorable than the merger and furnishing information or engaging in discussions is required by the board's fiduciary duties to our shareholders to change its recommendation with respect to the merger and to terminate the merger agreement in the event of a superior proposal.

     SDRC's board also considered a number of potentially negative factors in its deliberations concerning the merger, including:

o the risk that the merger might not be consummated, and the impact of non-consummation on SDRC as an independent company;

o the fact that an all cash transaction would be taxable to SDRC shareholders for United States federal income tax purposes; and

o the amount of the termination fee and the events triggering payment of the termination fee under the merger agreement and the right to exercise the option under the option agreement.

     The EDS merger agreement and related transaction documents were signed by the parties on the afternoon of May 23, 2001. A press release announcing the transaction was issued and a conference call discussing the transaction was held that afternoon.

SDRC'S REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS

     The SDRC board unanimously determined that the merger agreement and the merger are advisable and are fair to and in the best interests of SDRC and its shareholders. The board consulted with SDRC's management and with Sonenshine Pastor, Bear Stearns and Brobeck in its consideration of the merger and the merger agreement, and considered the factors set forth above and the further factors set forth below, which the board determined to be the material factors regarding the merger. SDRC's board made such determinations, and recommends that the shareholders vote for the approval and adoption of the merger for the reasons set forth below:

o The board's review, together with its financial advisors, of possible alternatives to the merger with EDS, including potential business combinations and strategic alliances with other companies, revealed that none of the alternatives was reasonably likely to provide greater value to SDRC shareholders than the merger with EDS;

o The financial presentation made by Bear Stearns, including its opinion dated May 23, 2001, that as of that date, and subject to assumptions made, matters considered and limitations on the review set forth in its opinion, the cash consideration in the merger was fair to SDRC's shareholders from a financial point of view (See "--Opinion of SDRC's Financial Advisor" below);

o The SDRC board belief that the merger consideration was fair relative to its own assessment of SDRC's current and expected future financial condition, earnings, business opportunities, strategies and competitive position;

o    Limits on SDRC's growth potential, including:

         o risks relating to and current trends suggesting a decrease in SDRC's principal historical revenue source, its computer aided design, or CAD, business;

         o The need for a major capital investment to expand SDRC's faster growth project data management, or PDM, business, and the fact that such an investment would be at the expense of its CAD business and made with the absence of a guaranty that it would be successful; and

         o    Concerns in general over SDRC's gross and operating margins;

o The industry trend of customers preferring larger, stronger vendors with larger research and development budgets and integrated product offerings; and

o The significantly higher price-earnings ratios in large-cap companies compared to small-cap and medium-cap companies such as SDRC.

     The SDRC board believed that each of the above factors generally supported its determination and recommendation. The SDRC board also considered a number of disadvantages of the proposed transaction in its deliberations concerning the merger including:

o The fact that SDRC shareholders would receive cash in the merger and could not have the opportunity to participate in any further increase in the value of SDRC resulting from the merger and further improvements in SDRC's business;

o the amount of the termination fee and the events triggering payment of the termination fee under the merger agreement and the right to exercise the option under the option agreement;

o    The tax consequences of the merger on SDRC shareholders; and

o    The risk that the merger might not be consummated.

     The board of directors concluded, however, that many of these risks could be managed or mitigated or were unlikely to have a material impact on the merger, and that, overall, the disadvantages, risk, uncertainties, restrictions and potentially negative factors associated with the merger were outweighed by the potential benefits of the merger.

     The foregoing discussion of information and factors considered and given weight by our board of directors is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the merger, our board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. In addition, individual members of our board of directors may have given different weights to different factors.

     For the reasons discussed above, SDRC's board unanimously approved the merger agreement and the merger, and has determined that the merger is advisable and fair to and in the best interests of SDRC and its shareholders. The SDRC board unanimously recommends that the SDRC shareholders vote "FOR" approval of the merger agreement and the merger.

     In considering the recommendation of the board, you should be aware that some of our directors have interests in the merger that are different from or in addition to the interests of our shareholders generally. The board was aware of these interests and considered them, among other matters, in approving the merger agreement and the merger. See "--Interests of Certain Persons in the Transaction."

OPINION OF SDRC'S FINANCIAL ADVISOR

     We engaged Bear Stearns to render a fairness opinion based on Bear Stearns' experience and expertise. Bear Stearns is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Bear Stearns, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

     At the May 23, 2001 meeting of our board of directors, Bear Stearns delivered its oral opinion, which was subsequently confirmed in writing, to the effect that, as of the date of the opinion, and subject to the assumptions, qualifications and limitations set forth in the written opinion, the merger consideration of $25.00 in cash per share of SDRC common stock - which we refer to as the merger consideration - was fair, from a financial point of view, to our shareholders.

     THE SUMMARY OF THE BEAR STEARNS OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION WHICH IS ATTACHED AS ANNEX A TO THIS PROXY STATEMENT. We urge you to read the opinion in its entirety. This opinion sets forth the assumptions made, matters considered and qualifications and limitations on the review undertaken by Bear Stearns and is incorporated herein by reference.

     In reading the discussion of the fairness opinion set forth below, our shareholders should be aware that Bear Stearns' opinion:

     o was provided to our board of directors for its use in consideration of the merger;

     o did not address our underlying business decision to pursue the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for SDRC or the effects of any other transactions in which we might engage;

     o did not constitute a recommendation to our board of directors as to how to vote in connection with the merger; and

     o does not constitute a recommendation to any of our shareholders as to how to vote in connection with the merger.

     Although Bear Stearns evaluated the fairness, from a financial point of view, of the merger consideration to our shareholders, the merger consideration itself was determined by EDS and us through arm's-length negotiations. Except as discussed below, we did not provide specific instructions to, or place any limitations on, Bear Stearns with respect to the procedures to be followed or factors to be considered by it in performing its analyses or providing its opinion.

     In arriving at its opinion, Bear Stearns, among other things:

     o   reviewed the merger agreement;

     o reviewed SDRC's Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 1998 through 2000, its Quarterly Report on Form 10-Q for the period ended March 31, 2001 and its Reports on Form 8-K for the three years ended May 23, 2001;

     o reviewed certain operating and financial information, including projections for the three years ended December 31, 2003, provided to Bear Stearns by management relating to our business and prospects;

     o met with certain members of SDRC's senior management to discuss SDRC's business, operations, historical and projected financial results and future prospects; reviewed the historical prices, trading multiples and trading volume of our common shares;

     o reviewed publicly available financial data, stock market performance data and trading multiples of companies which Bear Stearns deemed generally comparable to us;

     o reviewed the terms of recent mergers involving companies which SDRC deemed generally comparable to SDRC and the merger;

     o performed discounted cash flow analyses based on the projections for SDRC furnished to us; and

     o conducted such other studies, analyses, inquiries and investigations as Bear Stearns deemed appropriate.

     In preparing its opinion, Bear Stearns relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information, reviewed by Bear Stearns, including, without limitation, the projections provided to Bear Stearns by SDRC. With respect to SDRC's projected financial results, Bear Stearns assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of SDRC as to the expected future performance of SDRC.

     Bear Stearns also assumed that the merger will be consummated in a timely manner in accordance with the terms described in the merger agreement, without any regulatory limitations, restrictions, conditions, amendments or modifications that collectively would have a material effect on SDRC. In arriving at its opinion, Bear Stearns did not perform or obtain any independent appraisal or valuations of the assets or liabilities (contingent or otherwise) of SDRC, nor was it furnished with any such appraisals. During the course of its engagement with SDRC, Bear Stearns was not asked to, and did not, solicit indications of interest from any third parties regarding a transaction with SDRC and no opinion is provided as to whether a transaction resulting in a higher purchase price would have resulted from such a solicitation.

     In addition, Bear Stearns did not express any opinion as to the price or range of prices at which shares of SDRC common stock may trade subsequent to the announcement of the merger. Bear Stearns' opinion was necessarily based on economic, market and other conditions, and the information made available to Bear Stearns, as of the date of its opinion. Bear Stearns assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after that date.

     The following is a summary of the material valuation and financial and comparative analyses considered by Bear Stearns in connection with the rendering of the Bear Stearns opinion. This summary does not purport to be a complete description of the analyses underlying the Bear Stearns opinion and is qualified in its entirety by reference to the full text of the Bear Stearns opinion.

     In performing its analysis, Bear Stearns made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Bear Stearns and SDRC. Any estimates contained in the analysis performed by Bear Stearns are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by this analysis. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities may actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, Bear Stearns' opinion was among several factors considered by the SDRC board of directors in making its determination to approve the merger agreement and the merger.

     COMPARABLE COMPANY ANALYSIS. Bear Stearns compared certain financial, trading and valuation information for SDRC to certain publicly available financial, trading and valuation information for selected companies, which, in Bear Stearns' judgment, were comparable to SDRC for purposes of this analysis. With respect to SDRC, Bear Stearns analyzed the following six companies:

o    Matrixone, Inc.

o    Unigraphics Solutions, Inc.

o    Parametric Technology Corporation

o    Mentor Graphics Corporation

o    MSC.Software Corporation

o    Autodesk, Inc.

     Bear Stearns' analysis was based on closing stock prices as of May 22, 2001. The table set forth below includes a summary of: (i) the multiples of price to earnings for calendar year 2000, projected calendar year 2001 and projected calendar year 2002 and (ii) the multiples of enterprise value to EBIT and enterprise value to revenue for the latest twelve months, projected calendar year 2001 and projected calendar year 2002:


                             PRICE / EARNINGS                               ENTERPRISE VALUE / EBIT
             -----------------------------------------------     ---------------------------------------------
                                CALENDAR          CALENDAR                        CALENDAR          CALENDAR
               CALENDAR         YEAR 2001         YEAR 2002                       YEAR 2001         YEAR 2002
              YEAR 2000        ESTIMATE(1)       ESTIMATE(1)        LTM(2)       ESTIMATE(1)       ESTIMATE(1)
             -------------    -------------     ------------     ------------   -------------    -------------
Merger           49.0x            27.1x             18.0x            36.8x          21.7x             12.2x

SDRC at
market           34.9x            19.3x             12.8x            23.8x          14.0x              7.9x

Range for
SDRC
Comparable
Companies      18.3x-44.3x     17.3x-22.5x       14.3x-25.0x      15.6x-42.3x     9.8x-17.3x        7.8x-13.8x

Harmonic
Mean for
SDRC
Comparable
Companies(3)     25.7x            19.0x             17.2x            21.7x          11.8x              9.5x

Median for
SDRC
Comparable
Companies        25.7x            18.4x             16.5x            20.7x          11.2x              8.7x


                      ENTERPRISE VALUE / REVENUE
              ----------------------------------------
                            CALENDAR        CALENDAR
                            YEAR 2001       YEAR 2002
                LTM(2)     ESTIMATE(1)     ESTIMATE(1)
              ----------  ------------    ------------
Merger           1.7x         1.6x            1.4x

SDRC at
market           1.1x         1.0x            0.9x

Range for
SDRC
Comparable
Companies      1.7x-8.8x    1.5x-6.3x      1.3x-4.2x

Harmonic
Mean for
SDRC
Comparable
Companies(3)     2.5x         2.2x            2.0x

Median for
SDRC
Comparable
Companies        2.5x         2.3x            2.0x

----------
(1) Projected results of SDRC are based on projections provided by SDRC management.
(2)  Latest twelve months.
(3) The harmonic mean of the comparable company multiples is the reciprocal of the arithmetic mean of the reciprocals of the comparable company multiples.


         Bear Stearns noted that, for calendar year 2000, projected calendar year 2001 and projected calendar year 2002, price to earnings multiples of the merger were above the harmonic mean and the median for SDRC comparable companies. Bear Stearns also noted that for the latest twelve months, projected calendar year 2001 and projected calendar year 2002, multiples of the enterprise value to EBIT of the merger were above the harmonic mean and median for SDRC comparable companies. Bear Stearns further noted that none of the SDRC comparable companies are identical to SDRC and that, accordingly, any analysis of comparable companies necessarily involved complex consideration and judgments concerning differences in financial and operating characteristics and other factors that would necessarily affect the relative trading value of SDRC versus the companies to which SDRC was compared.

PREMIUM ANALYSIS. Bear Stearns conducted an analysis of the implied premium paid to SDRC. Bear Stearns noted that, based upon the closing sales prices for our common stock as of May 22, 2001, the purchase price of $25.00 resulted in an implied one-day premium to our shareholders equal to approximately 38.6%. Based on the average closing prices of our common stock for the 20 days ending May 22, 2001, the implied premium to our shareholders is 45.4%. Based on 52-week high price of our common stock and 52-week low price of our common stock, the purchase price of $25.00 resulted in an implied premium to SDRC shareholders of 36.8% and 203.0%, respectively. The results of Bear Stearns' premium analysis are set forth below:

                                                                             IMPLIED
      SDRC COMMON STOCK PRICES:                       STOCK PRICE       PREMIUM/(DISCOUNT)
--------------------------------------------          -----------       ------------------
Closing Stock Price 5/22/2001                            $18.04               38.6%
20 Trading Days Average                                  $17.19               45.4%
52-Week High(1)                                          $18.28               36.8%
52-Week Low(1)                                            $8.25              203.0%

----------
(1)  Based on closing price as of May 22, 2001.

COMPARABLE TRANSACTION ANALYSIS. Bear Stearns reviewed and analyzed certain of the publicly available financial terms of four selected merger and acquisition transactions which, in Bear Stearns' judgment, were in the relevant industry and reasonably comparable to the merger, and compared the financial terms of these transactions to those of the merger. The four transactions were:

o    Unigraphics Solutions, Inc./Engineering Animation, Inc.

o    Cadence Design Systems, Inc./OrCAD, Inc.,

o    Cadence Design Systems, Inc./Quickturn Design Systems, Inc.

o    Siebe Plc./Wonderware Corp.

         Bear Stearns reviewed the prices paid in these transactions and analyzed various financial information and imputed valuation multiples. Bear Stearns' analysis of the comparable transactions indicated that the range of enterprise value multiples and equity value multiples for the latest twelve months as of the transaction date for the comparable transactions and for the merger were as indicated below:


                                                        ENTERPRISE VALUE/LTM (1)
                                       ---------------------------------------------------     EQUITY VALUE / LTM (1)
                                          REVENUES            EBITDA              EBIT               NET INCOME
                                       -------------      -------------     --------------     ----------------------
Merger                                      1.7x               11.6x             36.8x                  45.6x

Range of Multiples for Comparable
   Transactions                          1.8x - 3.3x       9.9x - 15.8x      13.4x - 27.5x          22.8x - 40.3x

Harmonic Mean for
   Comparable Transactions                  2.4x               12.1x             18.1x                  29.1x

Median for
   Comparable Transactions                  2.4x               12.8x             20.5x                  31.5x

----------
(1) Latest twelve months

Bear Stearns also reviewed the range of forward enterprise value multiples as of the transaction date for the comparable transactions. The source for projected financial results for the companies involved in the comparable transactions was Wall Street research reports.


                                          Current Year Forward                           Next Calendar Year Forward
                              ---------------------------------------------    ---------------------------------------------
                                  Enterprise Value/                              Enterprise Value /
                              ---------------------------     Equity Value /   -----------------------        Equity Value /
                                Revenues          EBIT          Net Income       Revenues        EBIT           Net Income
                              ------------       ------       --------------   ------------     ------        --------------
Merger                            1.6x            21.7x           27.1x            1.4x          12.2x            18.0x

Range of Multiples for
   Comparable Acquisitions     1.1x - 3.2x    10.9x - 19.7x   19.5x - 31.3x    2.0x - 2.6x    12.8x - 29.4x   21.0x - 44.9x

Harmonic Mean for Comparable
   Acquisitions                   1.8x            14.0x           24.0x            2.3x          17.8x            28.6x

Median for Comparable
   Acquisitions                   2.0x            15.3x           25.4x            2.3x          21.1x            32.9x

For the current year forward, Bear Stearns noted that the merger multiples were within the range of multiples or higher for comparable acquisitions, and were generally consistent with both the harmonic mean and median of the comparable transaction multiples. Bear Stearns also noted that none of the comparable acquisitions was identical to the merger and that, accordingly, any analysis of the comparable acquisitions necessarily involved complex consideration and judgments concerning the differences in financial and operating characteristics and other factors that would necessarily affect the acquisition value of SDRC versus the acquisition values of the companies in the comparable acquisitions.

Bear Stearns conducted an analysis comparing the implied premium paid to SDRC to implied premiums in the comparable transactions. The results of Bear Stearns' analysis are indicated below:

                                                        PREMIUM OVER CLOSING PRICE
                                                 ------------------------------------------
                                                 ONE DAY PRIOR TO       FOUR WEEKS PRIOR TO
                                                   ANNOUNCEMENT            ANNOUNCEMENT
                                                 ----------------       -------------------
      Merger                                          38.6%                    49.2%

      Range for Comparable Transactions           23.1% - 50.0%           35.6% - 103.7%

      Mean for Comparable Transactions                33.6%                    70.3%

      Median for Comparable Transactions              30.6%                    71.0%

Bear Stearns noted that the implied premiums paid in the Merger were within the range for comparable transactions and were generally consistent with both the mean and median of the comparable transaction premiums one day prior to announcement.

DISCOUNTED CASH FLOW ANALYSIS. Bear Stearns performed a discounted cash flow analysis to determine an indicative range of present values of SDRC, assuming SDRC continued to operate as a stand-alone entity in a manner consistent with its projections. In order to calculate this range, Bear Stearns first determined SDRC's implied enterprise value by adding:

     o The present value of the estimated future unlevered free cash flows that SDRC would generate over the three year period through fiscal year 2003 if it operated in manner consistent with its projections; and

     o The present value of SDRC's "terminal value" at the end of fiscal year 2003.

Our terminal value at the end of the projection period was calculated by applying a range of multiples of enterprise values to estimated fiscal year 2003 revenue and EBIT and a range of multiples of equity values to 2003 unlevered net income. Bear Stearns used an enterprise value to revenue multiple range of 1.0x to 1.5x, an EBIT multiple range of 10.0x to 12.0x and an unlevered net income multiple range of 14.0x to 17.0x when calculating SDRC's terminal value. The present value of the sum of the projected unlevered free cash flows and the terminal value was calculated using a range of discount rates of 13.5% to 17.5%. This discount rate range was determined based on an estimate of SDRC's weighted average cost of capital. Based on this analysis, the per share value corresponding to the indicative enterprise value range was approximately $18.72 to $29.67.

         Bear Stearns also performed a sensitivity analysis on the discounted cash flow analysis by analyzing the effect of a hypothetical decrease in the EBIT margin of SDRC while using a constant discount rate of 15.5%. For example, if SDRC's EBIT margin were lowered by 2% in each year and EBIT exit multiples of 10.0x to 12.0x were utilized, the indicative per share value range was approximately $22.83 to $25.76 as compared to $25.35 to $28.70 without such decreases.

         The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analyses and the application of these methods to the particular circumstances involved. The opinions are therefore not readily susceptible to partial analysis or summary description, and taking portions of the analyses set out above, without considering the analysis as a whole, would, in the view of Bear Stearns, create an incomplete and misleading picture of the processes underlying the analyses considered in rendering its opinion. Bear Stearns did not form a judgment as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. In arriving at its opinion, Bear Stearns considered the results of its separate analyses but did not attribute particular weight to any one analysis or factor. The analyses performed by Bear Stearns, particularly those based on estimates and projections, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by these analyses. These analyses were prepared solely as part of the Bear Stearns analysis of the fairness, from a financial point of view, of the purchase price to be paid to the shareholders of SDRC.

         Pursuant to the terms of its engagement letter with Bear Stearns, we paid Bear Stearns a fee that we believe is within the range of customary amounts for transactions of this nature. We have also agreed to indemnify Bear Stearns against certain liabilities in connection with its engagement, including certain liabilities under the federal securities laws.

         Bear Stearns may provide financial advisory and financing services to the company surviving the merger and/or its affiliates and may receive fees for the rendering of these services. In the ordinary course of its business, Bear Stearns may actively trade the securities of SDRC and/or EDS for its own account and for the accounts of its customers and, accordingly, Bear Stearns may at any time hold a long or short position in these securities.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTIONS

         In considering the recommendation of the board of directors, you should be aware that some of the members of our board have interests in the merger that are different from, or in addition to, your interest as a shareholder generally. These conflicts of interest are further described below.

Total Consideration Payable to Directors and Executive Officers

         SDRC's directors and officers will receive payments or other benefits as a result of the merger from several sources:

         o Nineteen of our officers are parties to severance compensation agreements with SDRC. Pursuant to such agreements, they will become entitled to receive severance payments from us as a result of the merger. As a result of the merger, and assuming all nineteen officer's employment is terminated, our officers will receive a total of approximately $_____ million in cash under these agreements.

         o Our directors and officers have entered into a voting agreement with EDS dated as of May 23, 2001. Pursuant to such agreement, they have agreed to vote their shares of our common stock in favor of the merger agreement and the merger.

         o For a period of six years following completion of the merger, EDS will indemnify and will cause the surviving corporation in the merger to indemnify our and our subsidiaries' present and former directors and officers.

         o Each outstanding option to purchase SDRC common stock held by our directors, whether vested or unvested, will be canceled and converted into a right to receive cash equal to the difference between the $25.00 cash merger consideration and the exercise price per share of the options.

         o Each outstanding option to purchase SDRC common stock held by our officers, whether vested or unvested, will, pursuant to our officer's employment arrangements, be canceled and converted into a right to receive cash equal to the difference between the $25.00 cash merger consideration and the exercise price per share of the options.

         o Five of our executive officers will receive payments under our Total Shareholder Return Plan equal to two and one-half times each executive's current target award times an adjustment factor, with payments to these executives totaling approximately $___ million, assuming the maximum performance adjustment factor.

         o The six executive officers are entitled to a tax "gross up" payment to cover excise taxes associated with IRC section 280G due to a change in control in the total amount of approximately $____.

         2001 Long-Term Performance Plan: On February 15, 2001, SDRC's board of directors approved in principal a 2001 Long-Term Performance Plan, or Total Shareholder Return Plan, to retain and motivate the top executives of SDRC, who did not receive stock options during 2001. The plan was approved by the compensation committee of the board on May 2, 2001. Under the terms of the 2001 Long-Term Performance Plan, the consummation of the merger will constitute a "Change in Control." Upon the occurrence of a Change in Control, a participating executive officer will receive a lump sum payment equal to 25% of the executive's current target award times a "TSR Adjustment Factor," as such terms are defined in the plan, plus the remaining current target award times a "TSR Adjustment Factor," plus two and one-half times of the remaining current target award times a "TSR Adjustment Factor." The TSR adjustment factor is determined by the financial performance of SDRC in relation to the financial performance of [18] other companies in the software industry. The following executive officers are participants in this plan:

                                                                                        MAXIMUM AMOUNT PAYABLE
                 NAME                                    TITLE                         (EXCLUDING 280G PAYMENTS
---------------------------------        -------------------------------------         ------------------------
William J. Weyand                        Chairman of the Board and Chief                     $__________
                                         Executive Officer

Glenn R. Weinkoop                        President and Chief Operating                       $__________


                                         Officer

John A. Mongelluzzo                      Vice President-Business                             $__________
                                         Administration, Secretary and
                                         General Counsel

Jeffrey J. Vorholt                       Vice President, Chief Financial                     $__________
                                         Officer and Treasurer

Deborah G. Davis                         Vice President, Human Resources                     $__________

         Severance Compensation Agreements: A total of 19 key employees of SDRC are parties to severance compensation agreements with SDRC, including six executive officers. Under the terms of the severance compensation agreements, the consummation of the merger will constitute a "Change in Control." Upon the occurrence of a Change in Control, in the event such personnel give us or receive from us a Notice of Termination, as such term is defined in the agreement, such personnel will be entitled to certain benefits. Such benefits include (i) payment of pro-rated base salary, unused vacation and bonus awards under the Incentive Compensation Plan; and (ii) a lump sum equal to either one year or two and one-half years annual base salary, depending on the executive. The amounts payable under the agreements are "grossed up" to the six executive officer participants to pay excise tax under section 280G of the internal revenue code. Additionally, if any excise tax, interest or penalty is imposed upon those executive officers due to payments received under a severance compensation agreement, we will reimburse these executive officers for such payments. Potential amounts payable under the severance compensation agreements are as follows:

                                                                                                               TOTAL 280G
                                                                                                                GROSS UP
                                                                          TOTAL SEVERANCE COMPENSATION          ESTIMATE
                                                                           AGREEMENT ESTIMATED PAYMENT      (INCLUDING AMOUNTS
                                                                               (EXCLUDING TSR PLAN              PAYABLE DUE
         NAME                                  TITLE                            AND 280G PAYMENTS)            TO THE TSR PLAN)
-------------------------      --------------------------------------        ----------------------           ----------------
William J. Weyand              Chairman of the Board and Chief                     $__________
                               Executive Officer

Glenn R. Weinkoop              President and Chief Operating Officer               $__________

William Gascoigne              Executive Vice President-Worldwide                  $__________
                               Operations

John A. Mongelluzzo            Vice President-Business                             $__________
                               Administration, Secretary and
                               General Counsel

Jeffrey J. Vorholt             Vice President, Chief Financial                     $__________
                               Officer and Treasurer

Deborah G. Davis               Vice President, Human Resources                     $__________

         Payment for Common Stock and Options: Shares of common stock and stock options held by our directors and the nineteen officers with severance compensation agreements with SDRC with stock options granted under our 1994 Long-Term Stock Incentive Plan shall be immediately vested upon consummation of the merger, and our directors and officers shall be entitled to cash in an amount equal to the difference between the $25.00 cash merger consideration and the exercise price per share of that option. See "Overview of the Transaction" and "Treatment of Stock Options."

         Each of our officers and directors is a party to a voting agreement with EDS, dated May 23, 2001. Each of the officers and directors has agreed, subject to the terms and conditions of the voting agreement, to vote all of the shares of common stock owned by him (representing approximately 0.4% of the outstanding shares of common stock entitled to vote at the special meeting) in favor of approval of the merger agreement, the merger and the transactions contemplated thereby.

         Pursuant to the merger agreement, EDS has agreed for six years after the effective time of the merger to cause the surviving company to maintain in effect directors' and officers' liability insurance policies with coverage at least equal to the coverage provided under our current policies if purchasable at a price equal to up to 200% of our current annual premium and to assume the indemnification obligations of the pre-merger company with respect to our directors and officers.

CERTAIN BENEFICIAL OWNERS

         Under Section 13(d) of the Securities Exchange Act of 1934 and the rules promulgated thereunder, a beneficial owner of a security is any person who directly or indirectly has or shares voting power or investment power over such security. Such beneficial owner under this definition need not enjoy the economic benefit of such securities. The following shareholders are known by us to be the beneficial owners of 5% or more of our common stock as of May 23, 2001:

                                                                                AMOUNT AND NATURE OF     PERCENT OF
        TITLE OF CLASS               NAME AND ADDRESS OF BENEFICIAL OWNER             OWNERSHIP            CLASS
----------------------          ------------------------------------------      --------------------     -----------
Common Stock                    State of Wisconsin Investment Board             6,133,500 shs.(1)           17.28%
                                P.O. Box 7842
                                Madison, WI 53707

Common Stock                    Merrill Lynch & Co.                             3,004,349 shs.(2)            8.34%
                                (on behalf of Merrill Lynch Investment
                                Managers)
                                World Financial Center, North Tower
                                250 Versey Street
                                New York, NY 10381

Common Stock                    Perkins, Wolf, McDonnell & Company              2,781,750 shs.(3)            7.8%
                                53 W. Jackson Blvd., Suite 722
                                Chicago, IL  60604

Common Stock                    Brown Capital Management, Inc.                  2,160,631 shs.(4)            5.96%
                                1201 N. Calvert Street


                                NAME AND ADDRESS OF           AMOUNT AND NATURE OF
    TITLE OF CLASS                BENEFICIAL OWNER                 OWNERSHIP              PERCENT OF CLASS
--------------------     --------------------------------     --------------------      --------------------
                                Baltimore, MD  21202

Common Stock                    Berger Small Cap Value Fund                     2,000,000 shs.(5)            5.63%
                                210 University Blvd., Suite 900
                                Denver, CO  80206

Common Stock                    ML Small Cap Value Fund                         1,981,000 shs.(6)            5.50%
                                800 Scudders Mills Road
                                Plainsboro, NJ  08536

---------

(1) The information in the above table and in this footnote was obtained from a Schedule 13G filed by such shareholders. Such shareholder has the sole power to vote and to direct the disposition of such shares.
(2) The information in the above table and in this footnote was obtained from a Schedule 13G filed by such shareholder. Such shareholder has the shared power to vote and to direct the disposition of such shares.
(3) The information in the above table and in this footnote was obtained from a Schedule 13G filed by such shareholder. According to the
         Schedule 13G filing, such shareholder has the sole power to vote and direct the disposition of 21,000 shares and the shared power to vote and direct the disposition of 2,760,750 shares.
(4) The information in the above table and in this footnote was obtained from a Schedule 13G filed by such shareholder. According to the 13G filing, such shareholder has the sole power to vote or direct the vote of 1,825,831 shares. The voting power held with respect to the other shares listed above is not specified in the Schedule 13G. Such shareholder has the power to dispose or direct the disposition of 2,160,631 shares.
(5) The information in the above table and in this footnote was obtained from a Schedule 13G filed by such shareholder. Such shareholder has the shared power to vote and to direct the disposition of such shares.
(6) The information in the above table and in this footnote was obtained from a Schedule 13G filed by such shareholders. Such shareholder has the shared power to vote and to direct the disposition of such shares.

MANAGEMENT

         The following table sets forth the beneficial ownership of the Company's Common Stock by its directors, the named executives, and all directors and executive officers as a group:


                                                              AMOUNT AND NATURE OF
    TITLE OF CLASS            NAME OF BENEFICIAL OWNER           OWNERSHIP (1)          PERCENT OF CLASS (2)
--------------------     --------------------------------     --------------------      --------------------
Common Stock             William J. Weyand                        406,570 shs (3)               1.1%
Common Stock             William P. Conlin                         50,000 shs (4)                *
Common Stock             Maurice F. Holmes                         11,206 shs (5)                *


                                                              AMOUNT AND NATURE OF
    TITLE OF CLASS            NAME OF BENEFICIAL OWNER           OWNERSHIP (1)          PERCENT OF CLASS (2)
--------------------     --------------------------------     --------------------      --------------------
Common Stock             Bannus B. Hudson                          54,500 shs (6)                *
Common Stock             Arthur B. Sims                            46,253 shs (7)                *
Common Stock             Mitchell G. Tyson                          6,000 shs (8)                *
Common Stock             Gilbert R. Whitaker, Jr.                  54,400 shs (9)                *
Common Stock             Glenn R. Weinkoop                         96,966 shs(10)                *
Common Stock             William M. Gascoigne                      85,000 shs(11)                *
Common Stock             Jeffrey J. Vorholt                        97,667 shs(12)                *
Common Stock             John A. Mongelluzzo                      125,343 shs(13)                *
Common Stock             Deborah G. Davis                          19,074 shs(14)                *
Common Stock             All Directors and Executive                                            2.9%
                         Officers as a Group (12 Persons)       1,052,979 shs(15)

------------------
* Less than 1%

------------------

(1) All the information in the above table is shown as of March __, 2001. The persons and entities named in the above table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in other footnotes to this table. For purposes of this table, stock options are considered to be currently exercisable if by their terms they may be exercised as of March __ , 2001 or if they become exercisable within 60 days thereafter.
(2) These percentages assume the exercise of certain currently exercisable stock options, which options have not in fact been exercised.
(3) Includes 82,870 shares held of record or beneficially by Mr. Weyand; 10,000 shares held of record by Mr. Weyand's wife; and 323,700 shares which are issuable upon the exercise of currently exercisable, but unexercised stock options.
(4) Includes 10,000 shares held of record or beneficially by Mr. Conlin and 40,000 shares which are issuable upon the exercise of currently exercisable, but unexercised stock options.
(5) Consists of 11,206 shares which are issuable to Mr. Holmes upon the exercise of currently exercisable but unexercised stock options.
(6) Includes 14,500 shares held of record by Mr. Hudson and 40,000 shares which are issuable upon the exercise of currently exercisable, but unexercised stock options.
(7) Includes 6,253 shares held of record by Mr. Sims and 40,000 shares which are issuable upon the exercise of currently exercisable, but unexercised stock options.
(8) Includes 1,000 shares held of record by Mr. Tyson and 5,000 shares which are issuable upon the exercise of currently exercisable, but unexercised stock options.
(9) Includes 14,400 shares held of record by Dr. Whitaker and 40,000 shares which are issuable upon the exercise of currently exercisable, but unexercised stock options.

(10) Includes 1,266 shares held of record or beneficially by Mr. Wienkoop and 95,700 shares which are issuable upon the exercise of currently exercisable, but unexercised stock options.
(11) Consists of 85,000 shares which are issuable to Mr. Gasciogne upon the exercise of currently exercisable, but unexercised stock options.
(12) Includes 18,047 shares held of record or beneficially by Mr. Vorholt and 79,590 shares which are issuable upon the exercise of currently exercisable, but unexercised stock options.
(13) Includes 8,465 shares held of record or beneficially by Mr. Mongelluzzo, 8 shares held in trust for his children and 116,870 shares which are issuable upon the exercise of currently exercisable, but unexercised stock options.
(14) Includes 3,724 shares held of record or beneficially by Ms. Davis and 15,350 shares which are issuable upon the exercise of currently exercisable, but unexercised stock options.
(15) Includes a total of 892,416 shares which are issuable upon the exercise of currently exercisable, but unexercised stock options.

Voting Agreement

         Each of our officers and directors is a party to a voting agreement with EDS, dated May 23, 2001. The officers and directors have agreed, subject to the terms and conditions of the voting agreement, to vote all of the shares of common stock owned by him (representing approximately 0.4% of the outstanding shares of common stock entitled to vote at the special meeting) in favor of approval of the merger agreement, the merger, the transactions contemplated by the merger agreement and by the voting agreement and any actions required in furtherance thereof. The officers and directors party to the voting agreement have agreed:

         o to vote against any action or transaction that would result in a breach in any material respect of any of the covenants, representations or warranties given by us in the merger agreement;

         o to vote against any extraordinary corporate transaction, including any business combination, the sale of a substantial portion of our assets, any corporate reorganization, any Company Takeover Proposal, and any change in a majority of the persons constituting our board of directors;

         o to vote against any change in our present capitalization or our articles of incorporation or code of regulations;

         o    to vote against any material change in our structure or business;
              and

         o to vote against any other action that is intended, or could reasonably be expected, to materially adversely affect the merger

The voting agreement is attached to this proxy statement as Appendix C.

Stock Options

         Each option to purchase shares of common stock vested and outstanding immediately prior to the merger will be canceled in exchange for cash equal to the difference between the $25.00 cash merger consideration and the exercise price per share of that option. Each unvested option to purchase shares of common stock outstanding immediately prior to the merger will be canceled in exchange for, at EDS's option, (i) cash equal to the difference between the $25.00 cash merger consideration and the exercise price per share of that option or (ii) an amount of cash equal to 25% of the amount described in (i) above plus an option to purchase EDS stock options with a Black-Scholes value equal to 75% of the amount described in (i) above.

         EDS currently intends to exchange unvested options for the consideration described in (ii) above. However, in any individual case, EDS may elect to exchange the unvested options for the consideration described in (i) above, as a result of applicable tax, securities and other local laws in domestic and foreign jurisdictions.

         Each stock option held by each of our directors, whether or not vested, will be canceled, with the holder becoming entitled to the difference between the $25.00 cash merger consideration and the exercise price per share of that option.

         The cash payment on the cancelled SDRC options will be made as soon as practicable following the effective date of the merger. Upon receipt of the cash payment for an option, the SDRC option holder will no longer hold any interest or claim relating to the canceled SDRC option.

         The cash payment on cancelled SDRC options will constitute ordinary income. If you are an SDRC employee, then SDRC will be required to collect all applicable withholding taxes from that cash payment, including federal, state, local and/or foreign income and employment withholding taxes, and the actual payment you will receive for your cancelled SDRC options will be reduced by the amount of those withholding taxes.

         No cash payments will be made with respect to cancelled SDRC options, whether vested or unvested, which have an exercise price per share of $25 or more.

         The EDS stock options will be granted to holders who have executed a waiver releasing all of their interests and claims relating to the cancelled SDRC options as soon as practicable following the effective date of the merger and will have an exercise price per share equal to the fair market value per share of EDS common stock on the grant date. The EDS stock options will vest in four successive equal annual installments upon the optionee's completion of each year of service over the 4-year period measured from the effective date of the merger. The EDS stock options will have a maximum term of 10 years, subject to earlier termination following the optionee's cessation of service. The EDS stock options are non-qualified stock options under the federal tax laws.

Officers' and Directors' Indemnification Insurance

         The merger agreement provides that, for a period of six years after the effective time, EDS will cause our and our subsidiaries' present and former officers and directors to be indemnified from liabilities arising out of actions or omissions in these capacities prior to the time the merger becomes effective, to the same extent as provided in our organizational documents. In addition, EDS will maintain directors' and officers' insurance coverage for six years after the effective time on terms no less favorable to these indemnified parties than existing insurance coverage to the extent that such coverage may be maintained at a cost equal to or less than 200% of the premium for such interest on the date of the merger agreement.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

         THE FOLLOWING IS A SUMMARY OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO HOLDERS OF OUR COMMON STOCK. THIS SUMMARY DOES NOT ADDRESS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO OUR COMMON SHAREHOLDERS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES OR TO COMMON SHAREHOLDERS SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS, INCLUDING, BUT NOT LIMITED TO, SHAREHOLDERS WHO ARE NEITHER U.S. CITIZENS NOR U.S. RESIDENTS FOR U.S. FEDERAL INCOME TAX PURPOSES, FOREIGN CORPORATIONS, FOREIGN PARTNERSHIPS, FOREIGN TRUSTS, OR FOREIGN ESTATES, FINANCIAL INSTITUTIONS, TAX-EXEMPT ORGANIZATIONS, INSURANCE COMPANIES, DEALERS IN SECURITIES OR CURRENCIES, SHAREHOLDERS HOLDING STOCK AS PART OF A CONVERSION TRANSACTION, AS PART OF A HEDGE OR HEDGING TRANSACTION, OR AS A POSITION IN A STRADDLE FOR TAX PURPOSES, OR SHAREHOLDERS WHO ACQUIRED OUR STOCK IN CONNECTION WITH THE EXERCISE OR OTHER SATISFACTION OF COMPENSATORY OPTIONS OR OTHERWISE AS PART OF THEIR COMPENSATION FOR EMPLOYMENT. IN ADDITION, THE SUMMARY BELOW DOES NOT CONSIDER THE EFFECT OF ANY FOREIGN, STATE, LOCAL OR OTHER TAX LAWS THAT MAY BE APPLICABLE TO THE MERGER. THE DISCUSSION ASSUMES THAT COMMON SHAREHOLDERS HOLD THEIR COMMON STOCK AS CAPITAL ASSETS AND NOT AS INVENTORY OR AS PROPERTY HELD PRIMARILY FOR SALE TO CUSTOMERS IN THE ORDINARY COURSE OF A TRADE OR BUSINESS. THIS SUMMARY IS BASED UPON THE PROVISIONS OF THE INTERNAL REVENUE CODE OF 1986, TREASURY REGULATIONS, INTERNAL REVENUE SERVICE RULINGS AND JUDICIAL DECISIONS, ALL IN EFFECT AS OF THE DATE HEREOF AND ALL OF WHICH ARE SUBJECT TO CHANGE BY SUBSEQUENT LEGISLATIVE, JUDICIAL OR ADMINISTRATIVE ACTION. SOME OF THESE CHANGES MAY POSSIBLY BE RETROACTIVE. THIS SUMMARY IS FOR GENERAL INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE.

Holders of shares

         A holder of our common stock will generally recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received in exchange for this stock in the merger and the holder's adjusted tax basis in this stock. The gain or loss will be long-term capital gain or loss if the holder has held the stock for more than one year as of the effective time of the merger.

Tax Information Reporting and Backup Withholding

         The exchange of common stock in the merger will be reported to the Internal Revenue Service. Backup withholding at a rate of 31% will apply to the merger proceeds unless the exchanging shareholder furnishes a taxpayer identification number in the manner prescribed by applicable Treasury regulations, certifies that the number is correct, certifies as to no loss of exemption from backup withholding and meets certain other conditions. Backup withholding does not apply to corporations and certain other exempt shareholders.

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

         Any amounts withheld under the backup withholding rules described above will be treated as a tax payment made by you. If such withheld amounts cause your tax payments to exceed your actual tax liability, such excess will be allowed as a refund or a credit against United States federal income tax liability if the required information is furnished to the Internal Revenue Service on a timely basis.

         THE SPECIFIC TAX CONSEQUENCES TO YOU DEPEND ON YOUR PARTICULAR TAX CIRCUMSTANCES. ACCORDINGLY, YOU ARE URGED TO CONSULT YOUR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE MERGER, INCLUDING THE EFFECTS OF APPLICABLE STATE, LOCAL OR OTHER TAX LAWS.

ANTICIPATED ACCOUNTING TREATMENT OF THE MERGER

         The merger is expected to be accounted for using the purchase method of accounting in accordance with generally accepted accounting principles.

REGULATORY APPROVALS RELATING TO THE MERGER

HSR Act

         The merger is subject to the requirements of the HSR Act, which provides that certain transactions may not be consummated until the required information and materials have been furnished to the Antitrust Division of the Justice Department and the Federal Trade Commission by SDRC and EDS and certain waiting periods have expired or been terminated. The requirements of the HSR Act will be satisfied if the merger is consummated within one year from the expiration of the waiting period.

         However, the Antitrust Division or the FTC may challenge the merger on antitrust grounds before the expiration of the waiting period. Accordingly, at any time before the expiration of the waiting period, either the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, or certain other persons could take action under the antitrust laws, including seeking to enjoin the merger. Additionally, at any time before closing, notwithstanding that the waiting period under the HSR Act has expired, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. There can be no assurance that a challenge to the merger will not be made or that, if such a challenge is made, we will prevail.

European Regulatory Issues

         In addition to the filing requirements under the HSR Act, the merger may also be subject to antitrust or competition laws or regulations in some foreign jurisdictions. SDRC and EDS are currently evaluating what approvals, if any, must be obtained from these foreign jurisdictions in order to consummate the merger.

                              THE MERGER AGREEMENT

         The following is a summary of the material terms and provisions of the merger agreement. The merger agreement is attached as Appendix B and is incorporated into this proxy statement by reference. We encourage you to carefully read the complete merger agreement for the precise legal terms of the merger agreement and other information that may be important to you.

EFFECTIVE TIME OF THE MERGER

         The merger agreement provides that the closing of the merger will take place no later than the second business day following the satisfaction or waiver of the conditions to the merger, or at such other time as the parties agree. On the closing date, we will file a certificate of merger and all other necessary documents with the Secretary of State of Ohio to complete the merger. We expect that, if all conditions to the merger have been satisfied or waived, the merger will occur within two business days after the special meeting. We currently anticipate that the merger will be completed in the third quarter of 2001.

         Completion of the merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying other conditions to the merger. There can be no assurances as to whether, and on what date, the parties will obtain such approvals or that the parties will complete the merger. If the merger is not completed on or before November 30, 2001, either the Company or EDS may terminate the merger agreement, except that a party may not terminate the merger agreement if that party's failure to perform its obligations under the merger agreement is the cause of the merger not being completed by that date.

GENERAL

         The merger agreement provides that, upon the terms and subject to the conditions of the merger agreement, Sub will be merged with and into SDRC and that, following the merger, the separate existence of Sub will cease and SDRC will continue as the surviving corporation. When the merger occurs:

         o each outstanding share of the common stock of Sub will be converted into a share of the common stock of the surviving corporation;

         o each outstanding share of our common stock will be converted into the right to receive $25.00, without interest and less any required withholding taxes; and

         o    shares of our common stock held by us will be canceled.

TREATMENT OF STOCK OPTIONS

         Each option to purchase shares of common stock vested and outstanding immediately prior to the merger will be canceled in exchange for cash equal to the difference between the $25.00 cash merger consideration and the exercise price per share of that option. Each unvested option to purchase shares of common stock outstanding immediately prior to the merger will be canceled in exchange for, at EDS' option, (i) cash equal to the difference between the $25.00 cash merger consideration and the exercise price per share of that option or (ii) an amount of cash equal to 25% of the amount described in (i) above plus an option to purchase EDS stock options with a Black-Scholes value equal to 75% of the amount described in (i) above.

         EDS currently intends to exchange unvested options for the consideration described in (ii) above. However, in any individual case, EDS may elect to exchange the unvested options for the consideration described in (i) above as a result of applicable tax, securities and other local laws applicable to employees in domestic and foreign jurisdictions.

         Each stock option held by one of our directors, whether or not vested, will be canceled, with the holder becoming entitled to the difference between the $25.00 cash merger consideration and the exercise price per share of that option.

         The cash payment on the cancelled SDRC options will be as soon as practicable following the effective date of the merger. Upon receipt of the cash payment for an option, the SDRC option holder will no longer hold any interest or claim relating to the canceled SDRC option.

         The cash payment on cancelled SDRC options will constitute ordinary income. If you are an SDRC employee, then SDRC will be required to collect all applicable withholding taxes from that cash payment, including federal, state, local and/or foreign income and employment withholding taxes, and the actual payment you will receive for your cancelled SDRC options will be reduced by the amount of those withholding taxes.

         No cash payments will be made with respect to cancelled SDRC options, whether vested or unvested, which have an exercise price per share of $25 or more.

         The EDS stock options will be granted as soon as practicable following the effective date of the merger and will have an exercise price per share equal to the fair market value per share of EDS common stock on the grant date. The EDS stock options will vest in four successive equal annual installments upon the optionee's completion of each year of service over the 4-year period measured from the effective date of the merger. The EDS stock options will have a maximum term of 10 years, subject to earlier termination following the optionee's cessation of service. The EDS stock options are non-qualified stock options under the federal tax laws.

SURRENDER AND EXCHANGE OF SHARE CERTIFICATES

         EDS has appointed ______________ to be the paying agent under the merger agreement. After the effective time, EDS will cause the surviving corporation to deposit, as and when needed, an amount in cash equal to the aggregate amount of cash merger consideration to be paid to persons who held our common stock and any of our stock options. The paying agent will cause the applicable merger consideration to be paid to our shareholders in exchange for properly tendered stock certificates and to our option holders as set forth in the merger agreement.

         As soon as reasonably practicable after the effective time, the paying agent will send persons who held our common stock immediately before the merger became effective a letter of transmittal containing instructions for use in effecting the exchange of their SDRC common stock certificates for the merger consideration payable to them. If you held shares of our common stock immediately prior to the effective time of the merger, upon surrender to the paying agent of your stock certificate or certificates and the acceptance of such certificate or certificates by the paying agent in accordance with the instructions to be provided by the paying agent, the paying agent will deliver to you the merger consideration owed to you pursuant to the merger agreement. You should not send in your share certificates until you receive a letter of transmittal. No interest will be paid or accrue on any cash payable to you.

         Any portion of the merger consideration which remains undistributed by the paying agent 180 days after the effective time will be delivered to the surviving corporation. If, at that time, you have not previously exchanged your certificates, you may thereafter only look to the surviving corporation, and then only as a general creditor, for payment of the merger consideration owed to you.

         If you do not have your share certificate, you may make an affidavit of that fact. In addition, we may require that you post a bond in a reasonable amount to be determined by the surviving corporation with respect to the missing share certificate. Upon receipt of the affidavit and any required bond, the paying agent will issue the merger consideration to you.

REPRESENTATIONS AND WARRANTIES

         We made customary representations and warranties in the merger agreement relating to various aspects of our business and financial statements and other matters, including, among other things:

         o our and our subsidiaries' organization, qualification and good standing;

         o    our and our subsidiaries' organizational documents;

         o    our and our subsidiaries' capital structure;

         o our authority to enter into, and carry out the obligations under, the merger agreement and the enforceability of the merger agreement;

         o the absence of conflicts and the required consents and approvals of governmental entities relating to the merger;

         o the absence of conflicts, violations or defaults under our organizational documents and other agreements;

         o    the required consents and approvals of third parties;

         o the documents and reports filed and to be filed, including this proxy statement, with the Securities and Exchange Commission and the accuracy and completeness of the information contained in those documents and reports;

         o the absence of certain changes or material events since December 31, 2000;

         o    tax matters;

         o    the absence of undisclosed material liabilities;

         o pension, benefit plans and other matters relating to the Employee Retirement Income Security Act of 1974;

         o    labor matters;

         o    litigation matters;

         o    our and our subsidiaries' compliance with applicable laws;

         o    environmental matters;

         o    our and our subsidiaries' material contracts;

         o    brokers' fees and expenses;

         o    the opinion of our financial advisor;

         o    potential conflicts of interest;

         o    our and our subsidiaries' ownership of intellectual property;

         o    our and our subsidiaries' ownership and licensing of software;

         o    our and our subsidiaries' title to properties; and

         o    insurance matters.

         The merger agreement also contains representations and warranties of EDS and Sub relating to various aspects of their business, including, among other things:

         o    their organization, qualification and good standing;

         o    the absence of any conduct of business by Sub;

         o their authority to enter into, and carry out the obligations under, the merger agreement and the enforceability of the merger agreement;

         o the absence of conflicts and the required consents and approvals of governmental entities relating to the merger;

         o the absence of conflicts, violations or defaults under their organizational documents and other agreements;

         o    the required consents and approvals of third parties;

         o the accuracy and completeness of the information provided in connection with this proxy statement;

         o    brokers' fees and expenses;

         o    adequate financing to undertake the merger; and

         o litigation affecting the transactions contemplated by the merger agreement.

         The representations and warranties of each party will expire at the time the merger occurs.

CONDUCT OF BUSINESS PRIOR TO THE MERGER

         We have agreed, prior to the time the merger occurs, to operate our and our subsidiaries' business in the ordinary course of business consistent with our past practices and to use our reasonable efforts to preserve our business organization intact, to retain the services of our present principal officers and employees, to preserve our relationships with customers, suppliers and others having business dealings with us, to preserve our assets and to maintain adequate insurance coverage.

         In addition, the merger agreement places specific restrictions on our ability and the ability of our subsidiaries to:

         o declare, set aside, make or pay any dividend or other distribution with respect to our capital stock;

         o split, combine or reclassify any of our capital stock or issue or authorize for issuance any other securities in substitution of our capital stock;

         o purchase, redeem or otherwise acquire any shares of our capital stock or any rights, warrants or options to acquire our capital stock;

         o issue, deliver, sell, grant, transfer or otherwise encumber or dispose of or subject to any lien any shares of our capital stock, any securities convertible into our capital stock or any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units, other than the issuance of our common stock upon the options outstanding as of the date of the merger agreement;

         o    amend our charter or bylaws or other organizational documents;

         o acquire or agree to acquire through merger or the purchase of a substantial equity interest in all or a substantial portion of the assets of any entity or any assets that, individually or in the aggregate, are in excess of $1 million, except for inventory purchased in the ordinary course of business;

         o grant to any of our or our subsidiaries' employees, officers or directors any increase in compensation or pay any bonus, except to the extent required under employment agreements in effect as of the date of the most recent audited financial statements;

         o grant to any of our or our subsidiaries' employees, officers or directors any increase in severance, change of control or termination pay, except to the extent required under any agreement in effect as of the date of the most recent audited financial statements;

         o establish, adopt, enter into or amend any collective bargaining agreement, other labor union agreement or employee benefit plan;

         o take any action to accelerate any rights or benefits except as required under the merger agreement, take any action to fund or in any other way secure the payment of compensation or benefits under any benefit agreement or benefit plan, or make any material determinations not in the ordinary course of business, under any collective bargaining agreement, labor union agreement or employee benefit plan;

         o make any change in our accounting methods, principles or practices affecting the reported assets, liabilities or results of our operations or any of our subsidiaries, except as required by a change in generally accepted accounting principles;

         o sell, lease (as lessor), license, encumber or otherwise dispose of or subject to any lien any of our properties or assets that, individually or in the aggregate, are in excess of $500,000, except sales of our inventory and excess or obsolete assets in the ordinary course of business;

         o incur, assume or prepay any indebtedness for borrowed money or guarantee, endorse or otherwise become liable or responsible for any indebtedness or obligation of another person or issue or sell any debt securities or warrants or other rights to acquire any debt securities, except for short-term borrowings incurred in the ordinary course of business not to exceed $1.0 million, or make or forgive any loans, advances or capital contributions to, or investments in, any other person;

         o make or agree to make any new capital expenditure or expenditures that, individually or in the aggregate, are in excess of $1.0 million in any calendar quarter;

         o make or change any material tax election or settle or compromise any material tax liability or refund;

         o pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation, other than the payment, discharge, settlement or satisfaction, in the ordinary course of business or in accordance with their terms, of liabilities reflected or reserved against in our most recent consolidated financial statements or incurred since the date of such financial statements in the ordinary course of business or cancel any of our indebtedness that is material, individually or in the aggregate, to us, or waive any claims or rights of substantial value;

         o adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

         o make, enter into or renew, extend, amend, modify, or waive any provisions of any of our material contracts or relinquish or waive any rights under, or agree to the termination of, any of our material contracts, except in the ordinary course of business;

         o permit any material insurance policy naming SDRC as a beneficiary or a loss payable payee to lapse, be cancelled or expire unless a new policy with substantially identical coverage is in effect as of the date of lapse, cancellation or expiration; or

         o authorize, or commit or agree to take, any of the foregoing actions.

NO SOLICITATION

         In the merger agreement, we have agreed that, prior to the merger, we will cease, and all subsidiaries and affiliates will cease, immediately any discussions or negotiations that were ongoing with any party at the time we signed the merger agreement with respect to any Company Takeover Proposal (as defined below) and that neither we nor any of our subsidiaries, affiliates, directors, officers, employees, agents or representatives, will:

         o solicit, initiate or knowingly encourage any inquiries relating to, or the submission of, any Company Takeover Proposal;

         o participate in any discussions or negotiations regarding any Company Takeover Proposal or furnish to any person any information or data about us or our subsidiaries or take any action to facilitate the making of any proposal that constitutes or may lead to, any Company Takeover Proposal; or

         o    enter into any agreement with respect to a Company Takeover
              Proposal.

         However, the merger agreement does not prohibit us or our board of directors from:

         o furnishing information to, or participating in discussions or negotiations with any third party that makes an unsolicited bona fide Company Takeover Proposal if our board of directors determines in good faith that these actions are required to comply with its fiduciary duties and that the Company Takeover Proposal could reasonably be expected to result in a transaction that would be a Superior Company Proposal (as defined below);

         o if applicable, taking and disclosing to our shareholders a position, as contemplated by Rules 14e-2(a) under the Securities Exchange Act (or any similar communications), or making any disclosure to our shareholders with respect to a Company Takeover Proposal that is required by law provided the board of directors shall not recommend that shareholders tender their shares unless a proposal is a superior company proposal; and

         o in the event that our board of directors determines that a Company Takeover Proposal constitutes a Superior Company Proposal and that the pursuit of such proposal is required to fulfill our board of directors' fiduciary obligations under applicable law, and EDS does not make within three business days a counter-offer that is at least as favorable, from a financial point of view, to our shareholders as the Superior Company Proposal, then the board of directors may terminate the merger agreement, and the termination would not be considered a breach of the merger agreement; however, a termination by us under these circumstances would require us to pay EDS the termination fee described below.

         As defined in the merger agreement, the term "Company Takeover Proposal" means any inquiry, proposal or offer (other than by EDS, Sub or any of their affiliates) for a merger, consolidation, share exchange, dissolution, recapitalization, liquidation or other business combination involving SDRC, the acquisition by any person of a number of shares of our equity securities equal to or greater than 20% of the number our outstanding shares or the acquisition by any person of assets that generate or constitute 20% or more of our, or our subsidiaries', net revenues, net income or assets on a consolidated basis.

         As defined in the merger agreement, the term "Superior Company Proposal" means any bona fide written Company Takeover Proposal made by a third party or parties (other than by EDS, Sub or any of their affiliates) to acquire directly or indirectly all of our equity securities or substantially all of our assets, which our board of directors determines in good faith (after consultation with an independent financial advisor and outside counsel), taking into account all legal, financial, regulatory and other aspects of the proposal that our board of directors determines in good faith to be relevant and the person making such proposal, (i) would, if consummated, be more favorable, from a financial point of view, to our shareholders than the transactions set forth in the merger agreement and (ii) is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of such proposal.

ADDITIONAL AGREEMENTS

         In addition to the covenants relating to the conduct of our business before the completion of the merger, we have agreed with EDS and Sub to perform additional specified covenants in the merger agreement. The principal additional covenants are as follows:

Proxy Statement and Special Meeting

         We agreed to prepare and file this proxy statement with the SEC as soon as practicable after the execution of the merger agreement and as soon as practicable after the execution of the merger agreement we will call, give notice of and convene a special meeting of our shareholders for the purpose of seeking their approval of the merger.

Access to Information and Confidentiality

         Subject to the confidentiality agreement we entered into with EDS, we have agreed that we will allow EDS, and EDS' officers, employees, accountants, counsel, financial advisors and other representatives, access during the period prior to the merger to all of our, and our subsidiaries', properties, books, contracts, commitments, personnel and records and other information and business documents, our independent accountants and our premises and the premises of our subsidiaries for the purpose of inspecting our books and records and performing environmental assessments.

Reasonable Best Efforts; Notification

         Each of SDRC, our subsidiaries and EDS agreed that we and they will use all reasonable best efforts to take all actions, and to assist and cooperate with the other parties in doing all things necessary to consummate the merger and the other transactions contemplated by the merger agreement.

Stock Options

         As soon as practicable following the execution of the merger agreement, we have agreed that our board of directors will adopt such resolutions or take such other actions as are required to provide that each outstanding option to acquire our common stock, whether vested or unvested will be canceled in accordance with the merger agreement.

         Each employee stock option to purchase shares of common stock vested and outstanding immediately prior to the merger will be canceled in exchange for cash equal to the difference between the $25.00 cash merger consideration and the exercise price per share of that option. Each unvested option to purchase shares of common stock outstanding immediately prior to the merger, which does not vest as a result of the merger, will be canceled in exchange for, at EDS' option, either (i) cash equal to the difference between the $25.00 cash merger consideration and the exercise price per share of that option or (ii) an amount of cash equal to 25% of the amount described in (i) above plus an option to purchase EDS stock options with a Black-Scholes value equal to 75% of the amount described in (i) above.

         Each director stock option to purchase shares of common stock outstanding immediately prior to the merger, whether vested or unvested, will be canceled in exchange for cash equal to the difference between the $25.00 cash merger consideration and the exercise price per share of that option.

Indemnification

         For a period of six years after the merger, EDS will cause the surviving corporation to:

         o indemnify and hold harmless, and provide advancement of expenses to, persons who after the effective time are serving, or at any time prior to the effective time have served as, an officer or director of SDRC or our subsidiaries, to the fullest extent permitted by law, and shall cause the surviving corporation to assume our obligations under any indemnification agreements;

         o cause to be maintained in effect policies of directors' and officers' insurance, for the benefit of those persons who are covered by our and our subsidiaries' directors' and officers' liability insurance at the effective time, providing coverage that is at least equal to the coverage provided under our current directors' and officers' liability insurance policies, to the extent that such liability insurance can be maintained at an annual cost to EDS that is not greater than 200% of the premium for our directors' and officers' liability insurance as of May 23, 2001; Fees and Expenses

         Except as described below under "Payment of Termination Fee", each of SDRC, EDS and Sub have agreed to pay their own fees and expenses incurred in connection with the merger, the merger agreement and the transactions contemplated thereby, whether or not the merger is consummated.

Public Announcements

         Each of SDRC, EDS and Sub have agreed to consult with each other before issuing any press release or other public statements with respect to the merger and the other transactions contemplated by the merger agreement.

Employee Benefits

         EDS has agreed that it will, cause its employee benefit plans to treat the prior service of our current or former employees or any of our subsidiaries as service rendered to EDS or its subsidiaries, for the purposes of eligibility to participate in and vesting thereunder to the same extent such service is recognized under our corresponding plans, programs or arrangements prior to the closing. Each of our employees shall be given credit for his or her service with SDRC or any of our subsidiaries prior to the effective time for purposes of determining the amount of vacation to which he or she is entitled in accordance with EDS' policies following the effective time. Our employees will also be given credit for any deductible or co-payment amounts paid in respect of the plan year in which the closing of the merger occurs, to the extent that, following the Closing, they participate in any other plan for which deductibles or co-payments are required. EDS will also cause each of its benefit plans to waive any preexisting condition limitation that was waived under the terms of any of our benefit plans immediately prior to the closing of the merger and apply any waiting period limitations that would otherwise be applicable to a our employees on or after the closing in a manner consistent with the way EDS would treat similarly situated employees.

Antitrust Filings

         Each of SDRC and EDS have agreed to promptly file with the Federal Trade Commission and the Antitrust Division of the Department of Justice notification and report forms pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, relating to the merger and the other transactions contemplated by the merger agreement. Each of SDRC and EDS have also agreed that they shall also cooperate and consult with one another in obtaining any consents required pursuant to the laws of any foreign jurisdiction relating to antitrust matters or competition.

CONDITIONS PRECEDENT

Conditions to the Obligations of Each Party's Obligations

         The respective obligation of SDRC, EDS and Sub to effect the merger is subject to the satisfaction or waiver of the following conditions:

         o We shall have obtained the approval of the merger agreement through the affirmative vote of two-thirds of our outstanding shares of common stock;

         o No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger shall be in effect;

         o No statute, code or regulation shall have been enacted or promulgated by any governmental entity that prohibits consummation of the merger; and

         o The waiting period applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been terminated and all filings required to be made prior to the effective time and all consents, approvals, permits and authorizations required to be obtained from any governmental entity in connection with the consummation of the transactions contemplated by the merger agreement shall have been made or obtained, unless the failure to obtains such approvals and consents would not have a material adverse effect on the merger or the surviving corporation.

Additional Conditions to Obligations of EDS and Sub

         The obligations of EDS and Sub to effect the merger are also subject to the following conditions:

         o All of the representations and warranties given by us in the merger agreement (other than those described below) will be true and correct on the closing date, except (i) where such breach of a representation or warranty does not have, individually or in the aggregate, a material adverse effect on us, as described below,
              (ii) for changes contemplated by the merger agreement, and (iii) for representations and warranties made only as to a specified date;

         o The representations and warranties made by us with respect to our capitalization, our authority to enter into the merger agreement, the approval of the merger agreement, the documents we have filed with the SEC, the absence of undisclosed liabilities, the absence of certain changes since December 31, 2000, environmental matters, brokers' fees and the opinion of our financial advisor will be true and correct on the closing date;

         o We shall have performed or complied in all material respects with all agreements and covenants required by this agreement to be performed and complied with by us; and

         o No event or events have occurred which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on us.

         A "material adverse effect on us" means a material adverse effect on
(i) our business, operations, assets, financial or other condition or results of operations, (ii) our ability to perform our obligations under the merger agreement or (iii) our ability to consummate the merger or other transactions in connection therewith, except effects relating to (a) economies in general, (b) our industry in general, (c) the securities markets in general, or (d) the announcement of the merger and related transactions.

Additional Conditions to our Obligations

         Our obligations to effect the merger are also subject to the following conditions:

         o Each representation and warranty given by EDS and Sub in the merger agreement will be true and correct in all material respects; and

         o EDS and Sub shall have performed or complied in all material respects with all agreements and covenants required by this agreement to be performed and complied with by them

Termination

         The merger agreement may be terminated, by action of the board of directors of either EDS and SDRC, at any time prior to the completion of the merger:

         (1)  by mutual written consent of EDS and SDRC; or

         (2)  by either EDS or SDRC:

         o if the merger is not consummated by November 30, 2001, with the exception that a party may not terminate the merger agreement if that party's failure to perform its obligations under the merger agreement is the primary cause of the merger not being completed;

         o if a statute, rule or executive order shall have been enacted and shall then be in effect prohibiting the merger or any of the transactions contemplated by the merger agreement or if a governmental entity has issued a final order or taken such other action which permanently enjoins or otherwise prohibits the consummation of the merger; or

         o if at our special meeting, our shareholders do not approve the merger.

         (3)  by us:

         o if EDS or Sub shall have breached or failed to perform in any material respect any of their respective representations, warranties, covenants or other agreements or if any representation or warranty of EDS or Sub shall have become untrue, and such breach or failure either is not capable of being cured or, if it is capable of being cured, has not been cured within 20 business days following written notice to EDS of such breach or failure; or

         o if (i) prior to the special meeting our board of directors makes a good faith determination, after consultation with our outside financial advisor and outside counsel, that a Company Takeover Proposal constitutes a Superior Company Proposal and that the pursuit of such Superior Company Proposal is required in order for the our board to fulfill its fiduciary obligations to our shareholders, (ii) we have notified EDS in writing that we intend to enter into an agreement with respect to such Superior Company Proposal, and our notice identifies the person making the Superior Company Proposal and attaches the most current version of such agreement, (iii) EDS does not make within three business days of receipt of the notice an offer that our board determines in good faith is at least as favorable to our shareholders as the Superior Company Proposal, and (iv) we pay to EDS in same day funds the termination fee and EDS' expenses.

         (4) by EDS or Sub, if we do or our board resolves to do any of the following:

         o if we have breached or failed to perform any of our respective representations, warranties, covenants or other agreements or if any representation or warranty given by us shall have become untrue such that the conditions to the obligations of EDS to consummate the merger would not be satisfied at the closing date, and such breach or failure either is not capable of being cured or, if it is capable of being cured, has not been cured within 20 business days following written notice to us of such breach or failure;

         o if our board of directors withdraws or modifies its approval of the merger or the merger agreement in a manner adverse to EDS;

         o if our board shall have recommended to our shareholders any Company Takeover Proposal, or (in any Schedule 14D-9 filed by us in response to a Company Takeover) the board either failed to recommend against acceptance of any Company Takeover Proposal by our shareholders or taken no position with respect to acceptance of such Company Takeover Proposal;

         o if we fail to call or hold a special meeting to approve the merger;

         o if our board fails to mail this proxy statement to our shareholders within a reasonable period of time after the proxy statement shall have been available for mailing;

         o if we have entered into an agreement with respect to a Company Takeover Proposal; or

         o if we have exempted for purposes of Chapter 1704 of the Ohio Law any acquisition of shares of our common stock by any person or "group" (as defined in Section 13(d)(3) of the Securities Exchange
              Act), other than EDS, Sub or their affiliates, or amended our rights agreement or redeemed our outstanding rights for the purpose of exempting an acquisition of shares of our common stock from the such rights agreement and rights.

PAYMENT OF TERMINATION FEE

         We would be required to pay EDS a $30 million termination fee, together with its out of pocket expenses up to $2 million, if the merger agreement is terminated under any of the following circumstances:

         o by EDS or us, if the merger is not consummated by November 30, 2001, and at or prior to such termination, we have received one or more Company Takeover Proposals that have not been absolutely and unconditionally withdrawn or abandoned at the time of such termination;

         o by EDS or us, if our shareholders do not approve the merger, and at or prior to such termination, we have received one or more Company Takeover Proposals that have not been absolutely and unconditionally withdrawn or abandoned at the time of such termination or if, within twelve months after we terminate the merger agreement because our shareholders do not approve the merger, we enter into any agreement with respect to a company takeover proposal;

         o by EDS, if a Company Takeover Proposal exists and we have breached or failed to perform any of our respective representations, warranties, covenants or other agreements or if any representation or warranty given by us shall have become untrue such that the conditions to the obligations of EDS to consummate the merger would not be satisfied at the closing date, and such breach or failure either is not capable of being cured or, if it is capable of being cured, has not been cured within 20 business days following written notice to us of such breach or failure;

         o by us, if (i) prior to the special meeting our board of directors makes a good faith determination, after consultation with our outside financial advisor and outside counsel, that a Company Takeover Proposal constitutes a Superior Company Proposal and that the pursuit of such Superior Company Proposal is required in order for the our board to fulfill its fiduciary obligations to our shareholders, (ii) we have notified EDS in writing that we intend to enter into an agreement with respect to such Superior Company Proposal, and our notice identifies the person making the Superior Company Proposal and attaches the most current version of such agreement, and (iii) EDS does not make within three business days of receipt of the notice an offer that our board determines in good faith is at least as favorable to our shareholders as the Superior Company Proposal;

         o by EDS, if our board of directors withdraws or modifies its approval of the merger or the merger agreement in a manner adverse to EDS;

         o by EDS, if our board shall have recommended to our shareholders any Company Takeover Proposal, or (in any Schedule 14D-9 filed by us in response to a Company Takeover) the board either failed to recommend against acceptance of any Company Takeover Proposal by our shareholders or taken no position with respect to acceptance of such Company Takeover Proposal;

         o by EDS, if we fail to call or hold a special meeting to approve the merger;

         o by EDS, if our board fails to mail this proxy statement to our shareholders within a reasonable period of time after the proxy statement shall have been available for mailing;

         o by EDS, if we have entered into an agreement with respect to a Company Takeover Proposal; or

         o by EDS, if we have exempted for purposes of Chapter 1704 of the Ohio Law any acquisition of shares of our common stock by any person or "group" (as defined in Section 13(d)(3) of the Securities Exchange Act), other than EDS, Sub or their affiliates, or amended our rights agreement or redeemed our outstanding rights for the purpose of exempting an acquisition of shares of our common stock from the such rights agreement and rights.

         o We would also be required to pay a $30 million termination fee if, within twelve months after either party terminates the merger agreement because our shareholders did not approve the merger, we enter into an agreement for an alternative business combination.

AMENDMENTS, EXTENSIONS AND WAIVERS

Amendment

         The merger agreement may be amended, supplemented or modified by the parties at any time before or after receipt of approval by our shareholders in writing signed on behalf of each of the parties, with the exception that after we receive our shareholder approval of the merger, no amendment or modification shall be made that by law requires further approval by our shareholders unless we obtain such approval.

Extensions and Waivers

         Each party to the merger may waive any condition that is intended for its benefit, other than conditions that cannot be waived, such as shareholder approval, any HSR waiting period or a governmental restraint. At any before the effective time, any party to the merger agreement may, to the extent allowed:

         o extend the time for the performance of any of the obligations or other acts of the other parties;

         o waive any inaccuracies in the representations and warranties of another party contained in the merger agreement or in any document delivered in connection with the merger agreement; or

         o waive compliance with any of the covenants, agreements or conditions of another party contained in the merger agreement.

All extensions and waivers must be in writing and signed by the party against whom the waiver is to be effective.

THE VOTING AGREEMENT

         Contemporaneously with the execution and delivery of the merger agreement, William Weyand, Glenn Weinkoop, William Gascoigne, John A. Mongelluzo, Jeffery Vorholt, Deborah Davis, William Carreli, Cynthia White, Ron Schmitz, James Rusk, Max Utter, Hans-Kurt Luebberstedt, Thomas Eberle, Douglas Campbell, Terry Van Meter, Sanford Kaiser, Gregory Myers, Steven Walker, Mike White, Mitchell G. Tyson, Gilbert R. Whitaker, Jr., William P. Conlin, Maurice
F. Holmes, Bannus B. Hudson and Arthur B. Sims, the holders of approximately ___% of our outstanding common stock, have agreed to vote for adoption of the merger agreement, pursuant to a voting agreement under which such shareholders have agreed:

         o to vote for adoption of the merger agreement at any meeting of our shareholders at which such matter is considered and to execute written consents solicited in favor of adopting the merger agreement;

         o to vote against any action or transaction that would result in a breach in any material respect of any of the covenants, representations or warranties given by us in the merger agreement;

         o to vote against any extraordinary corporate transaction, including any business combination, the sale of a substantial portion of our assets, any corporate reorganization, any Company Takeover Proposal, and any change in a majority of the persons constituting our board of directors;

         o to vote against any change in our present capitalization or our articles of incorporation or code of regulations;

         o    to vote against any material change in our structure or business;

         o to vote against any other action that is intended, or could reasonably be expected, to materially adversely affect the merger; and

         o not to enter into any voting trust or voting agreement or grant any proxies with respect to such shareholders' shares of our common stock.

         The voting agreement will terminate on the earliest to occur of:

         o    the termination of the merger agreement; or

         o    the effective time of the merger.

         The individuals listed above have signed the voting agreement solely in their capacities as shareholders of SDRC, and not in their capacities as directors of SDRC. The foregoing is a summary description of the voting agreement. The voting agreement is attached as Appendix C hereto.

                           THE STOCK OPTION AGREEMENT

         Contemporaneously with the execution and delivery of the merger agreement, we entered into a stock option agreement with EDS under which we granted EDS the right, under limited circumstances, to purchase a number of shares of newly-issued common stock equal to 10% of our issued and outstanding shares of common stock as of the date of the exercise of the option. The stock option agreement is subject to a number of conditions and only becomes exercisable in the event that a termination fee is payable pursuant to the terms of the merger agreement. (See "THE MERGER AGREEMENT - Payment of Termination Fee" above). The option terminates upon the earliest of the date of the merger closing, the date of the termination of the merger agreement on a basis that does not trigger payment of the termination fee, or the date nine months following the date the option first becomes exercisable.

         When exercisable, the option granted under the stock option agreement may be exercised by delivery of the exercise price of $25.00 per share in cash. If EDS receives the termination fee, EDS will be required to remit to us any proceeds it receives from us from the sale of the option or the underlying shares in excess of the termination fee.

         Under the option agreement, EDS has the right to require SDRC to repurchase from EDS all or any portion of the option at a purchase price equal to the average 10 day closing price for SDRC's stock at the time of the repurchase. The maximum SDRC could be require to pay EDS under this provision is $30 million, less any amount paid to EDS in respect of the termination fee.

         Granting of the stock option is likely to be considered a change in an equity interest under applicable accounting rules, and may have the impact of preventing us from entering into an agreement with a third party to be acquired in a pooling transaction, in the immediate future.

         The foregoing is a summary description of the stock option agreement. The stock option agreement is attached to this proxy as Appendix D.

                        OHIO STATUTORY DISSENTERS' RIGHTS

      Under Ohio law, our shareholders have the right to dissent from the merger and receive the fair cash value of their shares of our common stock. Shareholders that elect to exercise their dissenters' rights must comply with the provisions of Section 1701.85 of the Ohio General Corporation Law, a copy of which is attached as Appendix E.

      Below are the steps which you must take if you are a SDRC shareholder and you wish to exercise dissenters' rights with respect to the merger. The description is not complete and you should read Section 1701.85 of the Ohio General Corporation Law. FAILURE TO TAKE ANY ONE OF THE REQUIRED STEPS MAY RESULT IN TERMINATION OF A SHAREHOLDER'S DISSENTERS' RIGHTS. If you are a SDRC shareholder considering dissenting, you should consult your own legal advisor.

         1. Must be a shareholder of record. To be entitled to dissenters' rights, you must be the record holder of the dissenting shares as of __________, 2001. If you have a beneficial interest in shares of our common stock that are held of record in the name of another person, you must act promptly to cause the shareholder of record to follow the steps described below.

         2. Do not vote in favor of the merger. You must not vote shares as to which you seek fair cash value in favor of the approval and adoption of the merger agreement and the merger contemplated by the merger agreement at the special shareholders meeting. This requirement will be satisfied:

              A. if a properly executed proxy is submitted or telephone or Internet vote is cast with instructions to vote "against" the merger or to "abstain" from this vote;

              B. if no proxy is returned and no vote is cast at the special meeting in favor of the merger; or

              C. if you revoke a proxy or telephone or Internet vote and later "abstain" from or vote "against" the merger.

      A VOTE "FOR" THE MERGER IS A WAIVER OF DISSENTERS' RIGHTS. A proxy that is returned signed but on which no voting preference is indicated will be voted in favor of the merger and will constitute a waiver of dissenters' rights. Failure to vote does not constitute a waiver of dissenters' rights.

         3. Filing a written demand. You must serve a written demand for the fair cash value of the dissenting shares upon SDRC on or before the tenth day after the shareholder vote approving the merger agreement and the merger. We will not inform shareholders of the expiration of the ten-day period, and therefore, you are advised to retain this document. The required written demand must specify your name and address, the number of dissenting shares held of record on the record date of the meeting and the amount claimed as the fair cash value of the dissenting shares. Voting against the merger is not a written demand as required by Section 1701.85 of the Ohio General Corporation Law.

         4. Delivery of certificates for legending. If requested by us, you must submit your certificates for dissenting shares to us within 15 days after we send our request for endorsement on the certificates by SDRC of a legend that a demand for fair cash value has been made. The certificates will be returned promptly to you by us.

         5. Petitions to be filed in court. If you and SDRC cannot agree on the fair cash value of the dissenting shares, you must, within three months after service of your demand for fair cash value, file a complaint in the Court of Common Pleas of Clermont County, Ohio, for a determination of the fair cash value of the dissenting shares. We are also permitted to file a complaint. The court, if it determines that you are entitled, will order that you be paid the fair cash value per share. The costs of the proceeding, including reasonable compensation to the appraisers, will be assessed as the court considers equitable. "Fair cash value" is the amount that a willing seller, under no compulsion to sell, would be willing to accept, and that a willing buyer, under no compulsion to purchase, would be willing to pay. In no event will the fair cash value be in excess of the amount specified in the dissenting shareholder's demand. Fair cash value is determined as of the day before the special meeting. The amount of the fair cash value excludes any appreciation or depreciation in market value of your shares resulting from the merger. The fair cash value of your shares may be higher, the same or lower than the market value of the shares on the date of the merger.

         Your right to be paid the fair cash value of the dissenting shares will terminate if:

         o    for any reason the merger does not become effective;

         o    you fail to make a timely written demand on us;

         o you do not, upon request by us, timely surrender certificates for an endorsement of a legend that a demand for the fair cash value of the dissenting shares has been made;

         o you withdraw your demand, with the consent of the board of directors; or

         o SDRC and you have not come to an agreement as to the fair cash value of the dissenting shares and you have not filed a complaint within three months after service of your demand for fair cash value.

         From the time you make your demand, your rights as a shareholder shall be suspended. If we pay cash dividends during the suspension, dissenting shareholders will be paid any such dividend as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated, all rights with respect to the dissenting shares will be restored to you. Any distribution that would have been made to you had you not made a demand will be made at the time of the termination.

         TO BE EFFECTIVE, A DEMAND FOR FAIR CASH VALUE BY A SHAREHOLDER OF OUR COMMON STOCK MUST BE MADE BY OR IN THE NAME OF THE RECORD HOLDER, FULLY AND CORRECTLY, AS THE SHAREHOLDER'S NAME APPEARS ON HIS OR HER STOCK CERTIFICATE(S) AND CANNOT BE MADE BY THE BENEFICIAL OWNER IF HE OR SHE DOES NOT ALSO HOLD THE SHARES OF RECORD. THE BENEFICIAL OWNER MUST, IN SUCH CASES, HAVE THE RECORD HOLDER SUBMIT THE REQUIRED DEMAND IN RESPECT OF SUCH

SHARES. If you hold your shares of common stock in a brokerage account or in other nominee form and you wish to exercise dissenters' rights, you should consult with your broker or such other nominee to determine the appropriate procedures for the making of a demand for fair cash value by such nominee. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right to dissent with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In such case, the written demand should state the number of shares as to which dissenter rights are sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of such record owner.

         The foregoing constitutes a brief description of the rights of dissenting shareholders and does not purport to be a complete statement of such rights or the procedures to be followed by shareholders desiring to receive the fair cash value of their shares. Each shareholder who may desire to receive the value of his or her shares should consult Section 1701.85 of the Ohio Revised Code and strictly adhere to all of the provisions thereof. A copy of that section is attached hereto as Appendix E and this discussion concerning the rights of dissenting shareholders is qualified in its entirety by reference to that section.

                                  OTHER MATTERS

         The board of directors does not know of any other business to be presented to the meeting and does not intend to bring other matters before the meeting. However, if other matters properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote thereon according to their best judgment in the interest of the Company.

                              SHAREHOLDER PROPOSALS

         In order for any shareholder proposals for the Special Meeting to be eligible for inclusion in the Company's proxy statement relating to that meeting and to be presented for shareholder action at that meeting, they must be received by our Secretary at 2000 Eastman Drive, Milford, Ohio 45150 prior to _________, 2001. The form of proxy distributed by the Company with respect to the Special Meeting may include the discretionary authority to vote on any matter which is presented to the shareholders at the meeting (other than by management) if the Company does not receive notice of that matter at the above address prior to ________, 2001.

                                       BY ORDER OF THE BOARD OF DIRECTORS


                                       John A. Mongelluzzo
                                       Secretary and General Counsel


Milford, Ohio
_________, 2001

BEAR                                                    Bear, Stearns & Co. Inc.
STEARNS                                                          245 Park Avenue
                                                        New York, New York 10167
                                                                Tel 212.272.2000
                                                             www.bearstearns.com





May 23, 2001


The Board of Directors
Structural Dynamics Research Corporation
2000 Eastman Drive
Milford, OH 45150-2740


Gentlemen:

We understand that Structural Dynamics Research Corporation ("Structural Dynamics"), Electronic Data Systems Corporation ("EDS") and Emerald Acquisition Corp., a wholly-owned subsidiary of EDS ("Merger Sub") have entered into an Agreement and Plan of Merger (the "Agreement") dated May 23, 2001, pursuant to which Merger Sub shall be merged with and into Structural Dynamics (the "Transaction"). As more fully described in the Agreement, each issued and outstanding share of Structural Dynamics common stock shall be converted into the right to receive an amount in cash equal to $25.00 (the "Purchase Price").

You have asked us to render our opinion as to whether the Purchase Price is fair, from a financial point of view, to the shareholders of Structural Dynamics.

In the course of performing our review and analyses for rendering this opinion, we have:

o    reviewed the Agreement;

o reviewed Structural Dynamics' Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 1998 through 2000, its Quarterly Report on Form 10-Q for the period ended March 31, 2001 and its Reports on Form 8-K for the three years ended the date hereof;

o reviewed certain operating and financial information, including projections for the three years ended December 31, 2003, provided to us by management relating to Structural Dynamics' business and prospects;

o met with certain members of Structural Dynamics' senior management to discuss Structural Dynamics' business, operations, historical and projected financial results and future prospects;

o reviewed the historical prices, trading multiples and trading volume of the common shares of Structural Dynamics;

o reviewed publicly available financial data, stock market performance data and trading multiples of companies which we deemed generally comparable to Structural Dynamics;

Structural Dynamics Research Corporation
May 23, 2001
Page 2



o reviewed the terms of recent mergers involving companies which we deemed generally comparable to Structural Dynamics and the Transaction;

o performed discounted cash flow analyses based on the projections for Structural Dynamics furnished to us; and

o conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information, including without limitation the projections, provided to us by Structural Dynamics. With respect to Structural Dynamics' projected financial results, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of Structural Dynamics as to the expected future performance of Structural Dynamics. We have not assumed any responsibility for the independent verification of any such information or of the projections provided to us, and we have further relied upon the assurances of the senior management of Structural Dynamics that they are unaware of any facts that would make the information and projections provided to us incomplete or misleading.

In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (contingent or otherwise) of Structural Dynamics, nor have we been furnished with any such appraisals. We have not been asked to, and have not, solicited indications of interest from any third parties regarding a transaction with Structural Dynamics. We have assumed that the Transaction will be consummated in a timely manner and in accordance with the terms of the Agreement without any regulatory limitations, restrictions, conditions, amendments or modifications that collectively would have a material effect on Structural Dynamics.

We have been engaged by Structural Dynamics to render a fairness opinion with respect to the Transaction and upon rendering our opinion will receive a customary fee. In the ordinary course of business, Bear Stearns may actively trade the equity and debt securities of Structural Dynamics and/or EDS for our own account and for the account of our customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is intended for the benefit and use of the Board of Directors of Structural Dynamics and does not constitute a recommendation to the Board of Directors of Structural Dynamics or any holders of Structural Dynamics common stock as to how to vote in connection with the Transaction. This opinion does not address Structural Dynamics' underlying business decision to pursue the Transaction , the relative merits of the Transaction as compared to any alternative business strategies that might exist for Structural Dynamics or the effects of any other transaction in which Structural Dynamics might engage. This letter is not to be used for any other purpose, or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any proxy statement to be distributed to the holders of Structural Dynamics common stock in connection with the Transaction. Our opinion is subject to the assumptions and conditions contained herein and is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

Structural Dynamics Research Corporation
May 23, 2001
Page 3



Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Purchase Price is fair, from a financial point of view, to the shareholders of Structural Dynamics.


Very truly yours,

BEAR, STEARNS & CO. INC.



By:
   ------------------------------
      Senior Managing Director

Structural Dynamics Research Corporation
May 23, 2001
Page 4





----------------------------------

================================================================================






                          AGREEMENT AND PLAN OF MERGER




                            Dated as of May 23, 2001




                                      among

                      ELECTRONIC DATA SYSTEMS CORPORATION,



                        EMERALD ACQUISITION CORPORATION I



                                       and

                    STRUCTURAL DYNAMICS RESEARCH CORPORATION





================================================================================

                                TABLE OF CONTENTS

                                                      ARTICLE I

                                                      THE MERGER

Section 1.01.       The Merger....................................................................................B-1
Section 1.02.       Closing.......................................................................................B-1
Section 1.03.       Effective Time................................................................................B-2
Section 1.04.       Effects.......................................................................................B-2
Section 1.05.       Articles of Incorporation and Bylaws..........................................................B-2
Section 1.06.       Directors.....................................................................................B-2
Section 1.07.       Officers......................................................................................B-3

                                                      ARTICLE II

                                          EFFECT ON THE CAPITAL STOCK OF THE
                                  CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 2.01.       Effect on Capital Stock.......................................................................B-3
Section 2.02.       Exchange of Certificates......................................................................B-4

                                                     ARTICLE III

                                    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 3.01.       Organization, Standing and Power..............................................................B-6
Section 3.02.       Capital Structure.............................................................................B-7
Section 3.03.       Authority; Execution and Delivery; Enforceability.............................................B-8
Section 3.04.       No Conflicts; Consents........................................................................B-9
Section 3.05.       SEC Documents; Undisclosed Liabilities.......................................................B-10
Section 3.06.       Information Supplied.........................................................................B-11
Section 3.07.       Absence of Certain Changes or Events.........................................................B-11
Section 3.08.       Taxes........................................................................................B-13
Section 3.09.       No Undisclosed Material Liabilities..........................................................B-15
Section 3.10.       Pension and Benefit Plans; ERISA.............................................................B-15
Section 3.11.       Labor Matters  ..............................................................................B-18
Section 3.12.       Litigation...................................................................................B-19
Section 3.13.       Compliance with Applicable Laws..............................................................B-19
Section 3.14.       Environmental Matters........................................................................B-20

Section 3.15.       Contracts....................................................................................B-21
Section 3.16.       Brokers; Fees and Expenses...................................................................B-23
Section 3.17.       Opinion of Financial Advisor.................................................................B-23
Section 3.18.       Potential Conflicts of Interest..............................................................B-23
Section 3.19.       Intellectual Property........................................................................B-23
Section 3.20.       Software.....................................................................................B-25
Section 3.21.       Title to Properties..........................................................................B-27
Section 3.22.       Insurance....................................................................................B-27

                                                      ARTICLE IV

                                   REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Section 4.01.       Organization, Standing and Power.............................................................B-27
Section 4.02.       Sub..........................................................................................B-28
Section 4.03.       Authority; Execution and Delivery; Enforceability............................................B-28
Section 4.04.       No Conflicts; Consents.......................................................................B-28
Section 4.05.       Information Supplied.........................................................................B-29
Section 4.06.       Brokers......................................................................................B-29
Section 4.07.       Financing....................................................................................B-29
Section 4.08.       Litigation...................................................................................B-29

                                                      ARTICLE V

                                      COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.01.       Conduct of Business..........................................................................B-30
Section 5.02.       No Solicitation..............................................................................B-32

                                                      ARTICLE VI

                                                ADDITIONAL AGREEMENTS

Section 6.01.       Preparation of Proxy Statement; Stockholders Meeting.........................................B-34
Section 6.02.       Access to Information; Confidentiality.......................................................B-35
Section 6.03.       Reasonable Best Efforts; Notification........................................................B-35
Section 6.04.       Stock Options................................................................................B-36
Section 6.05.       Indemnification..............................................................................B-38
Section 6.06.       Fees and Expenses............................................................................B-40
Section 6.07.       Public Announcements.........................................................................B-40
Section 6.08.       Employee Benefits............................................................................B-40
Section 6.09.       Further Assurances...........................................................................B-41
Section 6.10.       Antitrust Filings............................................................................B-41

                                                     ARTICLE VII

                                                 CONDITIONS PRECEDENT

Section 7.01.       Conditions to Each Party's Obligation to Effect the Merger...................................B-42
Section 7.02.       Additional Conditions to Obligations of Parent and Sub.......................................B-42
Section 7.03.       Additional Conditions to Obligations of the Company..........................................B-43

                                                     ARTICLE VIII

                                          TERMINATION, AMENDMENT AND WAIVER

Section 8.01.       Termination..................................................................................B-44
Section 8.02.       Effect of Termination........................................................................B-46
Section 8.03.       Amendment....................................................................................B-46
Section 8.04.       Extension; Waiver............................................................................B-46
Section 8.05.       Procedure for Termination, Amendment, Extension or Waiver....................................B-47

                                                      ARTICLE IX

                                                  GENERAL PROVISIONS

Section 9.01.       Nonsurvival of Representations and Warranties................................................B-47
Section 9.02.       Notices......................................................................................B-47
Section 9.03.       Definitions..................................................................................B-48
Section 9.04.       Interpretation...............................................................................B-49
Section 9.05.       Severability.................................................................................B-50
Section 9.06.       Counterparts.................................................................................B-50
Section 9.07.       Entire Agreement; No Third-Party Beneficiaries...............................................B-50
Section 9.08.       Governing Law................................................................................B-50
Section 9.09.       Assignment...................................................................................B-50

                             INDEX OF DEFINED TERMS

Term                                                                                                        Section
----                                                                                                        -------

affiliate......................................................................................................9.03
Agreement..................................................................................................Preamble
Appraisal Statute...........................................................................................2.01(d)
Antitrust Division.............................................................................................6.10
business day...................................................................................................9.03
Certificate of Merger..........................................................................................1.03
Certificates................................................................................................2.02(b)
Closing........................................................................................................1.02
Closing Date...................................................................................................1.02
Code........................................................................................................2.02(g)
Company....................................................................................................Preamble
Company Board...............................................................................................3.02(b)
Company Bylaws.................................................................................................3.01
Company Charter................................................................................................3.01
Company Common Stock........................................................................................2.01(b)
Company Disclosure Letter......................................................................................3.01
Company Employee...............................................................................................6.08
Company Employee Benefit Plans..............................................................................3.10(a)
Company ERISA Affiliate.....................................................................................3.10(a)
Company's Foreign Knowledge....................................................................................9.03
Company Material Adverse Effect................................................................................9.03
Company Pension Plan........................................................................................3.10(a)
Company Right...............................................................................................3.02(a)
Company Rights Agreement....................................................................................3.02(a)
Company SEC Documents.......................................................................................3.05(a)
Company Stock Option........................................................................................6.04(d)
Company Stock Plans.........................................................................................6.04(d)
Company Stockholder Approval................................................................................3.03(a)
Company Stockholders Meeting................................................................................6.01(b)
Company Takeover Proposal...................................................................................5.02(c)
Confidentiality Agreement...................................................................................6.02(b)
Consent.....................................................................................................3.04(b)
Contract....................................................................................................3.02(a)
Dissent Shares..............................................................................................2.01(d)
Effective Time.................................................................................................1.03
Employed Intellectual Property..............................................................................3.l9(a)
Environmental Laws.............................................................................................3.14
Environmental Liabilities......................................................................................3.14
ERISA.......................................................................................................3.10(a)
Exchange Act................................................................................................3.04(b)
Exchange Fund...............................................................................................2.02(a)
Expenses....................................................................................................6.06(b)
FTC............................................................................................................6.10
Filed Company SEC Documents....................................................................................3.07
Foreign Benefit Plan........................................................................................3.10(g)

Term                                                                                                        Section
----                                                                                                        -------

GAAP........................................................................................................3.05(a)
Governmental Entity.........................................................................................3.04(b)
HSR Act.....................................................................................................3.04(b)
Hazardous Materials............................................................................................3.14
in the ordinary course of business.............................................................................9.03
Indemnified Liabilities.....................................................................................6.05(a)
Indemnified Parties.........................................................................................6.05(a)
Indemnified Party...........................................................................................6.05(a)
Intellectual Property.......................................................................................3.19(a)
IRS.........................................................................................................3.08(e)
Judgment....................................................................................................3.04(a)
Law.........................................................................................................3.04(a)
Licensed Software...........................................................................................3.20(a)
Liens.......................................................................................................3.04(a)
Material Contracts..........................................................................................3.15(b)
Material Representations....................................................................................7.02(a)
Merger.....................................................................................................Recitals
Merger Consideration....................................................................................2.01(c)(ii)
Ohio Law.......................................................................................................1.01
Option Agreement...........................................................................................Recitals
Owned Software..............................................................................................3.20(a)
Parent.....................................................................................................Preamble
Parent Benefit Plan............................................................................................6.08
Parent Material Adverse Effect..............................................................................4.04(a)
Paying Agent................................................................................................2.02(a)
Permits.....................................................................................................3.13(b)
person.........................................................................................................9.03
Proxy Statement.............................................................................................3.04(b)
Representatives.............................................................................................5.02(a)
Restraint...................................................................................................8.01(b)
Rights Agent................................................................................................3.02(a)
SEC.........................................................................................................3.04(b)
Securities Act..............................................................................................3.05(a)
Software....................................................................................................3.20(a)
Sub........................................................................................................Preamble
Subsidiary.....................................................................................................3.01
Superior Company Proposal...................................................................................5.02(c)
Surviving Corporation..........................................................................................1.01
Tax Return..................................................................................................3.08(k)
Taxes.......................................................................................................3.08(k)
Termination Fee.............................................................................................6.06(b)
Transactions................................................................................................3.03(a)
Voting Agreement...........................................................................................Recitals
Warrants....................................................................................................3.02(a)
Year 2000 Compliant.........................................................................................3.20(g)

         AGREEMENT AND PLAN OF MERGER dated as of May 23, 2001 (this "Agreement") among ELECTRONIC DATA SYSTEMS CORPORATION, a Delaware corporation ("Parent"), EMERALD ACQUISITION CORPORATION I, an Ohio corporation and a direct wholly owned subsidiary of Parent ("Sub"), and STRUCTURAL DYNAMICS RESEARCH CORPORATION, an Ohio corporation (the "Company").

         WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved and determined to be in the best interests of their respective stockholders the merger of Sub with and into the Company (the "Merger") upon the terms and subject to the conditions of this Agreement; and

         WHEREAS, contemporaneously with the execution and delivery of this Agreement, as a condition and inducement to Parent's willingness to enter into this Agreement, the Company and Parent are entering into a Stock Option Agreement dated as of the date hereof in the form attached as EXHIBIT A (the "Option Agreement");

         WHEREAS, contemporaneously with the execution and delivery of this Agreement, as a condition and inducement to Parent's willingness to enter into this Agreement, Parent and certain stockholders of the Company are entering into a voting agreement (the "Voting Agreement"), pursuant to which, among other things, such stockholders have agreed to vote their shares of Company Common Stock (as hereinafter defined) in favor of the approval of this Agreement and the Merger; and

         NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and other terms contained in this Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I

                                   THE MERGER

         Section 1.01. The Merger.
                       -----------

         On the terms and subject to the conditions set forth in this Agreement, and in accordance with Title 17 of the Ohio Revised Code (the "Ohio Law"), Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (as such, the "Surviving Corporation") and a wholly owned subsidiary of Parent.

         Section 1.02. Closing.
                       --------

         Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned pursuant to ARTICLE VIII, and subject to the satisfaction or waiver of all of the conditions set forth in
ARTICLE VII, the closing (the "Closing") of the Merger shall take place at the offices of Baker Botts L.L.P., 2001 Ross Avenue, Dallas, Texas 75201 at 10:00 a.m. on the second business day following the satisfaction (or, to the extent permitted by Law, waiver) of the conditions set forth in SECTION 7.01 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or, to the extent permitted by Law, waiver of those conditions), or at such other place, time and date as shall be agreed in writing between Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date."

         Section 1.03. Effective Time.
                       ---------------

         Prior to the Closing, the Company shall prepare, and on the Closing Date the Company shall file with the Secretary of State of the State of Ohio, a certificate of merger (the "Certificate of Merger") executed in accordance with the relevant provisions of the Ohio Law and shall make all other filings or recordings required under the Ohio Law. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time").

         Section 1.04. Effects.
                       --------

         The Merger shall have the effects set forth in ss.1701.82 of the Ohio Law.

         Section 1.05. Articles of Incorporation and Bylaws.
                       -------------------------------------

                  (a) The Articles of Incorporation of Sub, as in effect immediately prior to the Effective Time, shall be amended at the Effective Time to change the corporate name set forth therein to "Structural Dynamics Research Corporation" and, as so amended, shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended in accordance with the provisions thereof and applicable Law.

                  (b) The Code of Regulations of Sub as in effect immediately prior to the Effective Time shall be the Code of Regulations of the Surviving Corporation until thereafter changed or amended in accordance with the provisions thereof and the provisions of the Articles of Incorporation of the Surviving Corporation and applicable Law.

         Section 1.06. Directors.
                       ----------

         The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

         Section 1.07. Officers.
                       ---------

         The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE II

                       EFFECT ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

         Section 2.01. Effect On Capital Stock.
                       ------------------------

         At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of the Company or Sub:

                  (a) CAPITAL STOCK OF SUB. Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

                  (b) CANCELLATION OF TREASURY STOCK AND PARENT-OWNED STOCK. Each share of Class A Common Stock, no par value, of the Company, including the associated Company Rights (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time that is owned by the Company, Parent or Sub shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

                  (c) CONVERSION OF COMPANY COMMON STOCK.

                        (i) Subject to SECTIONS 2.01(b) and 2.01(d), each issued
            and outstanding share of Company Common Stock shall be converted into the right to receive an amount in cash equal to $25, without interest, less any required withholding taxes, upon surrender and exchange of the Certificate representing such share.

                        (ii) The cash payable upon the conversion of a share of
            Company Common Stock pursuant to this SECTION 2.01(c) is referred to as the "Merger Consideration." As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest, less any required withholding taxes, upon surrender of such Certificate in accordance with SECTION 2.02.

         (d) APPRAISAL RIGHTS. Notwithstanding anything in this Agreement to the contrary, shares ("Dissent Shares") of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any person who is entitled to dissent from and properly dissents from this Agreement pursuant to, and who complies in all respects with, ss.1701.85 of the Ohio Law, in each case to the extent applicable (the "Appraisal Statute"), shall not be converted into a right to receive the Merger Consideration as provided in SECTION 2.01(c), but rather the holders of Dissent Shares shall be entitled to the right to receive payment of the appraised value of such Dissent Shares in accordance with the Appraisal Statute; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to receive payment of the appraised value under the Appraisal Statute, then the right of such holder to be paid the appraised value of such holder's Dissent Shares shall cease and such Dissent Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for, the right to receive the Merger Consideration, without interest, as provided in SECTION 2.01(c). The Company shall give prompt notice to Parent of any objections or demands received by the Company for appraisal of Company Common Stock pursuant to the Appraisal Statute, and Parent shall have the right to direct all negotiations and proceedings with respect to such objections or demands. Neither the Company nor the Surviving Corporation shall, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such objections or demands, or agree to do any of the foregoing.

         Section 2.02. Exchange of Certificates.
                       -------------------------

         (a) PAYING AGENT. Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as paying agent (the "Paying Agent") for the payment of the Merger Consideration upon surrender of Certificates. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, provide to the Paying Agent on a timely basis, as and when needed after the Effective Time, cash necessary to pay for the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to SECTION 2.01(c) (such cash being hereinafter referred to as the "Exchange Fund"). The expenses of the Paying Agent shall not be paid from the Exchange Fund, but shall be paid directly by the Surviving Corporation.

         (b) EXCHANGE PROCEDURE. As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates (the "Certificates") that immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to SECTION 2.01(c), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor cash in an amount equal to the product of (A) the number of shares of Company Common Stock theretofore represented by such Certificate and (B) the Merger Consideration, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.

         (c) NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK; TRANSFER BOOKS. The Merger Consideration paid in accordance with the terms of this
ARTICLE II upon conversion of any shares of Company Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this ARTICLE II.

         (d) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund (including any interest or other income received by the Paying Agent in respect thereof that has not previously been distributed pursuant to SECTION 2.02(f)) that remains undistributed to the holders of Company Common Stock for 180 days after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holder of Company Common Stock who has not theretofore complied with this ARTICLE II shall thereafter look only to the Surviving Corporation for payment of such holder's claim for the Merger Consideration.

         (e) NO LIABILITY. None of Parent, Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any payments or distributions payable from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which the Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any amounts payable in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled thereto.

         (f) INVESTMENT OF EXCHANGE FUND. The Paying Agent shall invest any cash included in the Exchange Fund, as directed by the Surviving Corporation, on a daily basis. Any interest and other income resulting from such investments shall be payable to the Surviving Corporation on demand.

         (g) WITHHOLDING RIGHTS. Parent, Sub or the Surviving Corporation shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from the consideration otherwise payable to any holder of Company Common Stock pursuant to this Agreement, such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or under any provision of state, local or foreign tax Law. To the extent that amounts are so deducted and withheld by Parent, Sub or the Surviving Corporation, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent, Sub or the Surviving Corporation.

         (h) LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such Certificate, as contemplated by this ARTICLE II.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Parent and Sub as follows:

         Section 3.01. Organization, Standing and Power.
                       ---------------------------------

         Each of the Company and the Company's Subsidiaries is a corporation, partnership or limited liability company duly organized, validly existing and in good standing (with respect to the jurisdictions that recognize the concept of good standing) under the laws of the state of its incorporation or organization and has all requisite corporate power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as currently conducted. Each of the Company and the Company's Subsidiaries is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary, except where the failure to so qualify, individually or in the aggregate, has not had or would not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered to Parent true, correct and complete copies of the articles of incorporation of the Company, as amended to the date of this Agreement (as so amended, the "Company Charter"), and the Code of Regulations of the Company, as amended to the date of this Agreement (as so amended, the "Company Bylaws"). The Company Charter and the Company Bylaws are in full force and effect. The Company is not in violation of any provision of the Company Charter or the Company Bylaws. All Subsidiaries of the Company and their respective jurisdictions of incorporation are identified in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 or in SECTION 3.01 of the letter dated as of the date of this Agreement from the Company to Parent and Sub (the "Company Disclosure Letter").

         Section 3.02. Capital Structure.
                       ------------------

         The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock. At the close of business on May 22, 2001, (i) 35,930,666 shares of Company Common Stock were issued and outstanding, (ii) 3,831,794 shares of Company Common Stock were held by the Company in its treasury, (iii) 8,702,902 shares of Company Common Stock were subject to issuance upon exercise of outstanding Company Stock Options under the Company Stock Plans, (iv) 412 shares of Company Common Stock were subject to issuance upon exercise of outstanding warrants at a weighted average exercise price of $12.13 per share (the "Warrants"), (v) 1,053,349 additional shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plans and
(vi) 35,763 shares outstanding under the Structural Dynamics Research Corporation Stock Purchase Plan, and (vii) one common share purchase right (a "Company Right") for each share of Common Stock outstanding was issued and outstanding in accordance with that certain Rights Agreement (the "Company Rights Agreement"), dated as of August 10, 1998, between the Company and Harris Trust and Savings Bank, as Rights Agent (the "Rights Agent"), and one-half of a share of Company Common Stock was reserved for issuance pursuant to the exercise of each Company Right. Except as set forth above and except for changes since May 22, 2001 resulting from the exercise of stock options outstanding on such date or the issuance of Company Common Stock under the Structural Dynamics Research Corporation Stock Purchase Plan, at the close of business on the date of this Agreement, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of Company capital stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Ohio Law, the Company Charter, the Company Bylaws or any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a "Contract") to which the Company is a party or otherwise bound. Neither Parent nor Sub nor any of its "Affiliates" or "Associates" is or will become an "Acquiring Person" (each as defined in the Company Rights Agreement) by reason of this Agreement, the Option Agreement, the Merger or any of the other Transactions, and neither a "Distribution Date" nor a "Stock Acquisition Date" (as defined in the Company Rights Agreement) will occur by reason of this Agreement, the Option Agreement, the Merger or any of the other Transactions. Except as set forth above and on SECTION 3.02 of the Company Disclosure Letter, all outstanding shares of capital stock of the Subsidiaries of the Company are owned by the Company or a direct or indirect wholly owned Subsidiary of the Company, free and clear of all liens, charges, encumbrances, claims and options of any nature.

Except as set forth above and on SECTION 3.02 of the Company Disclosure Letter, as of the date of this Agreement, there are not any options, warrants, calls, rights, convertible or exchangeable securities, units, commitments, Contracts, arrangements or undertakings to which the Company or a Subsidiary of the Company is a party or by which the Company or a Subsidiary of the Company is bound (x) obligating the Company or a Subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or a Subsidiary of the Company or (y) obligating the Company or a Subsidiary of the Company to issue, grant, extend or enter into any such option, warrant, call, right, security, unit, commitment, Contract, arrangement or undertaking. As of the date of this Agreement, there are not any outstanding contractual obligations of the Company or a Subsidiary of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or a Subsidiary of the Company, except as to unvested shares of Company Common Stock repurchasable by the Company, at the purchase price paid per share, upon the termination of service of the holders of those shares pursuant to the terms of the Company Stock Option Plans. Except as contemplated in connection with the execution of this Agreement, there are no shareholder agreements, voting trusts or other agreements or understandings to which the Company or a Subsidiary of the Company is a party or to which it is bound relating to the holding, voting or disposition of any shares of capital stock of the Company or a Subsidiary of the Company.

         Section 3.03. Authority; Execution and Delivery; Enforceability.
                       --------------------------------------------------

            (a) The Company has all requisite corporate power and authority to execute, deliver and perform this Agreement and the Option Agreement and to consummate the transactions contemplated hereby and thereby (the "Transactions"). The execution, delivery and performance by the Company of this Agreement and the Option Agreement and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate and stockholder action on the part of the Company, subject to receipt of the Company Stockholder Approval required by applicable Law. The Company has duly executed and delivered this Agreement and the Option Agreement, and assuming the due authorization, execution and delivery of this Agreement and the Option Agreement by Parent and Sub, each of this Agreement and the Option Agreement constitutes its legal, valid and binding obligation, enforceable against the Company in accordance with its terms, except as that enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditor's rights generally and the application of general principles of equity (regardless of whether that enforceability is considered in a proceeding at law or in equity). The affirmative vote of the holders of 66-2/3% of the outstanding shares of Company Common Stock (the "Company Stockholder Approval") is the only vote of any class or series of the Company's capital stock required to approve the Merger, adopt this Agreement and consummate the Transactions.

            (b) The Company Board has duly adopted resolutions, in each case by a unanimous vote of all members of the Company Board, (i) approving and declaring the advisability of this Agreement, the Option Agreement, the Merger and the other Transactions in accordance with the applicable provisions of the Ohio Law, (ii) determining that the terms of the Merger and the other Transactions are fair to and in the best interests of the Company and its stockholders and (iii) recommending that the holders of Company Common Stock approve and adopt this Agreement and the Merger. Such resolutions are sufficient to render inapplicable to Parent and Sub, and this Agreement, the Option Agreement, the Merger and the other Transactions the provisions of Chapter 1704 of the Ohio Law. No other state takeover statute or similar statute or regulation applies or purports to apply to the Company with respect to this Agreement, the Option Agreement, the Merger or any other Transaction.

         Section 3.04. No Conflicts; Consents.
                       -----------------------

            (a) Except as set forth in SECTION 3.04 of the Company Disclosure Letter, the execution, delivery and performance by the Company of this Agreement and the Option Agreement do not, and the consummation of the Merger and the other Transactions and compliance with the terms of this Agreement and the Option Agreement will not, (i) conflict with or result in any violation of any provision of the Company Charter or the Company Bylaws, (ii) subject to the filings and other matters referred to in SECTION 3.04(b), conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any pledge, lien, charge, mortgage, encumbrance or security interest of any kind or nature whatsoever (collectively, "Liens") upon any of the properties or assets of the Company under, or require the consent of any person under, any provision of any Contract to which the Company is a party or by which any of its properties or assets is bound or affected or (iii) subject to the filings and other matters referred to in
SECTION 3.04(b), conflict with or result in any violation of any domestic or, to the Company's Foreign Knowledge, foreign judgment, verdict, jury award, injunction, order or decree ("Judgment") or domestic or, to the Company's Foreign Knowledge, foreign statute, law (including common law), ordinance, rule or regulation ("Law") applicable to the Company or its properties or assets, except in the case of clauses (ii) and (iii) above, for such matters as, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

            (b) No consent, approval, license, permit, order or authorization ("Consent") of, or registration, declaration or filing with, or notice to, or Permit from, any federal, state, local or, to the Company's Foreign Knowledge, foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or, to the Company's Foreign Knowledge, foreign (a "Governmental Entity") is required to be obtained or made by or with respect to the Company in connection with the execution, delivery and performance of this Agreement or the Option Agreement or the consummation of the Merger and the other Transactions, other than (i) the filing with the Securities and Exchange Commission (the "SEC") of
(A) a proxy statement relating to the Company Stockholder Approval (the "Proxy Statement") and (B) such reports under Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement, the Option Agreement, Merger and the other Transactions, (ii) the filing of the Certificate of Merger with the

Secretary of State of the State of Ohio and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iii) such filings as may be required in connection with the Taxes described in SECTION 6.08, (iv) the filing of a premerger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the expiration or termination of the applicable waiting period thereunder, (v) filings under state securities Laws,
(vi) to the Company's Foreign Knowledge, such filings and approvals as may be required by any foreign premerger notification, securities, corporate or other Law and (vii) such other items as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

         Section 3.05. SEC Documents; Undisclosed Liabilities.
                       ---------------------------------------

            (a) The Company has timely filed all required reports, schedules, forms, statements and other documents with the SEC relating to periods commencing on or after December 31, 1998 (such reports, schedules, forms, statements and other documents being hereinafter referred to as the "Company SEC Documents"). Except as set forth on SECTION 3.05(a) of the Company Disclosure Letter, as of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act"), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents as of such dates contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles in the United States ("GAAP") (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may otherwise be indicated in the notes thereto) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments).

            (b) Except as set forth in the most recent financial statements included in the Filed Company SEC Documents (as defined in Section 3.07) and as set forth on SECTION 3.05(b) of the Company Disclosure Letter, the Company has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected in the Company's financial statements, and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability or obligation (including any claims, whether or not asserted, for royalty payments), that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

         Section 3.06. Information Supplied.
                       ---------------------

         Subject to Parent's and Sub's fulfillment of their obligations with respect thereto, the Proxy Statement will contain (or will be amended in a timely manner so as to contain) all information which is required to be included therein in accordance with the Exchange Act and the rules and regulations thereunder and any other applicable Law and will conform in all material respects with the requirements of the Exchange Act and any other applicable Law; and the Proxy Statement (or any amendment or supplement thereto) will not, at the respective times they are filed with the SEC or published, sent or given to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or, at the time of the Company Stockholders Meeting, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which shall have become false or misleading in any material respect in light of the circumstances under which made. Notwithstanding the foregoing, no representation or warranty is hereby made by the Company with respect to any information supplied by Parent or Sub in writing for inclusion in, or with respect to Parent or Sub information derived from Parent's public SEC filings which is included or incorporated by reference in the Proxy Statement.

         Section 3.07. Absence of Certain Changes or Events.
                       -------------------------------------

         Except as disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement (the "Filed Company SEC Documents") or in SECTION 3.07 of the Company Disclosure Letter, since December 31, 2000, the Company has conducted its business only in the ordinary course of business, and there has not been:

            (a) any event, change, occurrence, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

            (b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock, property or otherwise) with respect to any Company capital stock or any repurchase, redemption or other acquisition by the Company or any Subsidiary of the Company of any capital stock or other equity securities of, or other ownership interests in, the Company or any Subsidiary of the Company, except as to unvested shares of Company Common Stock repurchasable by the Company, at the purchase price paid per share, upon the termination of service of the holders of those shares pursuant to the Company Stock Option Plans;

            (c) any split, combination or reclassification of any Company capital stock or any issuance of or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, shares of Company capital stock;

            (d) (i) any grant by the Company or any Subsidiary of the Company to any director, officer or employee of the Company or any Subsidiary of the Company of any increase in compensation, bonus or other benefits, except, with respect to employees who are not officers and directors of the Company or any of its Subsidiaries, normal increases in the ordinary course of business or in connection with the hiring or promotion of any such employee, (ii) any grant by the Company or any Subsidiary of the Company to any such director, officer or employee of any increase in severance, change of control or termination pay benefits, or (iii) any entry by the Company or any Subsidiary of the Company into, or any amendment of, any employment, consulting, deferred compensation, indemnification, severance, change of control or termination agreement or arrangement with any such director, officer or employee, except, with respect to employees that are not officers and directors of the Company, in the ordinary course of business;

            (e) any change in accounting methods, principles or practices by the Company or any Subsidiary of the Company, except for such changes as may have been required by a change in GAAP;

            (f) any (i) material elections with respect to Taxes by the Company or any Subsidiary of the Company, (ii) settlement or compromise by the Company or any Subsidiary of the Company of any material Tax liability or refund or
(iii) assessment of a material Tax against the Company or any Subsidiary of the Company by any Governmental Entity;

            (g) any amendment of any term of any outstanding security of the Company or any Subsidiary of the Company that would materially increase the obligations of the Company or any Subsidiary of the Company under such security;

            (h) any incurrence, assumption or guarantee by the Company or any Subsidiary of the Company of any indebtedness for borrowed money, other than in the ordinary course of business;

            (i) any creation or assumption by the Company or any Subsidiary of the Company of any material Lien on any material asset of the Company or any Subsidiary of the Company, other than in the ordinary course of business;

            (j) any making of any loan, advance or capital contribution to or investment in any person by the Company or any Subsidiary of the Company other than (i) in connection with any acquisition or capital expenditure permitted by
SECTION 5.01, or (ii) loans or advances to employees of the Company or any Subsidiary of the Company made in the ordinary course of business and (iii) transactions between the Company and one or more of its wholly-owned Subsidiaries;

            (k) (i) any acquisition by the Company or any Subsidiary of the Company by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or any acquisition by the Company or any Subsidiary of the Company of any assets (other than inventory) that are material to the Company, (ii) any sale, lease, license, encumbrance or other disposition of material assets of the Company or any Subsidiary of the Company, other than sales of products to customers in the ordinary course of business, (iii) any incurrence of capital expenditures by the Company or any Subsidiary of the Company other than in the ordinary course of business, or (iv) any modification, amendment, assignment, termination or relinquishment by the Company or any Subsidiary of the Company of any Contract, license or other right that, individually or in the aggregate with all such modifications, amendments, assignments, terminations and relinquishments, would reasonably be expected to have a Company Material Adverse Effect;

            (l) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of the Company or any Subsidiary of the Company that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

            (m) any entry by the Company or any Subsidiary of the Company into any commitment or transaction material to the Company (other than commitments or transactions entered into in the ordinary course of business);

            (n) as of the date hereof, any revaluation by the Company or any Subsidiary of the Company of any of its material assets, including but not limited to writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; or

            (o) any agreement, commitment or undertaking to take any action referred to in SECTIONS 3.07(a) through 3.07(n).

         Section 3.08. Taxes.
                       ------

            (a) Each of the Company, each of its Subsidiaries and any affiliated, consolidated, combined, unitary or similar group of which the Company or any of its Subsidiaries is or was a member has (i) duly filed on a timely basis (taking into account any extensions) all Tax Returns (as hereinafter defined) required to be filed or sent by or with respect to it other than Tax Returns that would report immaterial Tax liability and as to which the failure to file would not itself give rise to material Tax liability or penalty, and all such Tax Returns are complete and accurate in all material respects,
(ii) duly paid or deposited on a timely basis all material Taxes (as hereinafter defined) that are shown to be due and payable on or with respect to such Tax Returns, and all material Taxes that are otherwise due and payable (except for audit adjustments not material in the aggregate or to the extent that liability therefor is reserved for in the Company's most recent audited financial statements) for which the Company or any of its Subsidiaries may be liable,
(iii) established reserves that are adequate for the payment of all material Taxes not yet due and payable with respect to the results of operations of the Company and its Subsidiaries through the date hereof, and (iv) complied in all material respects with all applicable laws, rules and regulations relating to the reporting, payment and withholding of material Taxes that are required to be withheld from payments to employees, independent contractors, creditors, shareholders or any other third party;

            (b) Except as set forth on SECTION 3.08(b) of the Company Disclosure Letter, no audits or other administrative proceedings or court proceedings are presently pending, or to the knowledge of the Company threatened, with regard to any Taxes for which the Company or any of its Subsidiaries would be liable in an amount reasonably expected to exceed $100,000, and no material deficiency (to the extent remaining unsatisfied) for any Taxes has been proposed, asserted or assessed in writing (whether by examination report or prior to completion of examination by means of notices of proposed adjustment or other similar written requests or notices) against the Company or any of its Subsidiaries by any taxing authority with respect to any period;

                  (c) Except as set forth in SCHEDULE 3.08 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to an agreement that provides for the payment of any amount that would constitute a "parachute payment" within the meaning of Section 280G of the Code or that would constitute compensation whose deductibility is limited under Section 162(m) of the Code;

                  (d) To the knowledge of the Company, no material reassessments (for property or ad valorem Tax purposes) of any material assets or any material property owned or leased by the Company or any of its Subsidiaries have been proposed in writing by any taxing authority;

                  (e) Except as set forth on SECTION 3.08(e) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has agreed to make any adjustment pursuant to section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has any application pending with any taxing authority requesting permission for any material changes in any accounting method of the Company or any of its Subsidiaries. To the knowledge of the Company, neither the Internal Revenue Service ("IRS") nor any other taxing authority has proposed in writing, and neither the Company nor any of its Subsidiaries is otherwise required to make, any such material adjustment or change in accounting method;

                  (f) Except as set forth on SECTION 3.08(f) of the Company Disclosure Letter, neither the Company, nor, to the knowledge of the Company, any member of its affiliated group that joins in the consolidated federal income tax return (i) has been a member of any other affiliated group that filed a consolidated federal income tax return or (ii) has assumed, or agreed to indemnify against, the liability for Taxes of any person other than a person that is a present or former member (or predecessor of such a member in the case of the acquisition of such predecessor by such member) of the affiliated group of which the Company is the common parent;

                  (g) No material assets of any Subsidiaries which are "foreign corporations" within the meaning of the Code are, or at any time within the past five years have been, located within the United States or utilized in connection with the conduct of a United States trade or business within the meaning of
Section 864 of the Code;

                  (h) No closing agreement or agreements pursuant to Section 7121 of the Code or any similar provision of any state, local or foreign law has been entered into by or with respect to the Company or any Subsidiary which requires the Company or any Subsidiary to include any item of income in, or exclude any item of deduction from, any Tax Return which is due after the Effective Time;

                  (i) As of the date hereof, the Company has not requested any rulings from any taxing authority, and there are no outstanding subpoenas or unsatisfied written requests from any taxing authority for information with respect to Taxes of the Company or any Subsidiary;

                  (j) Except as set forth on SECTION 3.08(j) of the Company Disclosure Letter, there are no outstanding agreements or waivers that would extend the statutory period in which a taxing authority may assess or collect a material amount of Tax against the Company or any Subsidiary;

                  (k) None of the Subsidiaries currently has, or will have as of the Effective Time, any overall foreign loss accounts or separate limitation loss accounts within the meaning of Section 904 of the Code and the Treasury Regulations thereunder; and

                  (l) Notwithstanding anything to the contrary herein, any representation or warranty made in this Section 3.08 insofar as it applies to the Specified Countries, is qualified by the Company's Foreign Knowledge.

                  For purposes of this Agreement, "Tax" (and, with correlative meaning, "Taxes") means any U.S. federal, state, local or foreign net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, production, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest and/or any penalty, addition to tax or additional amount imposed by any taxing authority.

                  "Tax Return" (and with correlative meaning, "Tax Returns") means all returns, declarations, reports, estimates, information returns and statements relating to Taxes, including any schedule or attachment thereto, and including any amendment thereto.

         Section 3.09. No Undisclosed Material Liabilities.
                       ------------------------------------

         Except as disclosed in the Filed Company SEC Documents or as set forth in SECTION 3.09 of the Company Disclosure Letter, as of the date hereof, there are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect, other than: (i) liabilities adequately provided for on the balance sheet of the Company dated as of March 31, 2001 (including the notes thereto) contained in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 and (ii) liabilities under this Agreement.

         Section 3.10. Pension and Benefit Plans; ERISA.
                       ---------------------------------

         (a) SCHEDULE 3.10(a) of the Company Disclosure Letter contains a true and complete list of each "employee pension benefit plan" (as defined in Section 3(2) of the Employee

Retirement Income Security Act of 1974, as amended ("ERISA")) (hereinafter a "Company Pension Plan"), "employee welfare benefit plan" (as defined in Section 3(l) of ERISA), stock option, stock purchase, restricted stock, phantom stock or other equity-based incentive plan, deferred compensation plan or arrangement, and other employee fringe benefit plan or arrangement maintained, contributed to or required to be maintained or contributed to by the Company, any of its Subsidiaries or any other person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each a "Company ERISA Affiliate") for the benefit of any present or former officers, employees, directors or independent contractors of the Company or any the Company ERISA Affiliate (all the foregoing being herein referred collectively as "Company Employee Benefit Plans"). The Company has made available to Parent true, complete and correct copies of (1) each of the Company Employee Benefit Plans and amendments thereto, (2) the three most recent annual reports on Form 5500 filed with the Internal Revenue Service with respect to each of the Company Employee Benefit Plans (if any such report was required by applicable law), (3) the most recent summary plan description and any summaries of material modification for each of the Company Employee Benefit Plans for which such a summary plan description is required by applicable law and (4) each trust agreement and insurance or annuity contract relating to the Company Employee Benefit Plans.

         (b) Each Company Employee Benefit Plan has been administered in all material respects with its terms. The Company, the Company ERISA Affiliates and all Company Employee Benefit Plans are in material compliance with the applicable provisions of ERISA,the Code and all applicable state laws. Except as disclosed in SECTION 3.10(b) of the Company Disclosure Letter and except for those instances to the contrary which will not, either individually or in the aggregate, be material, all reports, returns, notices and similar documents with respect to the Company Employee Benefit Plans required to be filed with any governmental agency or distributed to any Company Employee Benefit Plan participant have been duly, timely and accurately filed or distributed. Except as disclosed in SECTION 3.10(b) of the Company Disclosure Letter, there are no termination proceedings or, to the knowledge of the Company, investigations by any governmental agency or other claims (except claims for benefits payable in the normal operation of Company Employee Benefit Plans), suits or proceedings against or involving any of the Company Employee Benefit Plans or asserting any rights or claims to benefits under any of the Company Employee Benefits Plans that would reasonably be expected to give rise to any material liability, and there are not any facts to the Company's knowledge that would reasonably be expected to give rise to any material liability in the event of any such investigation, claim, suit or proceeding. To the Company's knowledge, no prohibited transactions (as defined in ERISA Section 406 or Code Section 4975) and no violations of ERISA Section 407 for which an applicable statutory or administrative exemption does not exist and for which the Company or any Company ERISA Affiliate would reasonably be expected to be subject to any liability have occurred with respect to any Company Employee Benefit Plans.

         (c) Except as disclosed in SECTION 3.10(c) of the Company Disclosure Letter, none of the Company Pension Plans is subject to Title IV of ERISA and none of the Company or any

Company ERISA Affiliate has maintained or been required to contribute to a plan that is subject to Title IV of ERISA during the past six years.

         (d) Except as disclosed in SECTION 3.10(d) of the Company Disclosure Letter, each Company Pension Plan intended to be qualified has been the subject of a determination letter from the Internal Revenue Service to the effect that such Company Pension Plan is qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code; no such determination letter has been revoked, and, to the knowledge of the Company, revocation has not been threatened; and since the effective date of its most recent determination letter such Company Pension Plan has been timely amended if and to the extent necessary to remain so qualified and has not been amended in any respect that might adversely affect its qualification or materially increase its cost. The Company has made available to Parent a copy of the most recent determination letter received from the Internal Revenue Service with respect to each the Company Pension Plan for which such a letter has been issued, as well as a copy of any pending application for a determination letter.

         (e) Except as disclosed on SECTION 3.10(e) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, alone or together with other events, (i) result in any material payment becoming due to any employee or group of employees of the Company or any of its Subsidiaries; (ii) materially increase any benefits otherwise payable under any Company Employee Benefit Plan or Company Pension Plan or (iii) except as otherwise provided in
SECTION 6.04 of this Agreement, result in the acceleration of the time of payment or vesting of any such benefits. Except as disclosed on SECTION 3.10(e) of the Company Disclosure Letter or in the Filed Company SEC Documents, there are no severance agreements or employment agreements between the Company or any of its Subsidiaries and any employee of the Company or such Subsidiary except as otherwise provided in Section 6.04 of this Agreement. True and correct copies of all such severance agreements and employment agreements have been made available to Parent. Except as set forth on SECTION 3.10(e) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any consulting agreement or arrangement with any natural person involving compensation in excess of $200,000 except as are terminable upon one month's notice or less.

         (f) Except as disclosed on SECTION 3.10(f) of the Company Disclosure Letter and except for the securities issued or issuable under the Company Stock Plans, no stock or other security issued by the Company or any of its subsidiaries forms or has formed a material part of the assets of any the Company Employee Benefit Plan or the Company Pension Plan.

         (g) Except as set forth on SECTION 3.10(g) of the Company Disclosure Letter, with respect to each Company Employee Benefit Plan that is not subject to United States law (a "Foreign Benefit Plan"), to the Company's Foreign
Knowledge: (i) all employer and employee contributions to each Foreign Benefit Plan required by law or by the terms of such Foreign Benefit Plan have been made, or, if applicable, accrued in accordance with normal accounting practices and a pro rata contribution for the period prior to and including the Effective Time has been made or accrued; (ii) the fair market value of the assets of each funded Foreign Benefit Plan, the liability of each insurer for any Foreign Benefit Plan funded through insurance or the book reserve established for any Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the benefits determined on any ongoing basis (actual or contingent) accrued to the Effective Time with respect to all current and former participants under such Foreign Benefit Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Benefit Plan, and none of the Transactions shall cause such assets or insurance obligations to be less than such benefit obligations; and (iii) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities. To the Company's Foreign Knowledge, each Foreign Benefit Plan is now and always has been operated in material compliance with all applicable non-United States laws.

                  (h) No Company Employee Benefit Plan provides, nor does the Company, or any Company ERISA Affiliate have an obligation to provide, medical, life or other welfare benefits (whether or not insured) with respect to current or former employees after retirement or other termination of service, other than as required pursuant to Section 4980B of the Code.

         SECTION 3.11. LABOR MATTERS. Except as set forth on SECTION 3.11 of the Company Disclosure Letter or in the Filed Company SEC Documents:

                  (a) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor agreement with any labor union or organization, and to the Company's knowledge, currently there is no current union that claims to represent employees of the Company or any of its Subsidiaries, nor does the Company know of any activity or proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees;

                  (b) There is no unfair labor practice charge or grievance arising out of a collective bargaining agreement or other grievance procedure against the Company or any of its Subsidiaries pending, or, to the knowledge of the Company, threatened, that, individually or in the aggregate, has or would reasonably be expected to have a Company Material Adverse Effect;

                  (c) Except as set forth on SECTION 3.11(c) of the Company Disclosure Letter, there is no complaint, lawsuit or proceeding in any forum by or on behalf of any present or former employee, any applicant for employment or any classes of the foregoing alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship against the Company or any of its Subsidiaries pending, or, to the knowledge of the Company, threatened, that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

                  (d) There is no strike, dispute, slowdown, work stoppage or lockout pending, or, to the knowledge of the Company, threatened, against or involving the Company or any of its

Subsidiaries that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

                  (e) The Company and each of its Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, except for non-compliance that, individually or in the aggregate, does not have and would not be reasonably likely to have a Company Material Adverse Effect; and

                  (f) As of the date hereof, there is no proceeding, claim, suit, action or governmental investigation pending or, to the knowledge of the Company, threatened, in respect to which any current or former director, officer, employee or agent of the Company or any of its Subsidiaries is or may be entitled to claim indemnification from the Company or any of its Subsidiaries pursuant to the Company Charter or Company Bylaws or any provision of the comparable charter or organizational documents of any of its Subsidiaries, as provided in any indemnification agreement to which the Company or any Subsidiary of the Company is a party or pursuant to applicable Law that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

         Section 3.12. Litigation.
                       -----------

         Except as set forth on SECTION 3.12 of the Company Disclosure Letter, there is no suit, action, proceeding or investigation pending against, or to the knowledge of the Company, threatened against or affecting, the Company or any Subsidiary of the Company or any of their respective properties or any Company Employee Benefit Plan before any arbitrator, court or other Governmental Entity (and the Company is not aware of any basis for any such suit, action, proceeding or investigation) that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. As of the date hereof, there are no suits, claims, actions, proceedings or investigations pending or, to the knowledge of the Company, threatened, seeking to prevent, hinder, modify or challenge the transactions contemplated by this Agreement. Neither the Company nor any Subsidiary of the Company is subject to any outstanding Judgment against the Company or any Subsidiary of the Company or naming the Company or any Subsidiary of the Company as a party that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

         Section 3.13. Compliance With Applicable Laws.
                       --------------------------------

                  (a) Except as disclosed in the Filed Company SEC Documents or on SECTION 3.13 of the Company Disclosure Letter, the Company and its Subsidiaries, and their operations are being conducted in compliance with all applicable Laws, except for such failures to comply as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in the Filed Company SEC Documents or on SECTION
3.13 of the Company Disclosure Letter, neither the Company nor any Subsidiary of the Company has received any written notice during the two years prior to the date hereof: (i) of any administrative, civil or criminal investigation or audit (other than Tax audits) by any Governmental Entity relating to the Company or any Subsidiary of the Company or
(ii) from any Governmental Entity alleging that the Company or any Subsidiary of the Company is not in compliance in any material respect with any applicable Law.

                  (b) The Company and its Subsidiaries have in effect all approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights of or with all Governmental Entities ("Permits") necessary for them to own, lease or otherwise hold and to operate their properties and assets and to carry on their business and operations as now conducted, except for the Permits, the absence of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. There have occurred no defaults under, or violations of, any such Permit, except for such defaults and violations that, individually and in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. The Merger would not, in and of itself, cause the revocation or cancellation of any such Permit that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

         Section 3.14. Environmental Matters.
                       ----------------------

         Except disclosed in the Filed Company SEC Documents or SECTION 3.14 of the Company Disclosure Letter, (i) the operations of the Company and its Subsidiaries have been and are in material compliance with all Environmental Laws (as defined below), and possess and are in material compliance with all permits, licenses and other authorizations required by Environmental Laws, (ii) there are no pending or, to the knowledge of the Company, threatened, actions, notices of violation or investigations under or pursuant to Environmental Laws against the Company or its Subsidiaries or involving any real property currently or, to the knowledge of the Company, formerly owned, operated or leased by the Company or its Subsidiaries, or for which the Company or any of its Subsidiaries has assumed responsibility for environmental claims, (iii) the Company and its Subsidiaries are not subject to any Environmental Liabilities (as defined below), and, to the knowledge of the Company, no facts, circumstances or conditions relating to, arising from, associated with or attributable to any real property currently or, to the knowledge of the Company, formerly owned, operated or leased by the Company or its Subsidiaries, or for which the Company or any of its Subsidiaries has assumed responsibility for environmental claims, or operations thereon would reasonably be expected to result in material Environmental Liabilities, (iv) all real property owned and to the knowledge of the Company, all real property operated or leased by the Company or its Subsidiaries is free of contamination from Hazardous Material (as defined below) that would have an adverse effect on human health or the environment or require remediation under Environmental Laws and (v) there is not now, nor, to the knowledge of the Company, has there been in the past, on, in or under any real property owned, leased or operated by the Company or any of its predecessors any
(A) underground storage tanks regulated pursuant to 40 C.F.R. Part 280 or delegated state programs (B) asbestos-containing materials or (C) polychlorinated biphenyls.

         As used in this Agreement, "Environmental Laws" means any and all federal, state, foreign, interstate, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decisions, injunctions, orders, decrees, requirements of any Governmental Entity, any and all common law requirements, rules and bases of liability regulating, relating to or imposing liability or standards of conduct concerning pollution, Hazardous Materials or protection of human health, safety, natural resources or the environment and includes the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss. 9601 ET SEQ., as such law has been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes. As used in this Agreement, "Environmental Liabilities" with respect to any person means any and all liabilities or relating to such person or any of its Subsidiaries (including any entity which is, in whole or in part, a predecessor of such person or any of such Subsidiaries), whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which (i) arise under or relate to matters covered by Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date. As used in this Agreement, "Hazardous Materials" means any materials, wastes, or substances defined, listed, classified or regulated as hazardous, toxic or dangerous in or under any Environmental Laws and includes petroleum, petroleum products, asbestos, urea formaldehyde, radioactive materials, radiofrequency and polychlorinated biphenyls.

         Section 3.15. Contracts.
                       ----------

                  (a) SECTION 3.15(a) of the Company Disclosure Letter sets forth a correct and complete list of each of the following Contracts to which the Company or any Subsidiary of the Company is a party or by which the Company or any Subsidiary of the Company or any of their respective properties or assets are or may be bound:

                           (i) any Contracts to sell products or to provide
services (including without limitation licensing, maintenance, consulting, development, training and support agreements) with the Company's 20 largest customers by revenue for the year ended December 31, 2000;

                           (ii) the five largest distribution or reseller
Contracts by revenue for the year ended December 31, 2000;

                           (iii) any material Contracts granting a right of
first refusal or first negotiation or containing most favored customer/nation or price redetermination provisions or change of control provisions;

                           (iv) any Contracts that provide for exclusive rights
or that purport to limit, curtail, or restrict the ability of the Company or any of its Subsidiaries to compete in any geographic area or line of business or with any person or to solicit any customers or employees in any material respect;

                           (v) any Contracts for the acquisition, sale or lease
of material properties or assets of the Company (by merger, purchase or sale of assets or stock or otherwise) entered into since

January 1, 1999, involving aggregate consideration of $10.0 million or more;

                           (vi) any loan or credit agreements, mortgages,
indentures or other agreements or instruments evidencing indebtedness for borrowed money by the Company or any of its Subsidiaries in excess of $500,000 or any such agreement pursuant to which indebtedness for borrowed money in excess of $500,000 may be incurred,

                           (vii) any Contracts that would be required to be
filed as an exhibit to a Form 10-K filed by the Company with the SEC on the date hereof that have not been filed or incorporated by reference as an exhibit to a Filed Company SEC Document;

                           (viii) any other Contracts that involve total annual
payments of more than $750,000 or aggregate payments over the life thereof of $2.0 million or which, together with all other Contracts to or with the same party or affiliated parties, involve more than such amounts;

                           (ix) any other Contract that is material to the
business, assets, condition (financial or otherwise), prospects or results of the operations of the Company; and

                           (x) any commitments and agreements to enter into any
of the foregoing.

                  (b) The Company has heretofore made available to Parent true, correct and complete copies, or (in the case of oral Contracts) written descriptions of all of the material terms thereof, of all Contracts identified or required to be identified in SECTION 3.15(a) hereto (collectively, the "Material Contracts")

                  (c) Each of the Material Contracts constitutes the valid and legally binding obligation of the Company or its Subsidiaries, enforceable in accordance with its terms, and is in full force and effect. There is no default under any Material Contract either by the Company or, to the Company's knowledge, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or, to the Company's knowledge, any other party. No party to any such Material Contract has given notice to the Company of or made a claim against the Company with respect to any breach or default thereunder.

                  (d) Except as set forth on SECTION 3.15(d) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has, during the period from January 1, 2000 to the date hereof, lost, or been notified that it will lose or suffer diminution in its relationship with any material customer. To the knowledge of the Company, as of the date hereof no representative of any customer has notified the Company or any of its Subsidiaries that, in the event of a change of control of the Company such as contemplated by this Agreement, the Company or any Subsidiary would lose or suffer diminution in its relationship with any such customer.

                  (e) Except as disclosed in the Filed Company SEC Documents or as set forth on

SECTION 3.15(e) of the Company Disclosure Letter, there are no transactions or arrangements between the Company or any of its Subsidiaries and (i) any director or officer of the Company or any Subsidiary or any person affiliated or related to any such director or officer or (ii) any other person or entity controlling or under common control with the Company.

         Section 3.16. Brokers; Fees and Expenses.
                       ---------------------------

         No broker, investment banker, financial advisor or other person, other than Sonenshine Pastor & Co. LLC and Bear Stearns & Co. Inc., the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of the Company. The Company has furnished to Parent a true and complete copy of all agreements between the Company and Sonenshine Pastor & Co. LLC and Bear Stearns & Co. Inc. relating to the Merger and the other Transactions.

         Section 3.17. Opinion of Financial Advisor.
                       -----------------------------

         The Company has received the opinion of Bear Stearns & Co. Inc., dated the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Merger by the holders of Company Common Stock is fair to the holders of Company Common Stock from a financial point of view.

         Section 3.18. Potential Conflicts of Interest.
                       --------------------------------

         Except as disclosed in the Filed Company SEC Documents or set forth in
SECTION 3.18 of the Company Disclosure Letter, there have been no transactions, agreements, arrangements or understandings between the Company, on the one hand, and its affiliates, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

         Section 3.19. Intellectual Property.
                       ----------------------

                  (a) Except as set forth on SECTION 3.19(a) of the Company Disclosure Letter, the Company and its Subsidiaries own all right, title and interest in, to and under, free and clear of any Lien or any other material restriction, and have the valid and enforceable right to use and fully and completely assign, transfer and convey, or have a valid license to: all U.S. and foreign patents, inventions (patentable or unpatentable), know-how, trade secrets, and all other tangible or intangible confidential or proprietary technical and business information, copyrights (registered or unregistered), computer software and programs of any kind or nature (including, but not limited to, any and all object code, source code, firmware, program and/or programming tools), trademarks (registered or unregistered), service marks (registered or unregistered), trade names, trade dress, and all patent applications, trademark and/or service mark applications and/or registrations, and copyright applications for any of the foregoing, as well as any and all goodwill symbolized by and/or associated with any of the foregoing (collectively, "Intellectual Property"), currently used or planned to be used in products currently under development and reasonably necessary to carry on the business and/or planned business of the Company and/or its Subsidiaries, as well as all rights to any and all income, royalties, revenues, damages, payments previously, now or hereafter due and/or payable under or with respect to any of the foregoing Intellectual Property owned by the Company and/or its Subsidiaries, including, without limitation, the right to all past, present and future causes of action for violating any rights relating to any of the foregoing Intellectual Property owned by the Company and/or its Subsidiaries including, but not limited to, infringement, unfair competition, misappropriation and/or dilution (all rights included in this SECTION 3.19(a) collectively "Employed Intellectual Property").

                  (b) The activities, products and services of the Company and its Subsidiaries have not and do not infringe upon, misappropriate, dilute (in the case of trademarks), and/or to the knowledge of the Company, otherwise violate, or constitute the unauthorized use of, the Intellectual Property of any other person. There are no allegations, threats, claims or lawsuits pending, or for which notice has been provided to the Company, or to the knowledge of the Company alleging that the Company's or any of its Subsidiaries' activities, products or services infringe upon, misappropriate, dilute (in the case of trademarks), and/or otherwise violate, or constitute the unauthorized use of, any other person's Intellectual Property; or (ii) challenging the Company's or any of its Subsidiaries' ownership of, right to use, right to assign or license, the validity or enforceability of, or any license or other agreement relating to, any Employed Intellectual Property. Except as set forth on SECTION 3.19(b) of the Company Disclosure Letter, to the knowledge of the Company, there is no basis to conclude that any third party has, is, and/or is planning to, infringe upon, misappropriate, dilute (in the case of trademarks), and/or otherwise violate, of any Employed Intellectual Property owned by the Company and/or its Subsidiaries.

                  (c) Except for consents required under certain Contracts, the consummation of the Merger and the other Transactions will not result in the loss, dilution (in the case of trademarks), and/or diminution, of any rights of the Company and its Subsidiaries to any of the Employed Intellectual Property nor impose any additional burdens (whether financial or otherwise on the use thereof. Except for consents required under certain Contracts, the Merger would not result in any material loss, or dilutions (in the case of trademarks), and/or diminution of any material rights of the Company to any of the Employed Intellectual Property nor impose any additional burdens (whether financial or otherwise) on the use thereof.

                  (d) The Company and its Subsidiaries have a standard practice of obtaining and to the Company's knowledge have obtained from each employee and independent contractor a written agreement under which each such person is obligated to disclose, transfer and fully assign to the Company, without the receipt by such person of any additional value therefor (other than such person's contract, employment, normal salary and benefits), any inventions, developments and discoveries, and/or Intellectual Property, which during the period of employment or engagement with or by the Company or its Subsidiaries he or she makes or conceives of either solely or jointly with others, that relate to any subject matter with which his or her work for the Company or its Subsidiaries may be concerned, or relate to or are connected with the present or anticipated business, products, services or projects of the Company or its Subsidiaries, or involve the use of the

Company's or its Subsidiaries' time, materials or facilities. The Company and its Subsidiaries have a standard practice of obtaining and to the Company's knowledge have obtained legally binding written agreements from all employees, independent contractors and third persons with whom the Company and its Subsidiaries have shared material confidential and/or proprietary information:
(i) of the Company or its Subsidiaries, or (ii) received from others which the Company or its Subsidiaries are obligated to treat as confidential, which agreements require such employees and third parties to keep such information confidential. To the knowledge of the Company, none of the employees of the Company or its Subsidiaries are obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to the Company or its Subsidiaries or that would conflict with the business of the Company or its Subsidiaries. Other than third party rights licensed to the Company or that the Company licenses to third parties or any non-assertions or covenants not to sue from a third party to the Company, no entity other than the Company or one of its Subsidiaries possesses any current, future, or contingent rights to any of the Employed Intellectual Property owned by the Company and/or its Subsidiaries. Except as set forth on
SECTION 3.19(d) of the Company Disclosure Letter, the Company and its Subsidiaries have a standard practice of obtaining and to the Company's knowledge have obtained from all persons who are not employees and who have created any portion of, or otherwise had any rights in or to, the Employed Intellectual Property that is owned by the Company or its Subsidiaries, valid and enforceable written assignments of any and all such intellectual property or other rights to the Company. Except for (A) executable code only software licenses granted in the ordinary course of business and (B) limited source code software licenses granted in the ordinary course of business to promote exchanges of technical information used to make the Company's products compatible with those of other companies and source code escrow agreements entered into in the ordinary course of business, the Company has not granted any material licenses or other material rights, of any kind or nature, in or to any of the Employed Intellectual Property that is owned by the Company or its Subsidiaries to any third party. The Company has not taken any action to jeopardize its trade secrets in any of its material software products. With respect to any Intellectual Property licensed to the Company or its Subsidiaries and material to the operation of the Company's business, (x) the Company is not in material breach of any agreement related thereto, (y) no license is subject to expiration or termination as long as all required payments are made and as long as the Company obeys the scope of the license and confidentiality provisions expressed therein.

        Section 3.20. Software.
                      ---------

                  (a) "Owned Software" shall mean all computer programs and/or software programs (including, but not limited to, all source code, object code, firmware, programming tools and/or documentation), including without limitation, computer programs used by the Company in the planning, development, testing and/or acceptance phase, owned by the Company or any Subsidiary of the Company. "Licensed Software" shall mean all material computer programs (including, but not limited to, all source code, object code, firmware, and/or documentation) licensed to the Company or any Subsidiary of the Company by any third party (other than any off-the-shelf computer program that is so licensed under a shrink wrap license) (the Licensed Software and the Owned Software, the

"Software").

                  (b) Except as set forth on SECTION 3.20(b) of the Company Disclosure Letter, except for Licensed Software incorporated into the Company's products free and clear of any obligation on the part of the Company except for payments (which are up to date) and confidentiality, the Company, directly or through its Subsidiaries, owns all right, title and interest, and has good, marketable and exclusive title in, to and under, and the valid power and right to sell, license, lease, transfer, assign, convey, use and otherwise exploit, all of the Owned Software and all copyrights therefor, free and clear of all Liens. The Company, directly or through its Subsidiaries, is in actual possession of or has necessary control over: (i) the source code and object code for each computer program included in the Owned Software; and (ii) the object code and, to the extent required for the use of the Software as currently used in the Company's business or as currently offered to the Company's customers or potential customers, the source code, for each computer program included in the Licensed Software. The Company, directly or through its Subsidiaries, is in possession of or has necessary control over all documentation (including, without limitation, all related engineering specifications, program flow charts, installation and user manuals) and know-how required for the use and revision of the Software as currently used, or which is being designed and/or developed, in the Company's business or as currently offered to the Company's customers or potential customers except where the failure to do so would not reasonably be expected to have a Company Material Adverse Effect. The Software constitutes all of the computer programs necessary to conduct the Company's and its Subsidiaries' business as now conducted. Other than pursuant to agreements entered into in the ordinary course of business, no person other than the Company and its Subsidiaries has any material right or interest of any kind or nature in or with respect to the Owned Software or any portion thereof or any rights to sell, license, lease, transfer, use or otherwise exploit the Owned Software or any portion thereof. The Company and its Subsidiaries have made use of all copies of the Licensed Software in their possession as permitted by the respective license agreements in all material respects.

                  (c) Since the Company and its Subsidiaries have owned the Owned Software, the Company and its Subsidiaries have disclosed source code to the Owned Software only pursuant to written confidentiality terms that reasonably protect the Company's rights in such Owned Software. To the knowledge of the Company, except as disclosed in accordance with such confidentiality agreements or valid source code escrow agreements, no person (other than Company and its Subsidiaries) is in possession of any source code for any computer program included in the Owned Software or has any rights to the same.

                  (d) Except as set forth on SECTION 3.20(d) of the Company Disclosure Letter, neither the Company or any Subsidiary of the Company is obligated to support or maintain any of the Owned Software except pursuant to agreements terminable by the Company on a periodic basis and that provide for periodic payments to the Company for such services.

                  (e) The Owned Software and all software products of the Company and its Subsidiaries function in accordance with their documentation in all material respects. Neither the

Company nor any Subsidiary of the Company is in material breach of any license to the Owned Software

                  (f) None of the Owned Software or any software products of the Company or its Subsidiaries contain any time bomb, trojan horse, back door, drop dead device, or any other code that would interfere with the normal operation of the same, would allow circumvention of security controls for the same, or that is intended to cause damage to hardware, software or data (except as disclosed in the documentation for the same.

                  (g) The Owned Software is Year 2000 Compliant and does not use windowing or any other Year 2000 remediation technique that is subject to expiration within 10 years of the date of this Agreement. For purposes of this Agreement, "Year 2000 Compliant" means that neither performance nor functionality will be adversely affected by dates prior to, during or after the year 2000 and that the year 2000 will be recognized as a leap year.

         Section 3.21. Title to Properties.
                       --------------------

         Each of the Company and its Subsidiaries has good and marketable title to, or valid leasehold interests in, all its properties and assets, free and clear of all Liens, except for defects in title, easements, restrictive covenants and similar encumbrances or impediments that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries has complied in all material respects with the terms of all leases to which it is in occupancy, and all such leases are in full force and effect.

         Section 3.22. Insurance.
                       ----------

         The Company maintains insurance coverage reasonably adequate for the operation of the business of the Company and its Subsidiaries, and the Transactions contemplated in this Agreement will not materially adversely affect such coverage.

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

         Parent and Sub, jointly and severally, represent and warrant to the Company as follows:

         Section 4.01. Organization, Standing and Power.
                       ---------------------------------

         Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted.

         Section 4.02. Sub.
                       ----

         Since the date of its incorporation, Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto. Sub is a wholly owned subsidiary of Parent.

         Section 4.03. Authority; Execution and Delivery; Enforceability.
                       --------------------------------------------------

         Each of Parent and Sub has all requisite corporate power and authority to execute, deliver and perform this Agreement and the Option Agreement and to consummate the Transactions. The execution, delivery and performance by each of Parent and Sub of this Agreement and the Option Agreement and the consummation by it of the Transactions have been duly authorized by all necessary corporate and stockholder action on the part of Parent and Sub. Parent, as sole stockholder of Sub, has adopted this Agreement and the Option Agreement. Each of Parent and Sub has duly executed and delivered this Agreement and the Option Agreement, and, assuming due authorization, execution and delivery of this Agreement and the Option Agreement by the Company, each of this Agreement and the Option Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as that enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditor's rights generally and the application of general principles of equity (regardless of whether that enforceability is considered in a proceeding at law or in equity). The affirmative vote of the holders of 66-2/3% of the outstanding shares of common stock of Sub is the only vote of Sub's capital stock required to approve the Merger and adopt this Agreement.

         Section 4.04. No Conflicts; Consents.
                       -----------------------

                  (a) The execution, delivery and performance by each of Parent and Sub of this Agreement do not, and the consummation of the Merger and the other Transactions and compliance with the terms of this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, any provision of (i) the charter or organizational documents of Parent or any of its Subsidiaries, (ii) any Contract to which Parent or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in SECTION 4.04(b), any Judgment or Law applicable to Parent or any of its Subsidiaries or their respective properties or assets, subject in the case of clauses (ii) and (iii) above, for such matters as, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on (a) the ability of Parent or Sub to perform its obligations under this Agreement and the Option Agreement or (b) the ability of Parent or Sub to consummate the Merger and the other Transactions (any of the foregoing, a "Parent Material Adverse Effect").

                  (b) No Consent of, or registration, declaration or filing with, or notice to, or Permit from any Governmental Entity is required to be obtained or made by or with respect to Parent or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement, the Option Agreement, the Merger and the other Transactions, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Ohio, (iii) such filings as may be required in connection with the Taxes described in SECTION 6.08, (iv) the filing of a premerger notification report under the HSR Act and the expiration or termination of the applicable waiting period with respect thereto, (v) filings under state securities Laws, (vi) such filings and approvals as may be required by any foreign premerger notification, securities, corporate or other law and (vii) such other items as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

         Section 4.05. Information Supplied.
                       ---------------------

         None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in, or which may be deemed to be incorporated by reference in, the Proxy Statement will, at the time the Proxy Statement is filed with the SEC or published, sent or given to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. If any time prior to the Effective Time any event with respect to Parent or Sub, or with respect to any information supplied by Parent or Sub for inclusion in the Proxy Statement, shall occur which is required to be described in an amendment of, or a supplement to, such document, Parent or Sub shall so describe the event to the Company.

         Section 4.06. Brokers.
                       --------

         No broker, investment banker, financial advisor or other person, other than Greenhill & Co., LLC and Dresdner Kleinwort Wasserstein, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with Merger and the other Transactions based upon arrangements made by or on behalf of Parent.

         Section 4.07. Financing.
                       ----------

         Parent and Sub have available (through cash on hand and existing committed credit arrangements) all of the funds necessary for the acquisition of all shares of Common Stock pursuant to the Merger, and to perform their respective obligations under this Agreement.

         Section 4.08. Litigation.
                       -----------

         As of the date hereof, there is no suit, action, proceeding or investigation pending against, or to the knowledge of Parent threatened against or affecting, Parent or any of its subsidiaries before any Governmental Entity that questions the validity of this Agreement or the Option Agreement or any action to be taken by Parent or Sub in connection with the consummation of the Transactions or would otherwise prevent or delay the consummation of the Transactions.

                                   ARTICLE V

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

         Section 5.01. Conduct of Business.
                       --------------------

                  (a) CONDUCT OF BUSINESS BY THE COMPANY. Except for matters set forth in SECTION 5.01(a) of the Company Disclosure Letter or otherwise expressly permitted by this Agreement, from the date of this Agreement to the Effective Time, each of the Company and its Subsidiaries shall conduct its business in the usual, regular and ordinary course of business and in substantially the same manner as previously conducted and use its reasonable best efforts to preserve intact its current business organization, keep available the services of its current officers and employees and keep its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Each of the Company and its Subsidiaries shall maintain its assets and all parts thereof in as good working order and condition as at present, ordinary wear and tear excepted, consistent with past practice, and shall maintain in full force and effect current insurance policies or other comparable insurance coverage with respect to the assets and potential liabilities thereof. In addition, and without limiting the generality of the foregoing, except for matters set forth in SECTION 5.01(a) of the Company Disclosure Letter or conduct otherwise expressly permitted by this Agreement, from the date of this Agreement to the Effective Time, the Company shall not and it shall not permit any of its Subsidiaries to do any of the following without the prior written consent of Parent:

                        (i) (A) declare, set aside or pay any dividends on, or
            make any other distributions (whether in cash, stock, property or otherwise) in respect of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities except for the repurchase of unvested shares of Company Common Stock, at the purchase price paid per share, upon the termination of service of the holders of those shares pursuant to the Company Stock Option Plans;

                        (ii) issue, deliver, sell, grant, pledge, transfer or
            otherwise encumber or dispose of or subject to any Lien (A) any shares of its capital stock, (B) any securities convertible into or exchangeable for, or any options, warrants, commitments or rights of any kind to acquire, any such shares, voting securities or convertible or exchangeable securities or (C) any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units, other than the issuance of Company Common Stock upon the exercise of Company Stock Options and Warrants outstanding on the date of this Agreement and in accordance with their terms as in effect on the date of this Agreement or pursuant to the provisions of the Structural Dynamics Research Corporation Stock Purchase Plan;

                        (iii) amend the Company Charter or the Company Bylaws;

                        (iv) acquire or agree to acquire (A) by merging or
            consolidating with, or by purchasing a substantial equity interest in or all or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, company, limited liability company, joint venture, association or other business organization or division thereof or (B) any assets that, individually or in the aggregate, are in excess of $1 million, except purchases of inventory in the ordinary course of business;

                        (v) (A) grant to any employee, officer or director of
            the Company or any of its Subsidiaries any increase in compensation or pay any bonus, except to the extent required under employment agreements in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents,
            (B) grant to any employee, officer or director of the Company or any of its Subsidiaries any increase in severance, change of control or termination pay, except to the extent required under any agreement in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents, (C) establish, adopt, enter into or amend any collective bargaining agreement, other labor union agreement or Company Employee Benefit Plan, or (D) take any action to accelerate any rights or benefits except as required pursuant to Section 6.04 of this Agreement, take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Agreement or Company Benefit Plan, or make any material determinations not in the ordinary course of business, under any collective bargaining agreement, labor union agreement or Company Employee Benefit Plan;

                        (vi) make any change in accounting methods, principles
            or practices affecting the reported assets, liabilities or results of operations of the Company or any of its Subsidiaries, except as required by a change in GAAP;

                        (vii) sell, lease (as lessor), license, encumber or
            otherwise dispose of or subject to any Lien any properties or assets that, individually or in the aggregate, are in excess of $500,000, except sales of inventory and excess or obsolete assets in the ordinary course of business;

                        (viii) (A) incur, assume or prepay any indebtedness for
            borrowed money or guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any indebtedness or obligation of another person or issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, except for short-term borrowings incurred in the ordinary course of business not to exceed $1.0 million, or
            (B) make or forgive any loans, advances or capital contributions to, or investments in, any other person;

                        (ix) make or agree to make any new capital expenditure
            or expenditures that, individually or in the aggregate, are in excess of $1.0 million in any calendar quarter;

                        (x) make or change any material Tax election or settle
            or compromise any material Tax liability or refund;

                        (xi) (A) pay, discharge, settle or satisfy any claims,
            liabilities, obligations or litigation, other than the payment, discharge, settlement or satisfaction, in the ordinary course of business or in accordance with their terms, of liabilities reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents or incurred since the date of such financial statements in the ordinary course of business or (B) cancel any indebtedness that is material, individually or in the aggregate, to the Company, or waive any claims or rights of substantial value;

                        (xii) adopt a plan or agreement of, or resolutions
            providing for or authorizing, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

                        (xiii) make, enter into or renew, extend, amend, modify,
            or waive any provisions of any Material Contract or relinquish or waive any rights under, or agree to the termination of, any Material Contract, except in the ordinary course of business;

                        (xiv) permit any material insurance policy naming it as
            a beneficiary or a loss payable payee to lapse, be cancelled or expire unless a new policy with substantially identical coverage is in effect as of the date of lapse, cancellation or expiration; or

                        (xv) authorize, or commit or agree to take, any of the
            foregoing actions.

                  (b) ADVICE OF CHANGES. The Company shall promptly advise Parent of any change or event that has had or could reasonably be expected to have a Company Material Adverse Effect.

         Section 5.02. No Solicitation.
                       ----------------

                  (a) The Company and its Subsidiaries and each of their respective affiliates, directors, officers, employees, agents and representatives (including without limitation any investment banker, financial advisor, attorney, accountant or other representative) (collectively, its "Representatives") shall cease immediately any discussions or negotiations with any parties that may be ongoing with respect to any Company Takeover Proposal (as hereinafter defined). From the date hereof until the earlier of the termination of this Agreement or the Effective Time, the Company will not and will not permit its Subsidiaries to (whether directly or indirectly through their Representatives), and the Company shall cause its and its Subsidiaries' Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage any inquiries relating to, or the submission of, any Company Takeover Proposal, (ii) participate in any discussions or negotiations regarding any Company Takeover Proposal, or, in connection with any Company Takeover Proposal, furnish to any person any information or data with respect to or access to the properties of the Company, or any of its Subsidiaries, or take any other action to facilitate the making of any proposal that constitutes or may reasonably be expected to lead to any Company Takeover Proposal or (iii) enter into any agreement with respect to any Company Takeover Proposal. Notwithstanding the foregoing, the Company or the Company Board shall be permitted to furnish information with respect to the Company and its Subsidiaries and participate in discussions or negotiations regarding an unsolicited bona fide Company Takeover Proposal if, and only to the extent that the Company Board determines in good faith that (A) such disclosure or participation is required in order to satisfy the Company Board's fiduciary duties to the Company's stockholders under applicable Law and (B) such Company Takeover Proposal could reasonably be expected to result in a Superior Company Proposal, in which case neither the Company nor its Subsidiaries will disclose any information to such person without entering into a customary confidentiality agreement containing confidentiality provisions not materially less favorable to the Company than those contained in the Confidentiality Agreement (as hereinafter defined); provided, however, that such confidentiality agreement shall not prohibit the presentation of a Company Takeover Proposal to Parent. The Company shall promptly (but in no case later than 24 hours after actual receipt by an officer of the Company) provide Parent with a copy of any written Company Takeover Proposal received and a written statement with respect to any non-written Company Takeover Proposal received, which statement shall include the identity of the person initiating such discussions and the material terms thereof. The Company shall keep Parent informed on a current basis of the status and material terms of any such inquiries or Company Takeover Proposals and any material developments with respect to any discussions regarding any Company Takeover Proposal.

                  (b) Nothing contained in SECTION 5.02(a) shall prohibit the Company or the Company Board from (i) taking and disclosing to the Company's stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act (or any similar communications) in connection with the making or amendment of a tender offer or exchange offer or (ii) making any disclosure to the Company's stockholders required by applicable Law, provided that the Company Board shall not recommend that the stockholders of the Company tender their shares of Company Common Stock in connection with any such tender or exchange offer unless the Company Board shall have determined in good faith, after consultation with an independent financial advisor and outside counsel, that the relevant Company Takeover Proposal constitutes a Superior Company Proposal.

                  (c) For purposes of this Agreement:

                  "Company Takeover Proposal" means any inquiry, proposal or offer (other than by Parent, Sub or any of their affiliates) for (i) a merger, consolidation, share exchange, dissolution, recapitalization, liquidation or other business combination involving the Company, (ii) the acquisition by any person in any manner, directly or indirectly, of a number of shares of any class of equity securities of the Company equal to or greater than 20% of the number of such shares outstanding before such acquisition or (iii) the acquisition by any person in any manner, directly or indirectly, of assets that generate or constitute 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries on a consolidated basis, in each case other than the Transactions.

                  "Superior Company Proposal" means any bona fide written Company Takeover Proposal made by a third party or parties (other than by Parent, Sub or any of their affiliates) to acquire directly or indirectly (i) all the equity securities or (ii) the assets of the Company substantially as an entirety, which the Company Board determines in good faith (after consultation with an independent financial advisor and outside counsel), taking into account all legal, financial, regulatory and other aspects of the proposal (including any conditions to such proposal, the anticipated timing of the closing thereof, the risk of nonconsummation, the ability of the person making such proposal to finance the transaction contemplated thereby and any required consents, filings and approvals of any Governmental Entity or other person) that the Company Board determines in good faith to be relevant and the person making such proposal, (x) would, if consummated, be more favorable, from a financial point of view, to the holders of Company Common Stock than the Transactions and (y) is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of such proposal.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

         Section 6.01. Preparation of Proxy Statement; Stockholders Meeting.
                       -----------------------------------------------------

                  (a) As soon as practicable after the execution of this Agreement, and in no event later than 10 days after the date hereof, the Company shall prepare and file with the SEC the Proxy Statement in preliminary form, and each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. The Company will advise Parent, promptly after it receives notice thereof, of the time when the Proxy Statement has been cleared by the SEC. The Company shall also permit representatives of Parent to participate in any telephone call with the SEC which discusses comments made by the staff. If at any time prior to receipt of the Company Stockholder Approval there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement. No filing of, or amendment to, the Proxy Statement will be made by the Company without providing Parent the opportunity to review and comment thereon. The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after filing with the SEC.

                  (b) The Company shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company

Stockholders Meeting") for the purpose of seeking the Company Stockholder Approval. The Company shall, through the Company Board, recommend to its stockholders that they give the Company Stockholder Approval.

         Section 6.02. Access to Information; Confidentiality.
                       ---------------------------------------

                  (a) Except to the extent it would expressly violate applicable Law, the Company shall, and shall cause its Subsidiaries to, afford to Parent, and to Parent's officers, employees, accountants, counsel, financial advisors and other representatives, access during reasonable business hours during the period prior to the Effective Time to (i) all of the Company's and its Subsidiaries' properties, books, contracts, commitments, personnel and records and other information and business documents, (ii) the Company's independent accountants and (iii) the premises of the Company and its Subsidiaries for the purpose of inspecting the books and records of the Company and its Subsidiaries and/or performing environmental assessments, provided that access to the premises shall be permitted only with the prior consent of the Company (which consent shall not be unreasonably withheld or delayed). Except to the extent it would expressly violate applicable Law, during the period prior to the Effective Time, Parent will have the full cooperation of the Company in confirming the nature of the relationships between the Company and its Subsidiaries and their customers, contractors and suppliers, including whether or not such relationships are satisfactory and whether or not such relationships are expected to continue after the Merger. The Company shall have the right to have one or more representatives present at all times of any such inspections, interviews and communications conducted by Parent or its representatives.

                  (b) Neither any investigation conducted by Parent or its representatives pursuant to this SECTION 6.02 nor the results thereof shall affect any representation or warranty of the Company contained in this Agreement or the ability of Parent to rely thereon. All information exchanged pursuant to this SECTION 6.02 shall be subject to the confidentiality agreement dated February 23, 2001, between the Company and Parent (the "Confidentiality Agreement").

         Section 6.03. Reasonable Best Efforts; Notification.
                       --------------------------------------

                  (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including (i) determining whether any action by or in respect of or filing with any Governmental Entities is required or any actions, consents, approvals or waivers are required to be obtained from third parties in connection with the Transactions, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. Nothing in this Agreement shall be deemed to require Parent to waive any rights or agree to any limitation on its operations or to dispose of any asset or collection of assets of the Company, Parent or any of their respective Subsidiaries or affiliates.

                  (b) The Company shall give prompt notice to Parent, and Parent or Sub shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect, (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, (iii) any notice or other communication it receives from any person alleging that the consent of such person is or may be required in connection with the Transactions, (iv) any notice or other communication it receives from any Governmental Entity in connection with the Transactions or (v) any action, suit, claim, investigation or proceeding commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting it that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to SECTION 3.12 or 4.08, as applicable, or that relate to the consummation of the Transactions; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

         Section 6.04. Stock Options.
                       --------------

                  (a) VESTED COMPANY STOCK OPTIONS OTHER THAN DIRECTOR COMPANY STOCK OPTIONS. As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions as are required to provide that (i) each Company Stock Option (other than a Director Company Stock Option) which is outstanding and vested at or immediately prior to the Effective Time shall be canceled, with the holder thereof becoming entitled to receive an amount of cash in respect of such Company Stock Option equal to the product of (A) the excess, if any, of (x) the Merger Consideration over (y) the exercise price per share of Company Common Stock subject to such Company Stock Option and (B) the number of vested shares of Company Common Stock subject to such Company Stock Option immediately prior to its cancellation.

                  (b) UNVESTED COMPANY STOCK OPTIONS OTHER THAN DIRECTOR COMPANY STOCK OPTIONS. As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee administering the Company Stock Plans) shall adopt resolutions providing that each outstanding Company Stock Option that is not vested at or immediately prior to the Effective Time and does not vest by its terms upon a change of control arising from the transaction contemplated in this Agreement, shall be canceled, with the holder thereof becoming entitled to receive, in the sole and absolute discretion of the Parent, either:

                           (i) an amount of cash in respect of such Company
Stock Option equal to
the product of (A) the excess, if any, of (x) the Merger Consideration over (y) the exercise price per share of Company Common Stock subject to such Company Stock Option and (B) the number of unvested shares of Company Common Stock subject to such Company Stock Option immediately prior to its cancellation, or

                           (ii) an amount of cash equal to 25% of the amount
described in (i) immediately above, and a Parent Stock Option with a Black-Scholes value equal to 75% of the amount described in (i) immediately above.

                  (c) DIRECTOR COMPANY STOCK OPTIONS. As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee administering the Company Stock Plans) shall adopt resolutions providing that each outstanding Director Company Stock Option, whether or not vested, shall be canceled, with the holder thereof becoming entitled to receive an amount of cash in respect of such Director Company Stock Option equal to: the product of (A) the excess, if any, of (x) the Merger Consideration over (y) the exercise price per share of the Company Common Stock subject to the Director Company Stock Option and (B) the number of shares of Company Common Stock subject to such Director Company Stock Option immediately prior to its cancellation.

                  (d) Notwithstanding anything in this Agreement to the contrary, Parent shall have no obligation to provide any holder of any Company Stock Option, whether vested or unvested, with the consideration described in this Section 6.04 unless and until such holder executes a legally enforceable waiver approved by Parent, which approval shall not be unreasonably withheld, which evidences the holder's voluntary release of any and all interests and claims arising from or associated with any and all Company Stock Options.

                  (e) In this Agreement:

                  "Company Stock Option" means any option to purchase Company Common Stock granted under any Company Stock Plans.

                  "Company Stock Plans" means the Company's (i) 1991 Employee Stock Option Plan, (ii) 1994 Long-Term Stock Incentive Plan, (iii) 1996 Directors' Nonstatutory Stock Option Plan, (iv) SDRC/T.D. Technologies, Inc. 1996 Incentive Stock Option Plan, (v) SDRC/T.D. Technologies, Inc. 1996 Nonstatutory Stock Option Plan for Founding Ex-Employees, (vi) SDRC/CAMAX Systems, Inc. 1987 Non-Qualified Stock Option Plan, (vii) SDRC/Print Control Co. 1987 Incentive Stock Option Plan, and (viii) SDRC/CAMAX Manufacturing Technologies, Inc. 1985 Long-Term Incentive Stock Option Plan.

                  "Director Company Stock Option" means an option to purchase Company Common Stock granted to a Director of the Company pursuant to the 1996 Directors' Nonstatutory Stock Option Plan.

                  "Parent Stock Option" means an option granted by Parent to a former holder of a wholly or partially unvested Company Stock Option which entitles such former holder to purchase shares of Parent's common stock pursuant to a stock option plan established or maintained by Parent which (i) has an exercise price equal to the fair market value of Parent's common stock on the Effective Date, (ii) vests in 25% increments each anniversary of the Effective Date, and (iii) has an option term of ten years following the Effective Time.

                  (f) Parent shall issue all Parent Stock Options as contemplated by this SECTION 6.04 on the usual and customary terms and conditions it imposes upon its similarly situated employees, taking into consideration applicable tax, securities and other local Laws.

         Section 6.05. Indemnification.
                       ----------------

                  (a) After the Effective Time, (i) Parent shall, and shall cause the Surviving Corporation to, indemnify each person who is now, or has been at any time prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (individually, an "Indemnified Party" and, collectively, the "Indemnified Parties"), to the fullest extent permitted by law, with respect to any liability, loss, damage, judgment, fine, penalty, amount paid in settlement or compromise with the approval of the Company (which approval shall not be unreasonably withheld or delayed), cost or expense (including reasonable fees and expenses of legal counsel) incurred in connection with any threatened or actual action, suit or proceeding based on, or arising out of, the fact that such person is or was a director or officer of the Company or any of the Company's Subsidiaries ("Indemnified Liabilities"), in each case, to the fullest extent that Parent, the Company or such the Subsidiary is permitted under applicable Law to so indemnify; Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and any of the Indemnified Parties in effect immediately prior to the Effective Time (and Parent and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law, provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification). Any Indemnified Party desiring to claim indemnification under this SECTION 6.05(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent and the Surviving Corporation (but the failure so to notify shall not relieve the indemnifying party from any liability which it may have under this SECTION 6.05(a) except to the extent such failure materially prejudices such indemnifying party), and shall deliver to Parent and the Surviving Corporation all undertakings required under applicable Law. After Parent's receipt of such notice with respect to any such claim, action, suit, proceeding or investigation, Parent shall have the right to assume and direct, or cause the Surviving Corporation to assume and direct, all aspects of the defense thereof, including settlement (provided however that the Indemnified Person shall first consent in writing to any such settlement, which consent shall not be unreasonably withheld), and the Indemnified Party shall cooperate in the vigorous defense of any such matter. In no event shall Parent or the Surviving Corporation be liable for any settlement effected without its prior written consent. Without limiting any of the rights of any of the Indemnified Parties set forth in the other provisions of this Section 6.05, for a period of six years after the Effective Time, to the extent there is any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time) against or involving any Indemnified Party that arises out of or pertains to any action or omission (or alleged action or omission) in his or her capacity as a director, officer, employee, principal stockholder, fiduciary or agent of the Company or any of its Subsidiaries or benefit plans occurring prior to the Effective Time, such Indemnified Party shall be entitled to be represented by counsel and following the Effective Time (i) any counsel retained by the Indemnified Parties shall be reasonably satisfactory to the Surviving Corporation and Parent, and (ii) the Surviving Corporation and Parent shall pay as incurred the reasonable fees and expenses of such counsel, promptly after statements therefor are received. The rights to indemnification under this
SECTION 6.05(a) shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any Indemnified Liabilities asserted or made within such period shall continue until the final disposition of such Indemnified Liabilities.

                  (b) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect policies of directors' and officers' insurance, for the benefit of those persons who are covered by the Company's and the Company's Subsidiaries' directors' and officers' liability insurance at the Effective Time, providing coverage with respect to matters occurring prior to the Effective Time that is at least equal to the coverage provided under the Company's current directors' and officers' liability insurance policies, to the extent that such liability insurance can be maintained at an annual cost to Parent not greater than 200 percent of the premium for the Company directors' and officers' liability insurance as of the date of this Agreement; provided, however, that if such insurance cannot be so maintained at or below such cost, Parent shall maintain as much of such insurance as can be so maintained at a cost equal to 200 percent of the current annual premiums of the Company for such insurance. The foregoing provisions shall not in any way restrict or preclude any sale, liquidation or dissolution of any subsidiary of Parent at any time after the Effective Time. Parent agrees to pay all expenses (including fees and expenses of counsel) that may be incurred by any Indemnified Party in successfully enforcing the indemnity or other obligations under this SECTION 6.05.

                  (c) In the event Parent or the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume the obligations set forth in this SECTION 6.05.

                  (d) The provisions of this SECTION 6.05 are (i) intended to be for the benefit of, and to be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Law, contract or otherwise including without limitation under the Company's Articles of Incorporation or Regulations.

         Section 6.06. Fees and Expenses.
                       ------------------

                  (a) Except as provided in this Section 6.06, all fees and expenses incurred in connection with this Agreement, the Option Agreement, the Merger and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

                  (b) In the event that this Agreement is terminated (i) by Parent or the Company pursuant to Section 8.01(b)(i) or Section 8.01(b)(iii) or by Parent pursuant to Section 8.01(d)(i) and at or prior to such termination the Company has received one or more Company Takeover Proposals that at the time of such termination have not been absolutely and unconditionally withdrawn or abandoned; (ii) by the Company pursuant to Section 8.01(c)(ii); or (iii) by Parent pursuant to Section 8.01(d)(ii) or 8.01(d)(iii), then promptly after such termination the Company shall pay Parent a fee of $30.0 million (the "Termination Fee") together with all documented out-of-pocket costs and expenses of Parent and Sub, including without limitation, financing fees, fees and expenses of counsel, accountants, investment bankers and other advisors, filing fees and printing expenses up to a maximum of $2.0 million (the "Expenses"). Except as otherwise provided, any amount to be paid by the Company to Parent hereunder shall be paid within three business days after the Company's receipt of written notice of termination of this Agreement by wire transfer of same day funds; provided, however, that the amount to be paid pursuant to subparagraph
(ii) above shall be paid simultaneously with, and be a necessary condition to, termination of this Agreement by the Company pursuant to Section 8.01(c)(ii). In addition, if this Agreement is terminated by either Parent or the Company pursuant to Section 8.01(b)(iii) and at the time of such termination Parent is not in material breach of this Agreement, and if the Company shall, within 12 months after such termination, enter into an agreement with respect to a Company Takeover Proposal, then the Company shall pay the Termination Fee and Expenses (if not theretofore paid) concurrently with entering into any such agreement.

         Section 6.07. Public Announcements.
                       ---------------------

         Parent and Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except after reasonable attempts to provide notice have been undertaken and except as otherwise required by applicable Law.

         Section 6.08. Employee Benefits.
                       ------------------

         For purposes of all employee benefit plans, programs and arrangements maintained by or contributed to by Parent and its Subsidiaries (including, after the Closing, the Surviving Corporation), for which the Company's and its Subsidiaries' employees are eligible for participation ("Parent Benefit Plan"), Parent shall, or shall cause its Subsidiaries to, cause each such plan, program or arrangement to treat the prior service with the Company and its affiliates of each person who is an employee or former employee of the Company or its Subsidiaries immediately prior to the Closing (a "Company Employee") as service rendered to Parent or its Subsidiaries, as the case may be, for purposes of eligibility to participate in and vesting thereunder (but not benefit accrual) to the same extent such service is recognized under corresponding plans, programs or arrangements of the Company or its affiliates prior to the Closing; provided, however, that each such employee shall be given credit for his or her service with the Company or any of its Subsidiaries prior to the Effective Time for purposes of determining the amount of vacation to which such employee is entitled in accordance with Parent's policies following the Effective Time; provided, further, that such crediting of service shall not operate to duplicate any benefit or the funding of such benefit. Company Employees shall also be given credit for any deductible or co-payment amounts paid in respect of the plan year in which the Closing occurs, to the extent that, following the Closing, they participate in any other plan for which deductibles or co-payments are required. Parent shall also cause each Parent Benefit Plan to waive any preexisting condition limitation that was waived under the terms of any Company Benefit Plan immediately prior to the Closing and apply any waiting period limitations that would otherwise be applicable to a Company Employee on or after the Closing in a manner consistent with the way Parent would treat similarly situated employees of Parent taking into consideration the service such Company Employees had with the Company.

         Section 6.09. Further Assurances.
                       -------------------

         At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company and its Subsidiaries acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

         Section 6.10. Antitrust Filings.
                       ------------------

         Subject to the terms and conditions hereof, each of the Company and Parent will promptly file or cause to be filed with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") notification and report forms pursuant to the HSR Act relating to the Merger and the other Transactions. The Company and Parent shall promptly respond to any request for additional information or documentary material by the FTC or the Antitrust Division and shall cooperate with each other in order to ensure that all waiting periods (and any extension thereof) applicable to the consummation of the Merger and the other Transactions under the HSR Act expire or are terminated as promptly as practicable. The Company and Parent shall also cooperate and consult with one another in obtaining any consents required pursuant to the Laws of any foreign jurisdiction relating to antitrust matters or competition.

                                  ARTICLE VII

                              CONDITIONS PRECEDENT

         Section 7.01. Conditions to Each Party's Obligation to Effect the
                       ---------------------------------------------------
Merger.
-------

         The respective obligation of each party to effect the Merger is subject to the satisfaction or, if permitted by applicable Law, waiver on or prior to the Closing Date of the following conditions:

                  (a) STOCKHOLDER APPROVAL. The Company shall have obtained the Company Stockholder Approval.

                  (b) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that prior to asserting this condition, subject to SECTION 6.03, the party asserting such condition shall have used its reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.

                  (c) STATUTORY RESTRAINTS. No statute, code or regulation shall have been enacted or promulgated by any Governmental Entity that prohibits consummation of the Merger.

                  (d) OTHER APPROVALS. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and all filings required to be made prior to the Effective Time with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been made or obtained (as the case may be), except where the failure to obtain such consents, approvals, permits and authorizations would not individually or in the aggregate be reasonably likely to result in a Parent Material Adverse Effect (assuming the Merger has taken place) or to materially adversely affect the consummation of the Merger, and no such consent, approval, permit or authorization shall impose terms or conditions that would have, or would be reasonably likely to have, a Parent Material Adverse Effect (assuming the Merger has taken place).

         Section 7.02. ADDITIONAL CONDITIONS TO OBLIGATIONS OF PARENT AND SUB. The obligations of Parent and Sub to effect the Merger are also subject to the following:

                  (a) REPRESENTATIONS AND WARRANTIES. Each representation and warranty of the Company contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (provided that, other than with respect to the representations and warranties contained in Section 3.02, the last sentence of
Section 3.03(a), Section 3.03(b), Section 3.05, Section 3.07, Section 3.14,
Section 3.16 and Section 3.17 (collectively, the

"Material Representations"), for purposes of determining the accuracy of such representations and warranties for purposes of this clause (ii), all "Company Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded) except, for purposes of clauses (i) and (ii) above, (A) in each case, or in the aggregate, as does not constitute a Company Material Adverse Effect, provided, however, that the exception in this clause
(A) shall be inapplicable to representations and warranties contained in the Material Representations, (B) for changes contemplated by this Agreement, and
(C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the qualifications as set forth in the preceding clause (A) as of such particular date), and Parent shall have received a certificate of an executive officer of the Company to that effect.

                  (b) AGREEMENTS AND COVENANTS. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed and complied with by it on or prior to the Closing Date, and Parent shall have received a certificate of an executive officer of the Company to that effect.

                  (c) NO COMPANY MATERIAL ADVERSE EFFECT. From the date of this Agreement through and including the Effective Time, no event or events shall have occurred which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

         Section 7.03. ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to effect the Merger are also subject to the following conditions:

                  (a) REPRESENTATIONS AND WARRANTIES. Each of the representations of Parent and Sub contained in this Agreement that are qualified as to materiality or Parent Material Adverse Effect shall be true and correct in all respects, and the representations and warranties of Parent and Sub contained in this Agreement that are not so qualified shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (provided that those representations and warranties which address matters only as of a particular date shall be true and correct as of such date), and Parent shall have received a certificate of an executive officer of the Company to that effect.

                  (b) AGREEMENTS AND COVENANTS. Parent and Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed and complied with by it on or prior to the Closing Date, and Parent shall have received a certificate of an executive officer of the Company to that effect.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

         Section 8.01. Termination.
                       ------------

         This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder Approval:

                  (a) by mutual written consent of Parent and the Company;

                  (b) by either Parent or the Company:

                           (i) if the Merger shall not have been consummated by
November 30, 2001; provided, however, that the right to terminate this Agreement under this SECTION 8.01(b)(i) shall not be available to any party whose breach of any representation or warranty or failure to fulfill any covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

                           (ii) if a statute, rule or executive order shall have
been enacted, entered or promulgated and shall then be in effect prohibiting the Transactions contemplated hereby on the terms contemplated by this Agreement or if any Governmental Entity order, decree, ruling or other action shall then be in effect which permanently enjoins, restrains or otherwise prohibits the consummation of the Merger and such order, decree, ruling or other action shall have become final and nonappealable (collectively, a "Restraint"); provided, that the party seeking to terminate this Agreement pursuant to this SECTION 8.01(b)(ii) shall have used reasonable best efforts to prevent the entry of and to remove such Restraint; or

                           (iii) if the Company Stockholders Meeting shall have
been held and the Company Stockholder Approval shall not have been obtained at such meeting or any adjournment thereof;

                  (c) by the Company:

                           (i) if Parent or Sub shall have breached or failed to
perform in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement or if any representation or warranty of Parent or Sub shall have become untrue, and such breach or failure would, if uncured, cause the conditions in Section 7.03(a) or 7.03(b) not to be satisfied, and such breach or failure either is not capable of being cured or, if it is capable of being cured, has not been cured within 20 business days following written notice to Parent from the Company of such breach or failure; provided, however, that the Company may not terminate this Agreement pursuant to this SECTION 8.01(c)(i) if the Company is then in material breach of any representation, warranty or covenant contained in this Agreement;

                           (ii) if prior to the Company Stockholder Approval,
(A) the Company Board determines in good faith, after consultation with an outside financial advisor and outside counsel to the Company, that a Company Takeover Proposal constitutes a Superior Company Proposal and that the pursuit of such Superior Company Proposal is required in order for the Company Board to fulfill its fiduciary obligations to the stockholders of the Company under applicable Law, (B) the Company, at the direction of the Company Board, notifies Parent in writing that it intends to enter into an agreement with respect to such Superior Company Proposal, which notification identifies the person making the Superior Company Proposal and attaches the most current version of such agreement (or a complete and accurate description of all material terms and conditions thereof), (C) Parent does not make, within three business days of receipt of the Company's written notification of its intention to enter into a binding agreement for a Superior Company Proposal, an offer that the Company Board determines, in good faith after consultation with an outside financial advisor, is at least as favorable to the stockholders of the Company as such Superior Company Proposal, it being understood that the Company shall not enter into any such binding agreement during such three-business day period and (D) the Company concurrently with such termination pursuant to this clause (c)(ii) pays to Parent in same day funds the Termination Fee and Expenses (as provided in SECTION 6.06). The Company agrees to notify Parent promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving effect to such notification; or

                  (d) by Parent or Sub:

                           (i) (A) if there shall be a breach or failure of any
representation or warranty of the Company in this Agreement, and such breach or failure, if uncured, would cause the condition set forth in Section 7.02(a) not to be satisfied, and (B) there shall be a breach or failure by the Company of any of its covenants or agreements contained in this Agreement, and such breach or failure, if uncured, would cause the condition set forth in Section 7.02(b) not to be satisfied, and, in each case, such breach either is not capable of being cured or, if it is capable of being cured, has not been cured within 20 business days following written notice to the Company from Parent of such breach or failure; provided, however, that neither Parent nor Sub may terminate this Agreement pursuant to this SECTION 8.01(d)(i) if Parent or Sub is then in material breach of any representation, warranty or covenant contained in this Agreement;

                           (ii) if (A) the Company Board (or any committee
thereof) withdraws or modifies its approval or recommendation of this Agreement, the Merger or the other Transactions in a manner adverse to Parent, (B) the Company Board (or any committee thereof) shall have recommended to the stockholders of the Company any Company Takeover Proposal, or (in any Schedule 14D-9 filed by the Company in response to a Company Takeover Proposal in accordance with the time periods prescribed thereunder) shall have either failed to recommend against acceptance of any Company Takeover Proposal by the stockholders of the Company or taken no position with respect to acceptance of such Company Takeover Proposal by the stockholders of the Company, (C) the Company fails to call or hold the Company Stockholder Meeting in accordance with SECTION 6.01, (D) the Company Board fails to mail the Proxy Statement to its stockholders within a reasonable period of time after the Proxy Statement shall have been available for mailing, (E) the Company Board (or any committee thereof) shall have resolved to do any of the foregoing, or (F) the Company enters into an agreement with respect to a Company Takeover Proposal;

                           (iii) if the Company shall have (i) exempted for
purposes of Chapter 1704 of the Ohio Law any acquisition of shares of Company Common Stock by any person or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Parent, Sub or their affiliates, or (ii) amended (or agreed to amend) the Company Rights Agreement or redeemed (or agreed to redeem) the outstanding Company Rights thereunder for the purpose of exempting an acquisition of shares of Company Common Stock (other than pursuant to this Agreement) from the Company Rights Agreement and the Company Rights.

         Section 8.02. Effect of Termination.
                       ----------------------

         In the event of termination of this Agreement by either the Company or Parent or Sub as provided in SECTION 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than as provided by SECTION 6.06, this SECTION
8.02 and ARTICLE IX, which provisions shall survive such termination, and except that nothing in this SECTION 8.02 shall relieve a party from liability for fraud or liability for the willful breach by a party of any representation, warranty, covenant or agreement set forth in this Agreement and such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of any such breach.

         Section 8.03. Amendment.
                       ----------

         Subject to SECTION 6.09, this Agreement may be amended, supplemented or modified by the parties at any time before or after receipt of the Company Stockholder Approval only by an instrument in writing signed on behalf of each of the parties; provided, however, that after receipt of the Company Stockholder Approval, there shall be made no amendment, supplement or modification that by Law requires further approval by the stockholders of the Company without the further approval of such stockholders.

         Section 8.04. Extension; Waiver.
                       ------------------

         At any time prior to the Effective Time, (a) the parties may extend the time for the performance of any of the obligations or other acts of the other parties, (b) each party may waive any inaccuracies in the representations and warranties of another party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of SECTION 8.03, each party may waive compliance with any of the covenants, agreements or conditions of another party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

         Section 8.05. Procedure for Termination, Amendment, Extension or
                       --------------------------------------------------
Waiver.
-------

         A termination of this Agreement pursuant to SECTION 8.01, an amendment, modification or supplement of this Agreement pursuant to SECTION 8.03 or an extension or waiver pursuant to SECTION 8.04 shall, in order to be effective, require in the case of Parent, Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.

                                   ARTICLE IX

                               GENERAL PROVISIONS

         Section 9.01. Nonsurvival of Representations and Warranties.
                       ----------------------------------------------

         None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This SECTION 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

         Section 9.02. Notices.
                       --------

         All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt (or upon the next succeeding business day if received after 5 p.m. local time on a business day or if received on a Saturday, Sunday or United States holiday) by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)      if to Parent or Sub, to:

                           Electronic Data Systems Corporation
                           5400 Legacy Drive
                           Plano, Texas 75024
                           Attention:  General Counsel

                           with a copy to:

                           Baker Botts L.L.P.
                           2001 Ross Avenue, Suite 700
                           Dallas, Texas  75201
                           Attention:  Andrew M. Baker

                  (b)      if to the Company, to:

                           Structural Dynamics Research Corporation
                           2000 Eastman Drive
                           Milford, Ohio 45150
                           Attention:  General Counsel

                           with a copy to:

                           Brobeck, Phleger & Harrison LLP
                           One Market
                           San Francisco, CA 94105
                           Attention:  John W. Larson

                           Brobeck, Phleger & Harrison LLP
                           Two Embarcadero Place
                           2200 Geng Road
                           Palo Altoo, CA 94303
                           Attention:  Rod J. Howard

                           Dinsmore & Shohl LLP
                           255 East Fifth Street
                           Cincinnati, Ohio 45202
                           Attention: Charles F. Hertlein, Jr.

         Section 9.03. Definitions.
                       ------------

         For purposes of this Agreement:

                  An "affiliate," when used with reference to any person, shall have the meaning ascribed to such term in Rule 12b-2 of the Exchange Act, as in effect on the date of this Agreement.

                  A "business day" means any day other than Saturday, Sunday or any other day on which banks in the City of New York are required or permitted by applicable Law to close.

                  Whenever a representation or warranty is qualified by the "Company's Foreign Knowledge", insofar as the representation or warranty relates to the Specified Countries, such representation or warranty shall be qualified by the actual knowledge of the Company's chief executive officer, chief operating officer, chief financial officer, chief accounting officer, chief legal officer international vice president, international controller, or the country manager and country controller (however denominated or titled) of such Specified Country, but the representation or warranty as it relates to all other countries shall not be qualified by the knowledge of any person.

                  A "Company Material Adverse Effect" means a material adverse effect on (i) the business, operations, assets, condition (financial or otherwise), or results of operations of the Company, (ii) the ability of the Company to perform its obligations under this Agreement or (iii) the ability of the Company to consummate the Merger and the other Transactions; provided, however, that effects relating to (a) economies in general, (b) the Company's industry in general, (c) the securities markets in general or (d) the announcement of the Transactions contemplated hereby, shall not be deemed to constitute a Company Material Adverse Effect or be considered in determining whether a Company Material Adverse Effect has occurred.

                  "in the ordinary course of business," with respect to any action, means such action is:

                           (a) consistent with the past custom and practices of
                  such person and is taken in the ordinary course of the normal day-to-day operations of such person; and

                           (b) not required to be authorized by the Board of
                  Directors of such person.

                  A "person" means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity of any kind.

                  "Specified Countries" means Austria, Germany, France, Italy, The Netherlands, Spain, Sweden, Switzerland and the United Kingdom.

                  A "Subsidiary" of any person means any other person of which
         (i) such person or any subsidiary thereof is a general partner, (ii) such person and/or one or more of its subsidiaries holds voting power to elect a majority of the board of directors or others performing similar functions or (iii) such person, directly or indirectly, owns or controls more than 50% of the equity interests of such other person.

                  Words and terms used in this Agreement which are defined in other Sections of this Agreement are used throughout this Agreement as therein defined.

         Section 9.04. Interpretation.
                       ---------------

         When a reference is made in this Agreement to a Section or an Article, such reference shall be to a Section or Article of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

         Section 9.05. Severability.
                       -------------

         If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

         Section 9.06. Counterparts.
                       -------------

         This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

         Section 9.07. Entire Agreement; No Third-party Beneficiaries.
                       -----------------------------------------------

         This Agreement, taken together with the Company Disclosure Letter and the Option Agreement, (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the Transactions and (b) except for the provisions of ARTICLE II and SECTION 6.05, is not intended to confer upon any person other than the parties hereto any rights, remedies, obligations or liabilities.

         Section 9.08. Governing Law.
                       --------------

         The validity and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without reference to the conflict of laws principles thereof; except that the effectiveness of the Merger, and other matters relating to the Company and its Board of Directors which are required to be governed by the laws of the State of Ohio, shall be governed by, and construed in accordance with, the laws of the State of Ohio.

         Section 9.09. Assignment.
                       -----------

         Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

         IN WITNESS WHEREOF, Parent, Sub and the Company have duly executed this Agreement, all as of the date first written above.

                                 ELECTRONIC DATA SYSTEMS CORPORATION



                                 By:
                                    --------------------------------------------
                                      James E. Daley
                                      Chief Fianncial Officer


                                 EMERALD ACQUISITION CORPORATION I



                                 By:
                                    --------------------------------------------
                                      James E. Daley
                                      Authorized Officer


                                 STRUCTURAL DYNAMICS RESEARCH CORPORATION



                                 By:
                                    --------------------------------------------
                                      William Weyand
                                      Chairman and Chief Executive Officer

                                VOTING AGREEMENT


                                  BY AND AMONG

                      ELECTRONIC DATA SYSTEMS CORPORATION,

                        EMERALD ACQUISITION CORPORATION I

                                       AND

                   THE STOCKHOLDERS LISTED ON EXHIBIT I HERETO


                            Dated as of May 23, 2001

                                VOTING AGREEMENT


         This VOTING AGREEMENT dated as of May 23, 2001 (this "Agreement") among ELECTRONIC DATA SYSTEMS CORPORATION, a Delaware corporation ("Parent"), EMERALD ACQUISITION CORPORATION I, an Ohio corporation and a wholly-owned Subsidiary of Parent ("Sub"), and the other parties signatory hereto (individually, a "Stockholder" and, collectively, the "Stockholders").

         WHEREAS, concurrently herewith, Parent, Sub and SAPPHIRE, an Ohio corporation (the "Company"), are entering into an Agreement and Plan of Merger dated as of May 23, 2001 by and among such parties (the "Merger Agreement") (capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement), pursuant to which Sub will be merged with and into the Company and the outstanding shares of stock of the Company shall be converted into the right to receive $25 per share (the "Merger") with the Company being the surviving corporation and becoming a wholly owned subsidiary of Parent; and

         WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Parent has required that the Stockholders agree, and the Stockholders have agreed, to enter into this Agreement;

         NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. AGREEMENT TO VOTE THE SHARES FOR THE MERGER.

         (a) Each Stockholder hereby agrees that, solely in his or her capacity as a stockholder of the Company and not in his or her capacity as a director or officer of the Company, he or she will vote (or consent in lieu of a meeting of shareholders) the number of shares of Company Common Stock set forth opposite such Stockholder's name on Exhibit I hereto (the "Existing Shares" and, together with any other shares of Company Common Stock acquired by such Stockholder solely in his or her capacity as a stockholder, such shares, with respect to such Stockholder or any of its transferees, the "Shares"), and any other shares of Company Common Stock owned by such Stockholder whether issued, heretofore owned or hereinafter acquired, at any meeting of the stockholders of the
Company: (i) in favor of the Merger, and the approval of the terms of the Merger Agreement and each of the other transactions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof,
(ii) against any action, transaction or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement, and (iii) against (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its Subsidiaries, on the one hand and any person other than Parent or Sub, on the other hand; (B) a sale, lease or transfer of a material amount of assets of the Company or any of its Subsidiaries to any person other than Parent or Sub, or a reorganization, recapitalization, dissolution or liquidation of the Company or any of its Subsidiaries; (C) any Company Takeover Proposal; and (D) (1) any change in a majority of the persons who constitute the board of directors of the

Company; (2) any change in the present capitalization of the Company or any amendment of the Company's Articles of Incorporation or Code of Regulations; (3) any other material change in the Company's corporate structure or business; or
(4) any other action involving the Company or any of its Subsidiaries which is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, or materially adversely affect the Merger and the transactions contemplated by this Agreement and the Merger Agreement.

         (b) Each Stockholder represents that any proxies heretofore given in respect of the Shares, if any, are not irrevocable, and that such proxies are hereby revoked.

         (c) Without limiting the foregoing, it is understood that the obligations under clause (a) above shall remain applicable in respect of each meeting of stockholders of the Company duly called for the purpose of approving the Merger Agreement and the Merger regardless of the position of the Company's Board of Directors as to the Merger at the time of such meeting, and that the obligations under clause (a) above shall continue to the extent set forth in
Section 7 hereof, provided, however, that the Stockholder shall not be required to vote in favor of, or consent to, any action that would (i) impose any obligations on the Stockholder not contemplated hereby, or (ii) reduce the amount of consideration to be received by the Stockholder in the Merger. It is further understood and agreed that nothing in this Agreement is intended, and nothing in this Agreement shall be construed to limit, the Stockholder in his or her capacity as a director or officer of the Company with respect to action taken or omitted in such capacity.

         2. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS. Each Stockholder hereby represents and warrants, severally but not jointly, to parent as follows:

         (a) Ownership of Shares. Such Stockholder is the record and beneficial owner of the number and class of Existing Shares set forth opposite such Stockholder's name on Exhibit I hereto. Such Stockholder has, and will have until the date that this Agreement is no longer in effect, sole voting power and sole power to issue instructions with respect to the matters set forth in
Section 1 hereof, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares set forth opposite such Stockholder's name on Exhibit I hereto, with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement, which are the only shares of Company Common Stock owned of record or beneficially by such Stockholder.

         (b) Power; Binding Agreement. Such Stockholder has the legal capacity, power and authority to enter into and perform all of such Stockholder's obligations under this Agreement. The execution, delivery and performance of this Agreement by such Stockholder will not violate any other agreement to which such Stockholder is a party including, without limitation, any voting agreement, stockholders agreement or voting trust. This Agreement has been duly and validly executed and delivered by such Stockholder and assuming this Agreement has been duly executed and delivered by the other parties hereto, constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as that enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor's rights generally and the application of general principles of equity (regardless of whether that enforceability is considered in a proceeding at law or in equity). There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Stockholder is trustee whose consent is required for the execution and delivery of this Agreement or the consummation by such Stockholder of the transactions contemplated hereby.

         (c) No Conflicts. To such Stockholder's knowledge (A) no filing with, and no permit, authorization, consent or approval of any Governmental Entity is necessary for the execution of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby and (B) none of the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof shall (1) if such Stockholder is an entity, conflict with or result in any breach of any organizational documents applicable to such Stockholder, (2) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Stockholder is a party or by which such Stockholder or any of such Stockholder's properties or assets may be bound, or
(3) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to such Stockholder or any of such Stockholder's properties or assets.

         (d) No Encumbrances. The Shares of such Stockholder and the certificates representing the Shares of such Stockholder are now, and at all times during the term hereof will be, held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for the proxies arising hereunder.

         (e) Reliance by Parent. Such Stockholder understands and acknowledges that Parent is entering into, and causing Sub to enter into, the Merger Agreement in reliance upon such Stockholder's execution and delivery of this Agreement.

         3. REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB. Parent and Sub hereby represent and warrant to each Stockholder as follows:

         Due Organization, etc. Each of Parent and Sub is a corporation duly organized and validly existing under the laws of the state of its incorporation. Each of Parent and Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Parent and Sub have been duly authorized by all necessary corporate action on the part of Parent and Sub and, assuming its due authorization, execution and delivery by each Stockholder, constitutes a legal, valid and binding obligation of each of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms.

         No Conflicts. (A) No filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby and (B) none of the execution and delivery of this Agreement by Parent or Sub, the consummation by Parent and Sub of the transactions contemplated hereby shall (1) conflict with or result in any breach of the organizational documents of Parent or Sub, (2) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Parent or Sub is a party or by which Parent or Sub or any of their respective properties or assets may be bound, or (3) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to Parent or Sub or any of their respective properties or assets.

         4. COVENANTS OF THE STOCKHOLDERS. Each Stockholder covenants and agrees as follows:

         (a) Restriction on Transfer, Proxies and Non-Interference. Stockholder agrees that until the termination of this Agreement pursuant to Section 7 hereof it shall not (i) directly or indirectly, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Shares of such Stockholder or any interest therein; (ii) except as contemplated by this Agreement, grant any proxies or powers of attorney, deposit any Shares of such Stockholder into a voting trust or enter into a voting agreement with respect to any Shares; or (iii) take any action that would make any representation or warranty of such Stockholder contained herein materially untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing such Stockholder's obligations under this Agreement.

         (b) Waiver of Appraisal Rights. Stockholder hereby irrevocably waives any rights of appraisal or rights to dissent from the Merger that such Stockholder may have under Ohio Law.

         (c) Stop Transfer; Changes in Shares. Stockholder agrees with, and covenants to, Parent that such Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Shares of such Stockholder, unless such transfer is made in compliance with this Agreement. In the event of a stock dividend or distribution, or any change in Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares of such Stockholder as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares of such Stockholder may be changed or exchanged.

         (d) Other Matters. Each Stockholder agrees to cause the record holder of any shares of Company Common Stock that are beneficially owned by such Stockholder to comply with the provisions of Section 4 with respect to such shares until the termination of this Agreement pursuant to Section 7 hereof.

         5. FURTHER ASSURANCES. Each Stockholder agrees that, subject to the fiduciary duty under applicable Law of such Stockholder as a director or officer of the Company (if such Stockholder is a director or officer) as further provided in the Merger Agreement, such

Stockholder shall not take any action which in any material manner delays, deters or impedes the successful completion of the Merger in an expeditious manner.

         6. MISCELLANEOUS.

         (a) Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understanding, both written and oral, between the parties with respect to the subject matter hereof.

         (b) Certain Events. Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Shares of such Stockholder and shall be binding upon any person to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, such Stockholder's heirs, guardians, administrators or successors. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

         (c) Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the relevant parties hereto with respect to any Stockholder.

         (d) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the relevant parties hereto with respect to any one or more Stockholders, provided that
Exhibit I hereto may be supplemented by Parent by adding the name and other relevant information concerning any stockholder of the Company who agrees to be bound by the terms of this Agreement without the agreement of any other party hereto, and thereafter such added stockholder shall be treated as a "Stockholder" for all purposes of this Agreement.

         (e) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

         If to the Stockholders: At the addresses set forth on Exhibit I hereto with copies to:

                  Structural Dynamics Research Corporation
                  2000 Eastman Drive
                  Milford, Ohio 45150
                  Attention:  General Counsel

         and

                  Brobeck, Phleger & Harrison LLP
                  One Market
                  Spear Street Tower

                  San Francisco, CA  94105
                  Telephone:  415 442-1123
                  Telecopier:  415 442-1010
                  Attention: John W. Larson

                  Brobeck, Phleger & Harrison LLP
                  Two Embarcadero Place
                  2200 Geng Road
                  Palo Alto, CA  94303
                  Telephone:  650-424-0160
                  Telecopier: 650-496-2885
                  Attention: Rod J. Howard

         If to Parent or Sub:

                  Electronic Data Systems Corporation
                  5400 Legacy Drive
                  Plano, Texas 75024
                  Attention: General Counsel
         copy to:

                  Baker Botts LLP
                  2001 Ross Avenue, Suite 700
                  Telephone:  214-953-6500
                  Telecopier:  214-953-6503
                  Dallas, Texas 75201
                  Attention: Andrew M. Baker

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

         (f) Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

         (g) Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

         (h) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

         (i) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

         (j) No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto.

         (k) Governing Law. This Agreement, and the legal relations between the parties hereto, shall be governed and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law principles thereof, except for such matters relating to the Company which are required to be governed by the laws of the State of Ohio.

         (l) Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

         (m) Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

         7. TERMINATION. This Agreement shall terminate as to a particular Stockholder, and none of Parent, Sub or any Stockholder shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect upon the earlier of (i) the Effective Time of the Merger and (ii) at the time the Merger Agreement is terminated in accordance with its terms. Nothing in this Section 7 shall relieve any party of liability for breach of this Agreement.

         IN WITNESS WHEREOF, Parent, Sub and each Stockholder have caused this Agreement to be duly executed as of the day and year first above written.


                                          ELECTRONIC DATA SYSTEMS
                                               CORPORATION


                                          By:
                                             ----------------------------------
                                          Name:  James E. Daley
                                          Title:  Chief Financial Officer


                                          EMERALD ACQUISITION CORPORATION I


                                          By:
                                             ----------------------------------
                                          Name:  James E. Daley
                                          Title:  Authorized Officer


                                          STOCKHOLDERS



                                          -------------------------------------
                                          William Weyand


                                          -------------------------------------
                                          Glenn Wienkoop


                                          -------------------------------------
                                          William Gascoigne


                                          -------------------------------------
                                          John A. Mongelluzzo


                                          -------------------------------------
                                          Jeffrey Vorholt


                                          -------------------------------------
                                          Deborah Davis

                                          -------------------------------------
                                          William Carrelli


                                          -------------------------------------
                                          Cynthia White


                                          -------------------------------------
                                          Ron Schmitz


                                          -------------------------------------
                                          James Rusk


                                          -------------------------------------
                                          Max Utter


                                          -------------------------------------
                                          Hans-Kurt Luebberstedt


                                          -------------------------------------
                                          Thomas Eberle


                                          -------------------------------------
                                          Douglas Campbell


                                          -------------------------------------
                                          Terry Van Meter


                                          -------------------------------------
                                          Sanford Kaiser


                                          -------------------------------------
                                          Gregory Myers

                                          -------------------------------------
                                          Steven Walker


                                          -------------------------------------
                                          Mike White


                                          -------------------------------------
                                          Mitchell G. Tyson


                                          -------------------------------------
                                          Gilbert R. Whitaker, Jr.


                                          -------------------------------------
                                          William P. Conlin


                                          -------------------------------------
                                          Maurice F. Holmes


                                          -------------------------------------
                                          Bannus B. Hudson


                                          -------------------------------------
                                          Arthur B. Sims

                             STOCK OPTION AGREEMENT

         STOCK OPTION AGREEMENT dated as of May 23, 2001 (this "Agreement") between ELECTRONIC DATA SYSTEMS CORPORATION, a Delaware corporation ("Parent"), and STRUCTURAL DYNAMICS RESEARCH CORPORATION, an Ohio corporation (the "Company").

         WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Parent and EMERALD ACQUISITION CORPORATION I, an Ohio corporation and a wholly-owned subsidiary of Parent ("Sub"), are entering into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), pursuant to which Sub will be merged with and into the Company (the "Merger"), with the Company being the surviving corporation and a wholly owned subsidiary of Parent (capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement); and

         WHEREAS, as a condition and inducement to Parent's willingness to enter into the Merger Agreement, Parent and Sub have required that the Company agree, and the Company has agreed, to grant to Parent an option to acquire certain shares of the Company Class A Common Stock, no par value per share (the "Company Common Stock"), on the terms and subject to the conditions set forth herein;

         NOW, THEREFORE, to induce Parent to enter into the Merger Agreement and in consideration of the representations, warranties, covenants and agreements contained herein and in the Merger Agreement, the parties hereto hereby agree as follows:

         1. GRANT OF OPTION. The Company hereby grants to Parent an irrevocable option (the "Company Option") to purchase a number of shares of Company Common Stock equal to the Option Number (as defined in Section 2(d)), on the terms and subject to the conditions set forth below.

         2. EXERCISE AND TERMINATION OF THE COMPANY OPTION.

                  (a) Exercise. The Company Option may be exercised by Parent, in whole or in part, at any time or from time to time after the occurrence of an event which causes the Termination Fee (as defined in the Merger Agreement) to become payable to Parent (a "Trigger Event") and prior to the termination of Parent's right to exercise the Company Option by the terms of this Agreement. The Company shall notify Parent promptly in writing of the occurrence of any Trigger Event; however, such notice shall not be a condition to the right of Parent to exercise the Company Option. Notwithstanding the foregoing, the Company Option may not be exercised if Parent or Sub is in material breach of any of its material representations warranties, covenants or agreements in this Agreement or the Merger Agreement.

                  (b) Exercise Procedure. In the event that Parent wishes to exercise the Company Option, Parent shall deliver to the Company written notice (an "Exercise Notice") specifying the total number of shares of Company Common Stock that Parent wishes to purchase. To the extent permitted by law and the Articles of Incorporation of the Company (the "Company Charter") and provided that the conditions set forth in Section 3 to the Company's obligation to issue the shares of Company Common Stock to Parent hereunder have been satisfied or waived, Parent shall, upon delivery of the Exercise Notice and payment of the applicable aggregate Exercise Price (as hereinafter defined) in accordance with the provisions of Section 4(b) hereof, immediately be deemed to be the holder of record of the shares of Company Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such shares of Company Common Stock shall not theretofore have been delivered to Parent. Each closing of a purchase of shares of Company Common Stock hereunder (a "Closing") shall occur at a place, on a date, and at a time reasonably designated by Parent in an Exercise Notice delivered at least two (2) business days prior to the date of such Closing.

                  (c) Termination of the Company Option. Parent's right to exercise the Company Option shall terminate upon the earliest to occur of: (i) the Effective Time and (ii) the termination of the Merger Agreement on a basis that does not constitute a Triggering Event and (iii) the date that is nine months following the termination of the Merger Agreement on a basis constituting a Triggering Event. Notwithstanding the foregoing, if, after the occurrence of a Trigger Event and prior to the termination of the Company Option pursuant to the foregoing, the Company Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, the Company Option shall remain exercisable and shall not terminate until the earlier of (x) the date on which such impediment shall become final and not subject to appeal and (y) 5:00 p.m., Eastern Standard Time, on the tenth (10th) business day after such impediment shall have been removed. The rights of Parent set forth in Section 8 hereof shall not terminate upon termination of Parent's right to exercise the Company Option, but shall extend to the time provided in such section.

                  (d) Option Number. The "Option Number" shall initially be the number of Shares equal to ten percent (10.0%) of the total number of shares of Company Common Stock issued and outstanding as of the date of this Agreement, and shall be adjusted hereafter to reflect changes in the Company's capitalization occurring after the date hereof in accordance with Section 9 hereof (provided that the number of Shares issuable hereunder shall be reduced to the extent necessary so that the aggregate number of Shares issuable hereunder shall not, upon such issuance, constitute more than ten percent (10.0%) of the total number of shares of Company Common Stock then issued and outstanding).

                  (e) Exercise Price. The purchase price per share of Company Common Stock purchased pursuant to exercise of the Company Option (the "Exercise Price") shall be a cash amount per share equal to the Merger Consideration.

                  (f) Certain Limitations. In the event that Parent (and/or any of its affiliates) receives Net Proceeds (as defined below) which, combined with any Termination Fee paid to Parent pursuant to Section 6.06(b) of the Merger Agreement and any payment made to Parent (and/or any of its affiliates) pursuant to Section 7 hereof (or upon any other sale of the Company Option), exceed $30,000,000, an amount equal to all Net Proceeds in excess of such amount shall be promptly remitted by Parent to the Company. For purposes of this Agreement, "Net Proceeds" shall mean the aggregate proceeds received from the Company from the sale or other disposition of shares of Company Common Stock acquired by Parent (and/or any of its affiliates) upon exercise of the Company Option (plus any securities or other assets issued to Parent (and/or any of its affiliates) in exchange for or as dividends upon such shares and any cash dividends received by Parent (and/or any of its affiliates) with respect to such shares) less the Exercise Price multiplied by the number of such shares included in such disposition.

         3. CONDITIONS TO CLOSING. The obligation of the Company to issue the shares of Company Common Stock to Parent hereunder is subject to the conditions that (a) all waiting periods, if any, under the Hart Scott Rodino Antitrust Improvements Act of 1975, as amended (the "HSR Act"), applicable to the issuance of the shares of Company Common Stock by the Company and the acquisition of such shares by Parent hereunder shall have expired or been terminated; (b) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance shall be in effect; and (c) all consents, approvals, orders, authorizations and permits of any federal, state, local or foreign governmental authority, if any, required in connection with the issuance of the shares of Company Common Stock and the acquisition of such shares by Parent hereunder shall have been obtained. It is agreed that at any time during which Parent shall be entitled to deliver to the Company an Exercise Notice, the parties will use their respective reasonable best efforts to satisfy all conditions to any Closing so that such Closing may take place as promptly as practicable.

         4. CLOSING. At any Closing:

                  (a) The Company shall deliver to Parent or its designee a single certificate in definitive form representing the number of shares of Company Common Stock designated by Parent in its Exercise Notice, such certificate to be registered in the name of Parent and to bear the legend set forth in Section 10 hereof;

                  (b) Parent shall deliver to the Company the aggregate Exercise Price for the shares of Company Common Stock so designated and being purchased by wire transfer of immediately available funds to the account or accounts specified in writing by the Company or by certified or official bank check payable to the order of the Company;

                  (c) Each party shall pay all expenses incurred by such party, and Parent shall pay any and all federal, state and local taxes and other charges that may be payable, in connection with the preparation, issue and delivery by the Company of stock certificates under this Section 4; and

                  (d) The Company shall cause the shares being delivered by it pursuant hereto to be approved for quotation on The Nasdaq National Market shall pay all reasonable documented expenses (including reasonable attorney fees) in connection with the application for approval of such quotation.

         5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to Parent that:

                  (a) the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and has all corporate power and authority required to enter into this Agreement and to carry out its obligations hereunder;

                  (b) the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company and no action of the Company's stockholders are necessary to authorize this Agreement or any of the transactions contemplated hereby; this Agreement has been duly and validly executed and delivered by the Company, and, assuming the due authorization, execution and delivery hereof by Parent and the receipt of all required governmental approvals, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of any court before which any proceeding therefor may be brought;

                  (c) except for any filings required under the HSR Act, the Company has taken all necessary corporate action to authorize and reserve for issuance and to permit it to issue, upon exercise of the Company Option, and at all times from the date hereof through the expiration of the Company Option will have reserved for issuance, a number of authorized and unissued shares of Company Common Stock not less than the Option Number, such amount being subject to adjustment as provided in Section 9 hereof, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable;

                  (d) the shares of Company Common Stock issued to Parent upon the exercise of the Company Option will be, upon delivery thereof to Parent, free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever, excluding those created or imposed by Parent;

                  (e) the execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated hereby will not, violate, conflict with, or result in a breach of any provision of, or constitute a default (with or without notice or lapse of time, or both) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, cancellation, or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets (any such violation, conflict, breach, default, termination, acceleration, right of termination, cancellation or acceleration, loss, or creation, a "Violation") by the Company or any of its subsidiaries, pursuant to (i) any provision of the Company Charter or the Bylaws of the Company, (ii) any provision of any material loan or material credit agreement, note, mortgage, indenture, lease, benefit plan or other material agreement, obligation, instrument, permit, concession, franchise or license (a "Material Contract") of the Company or any of its subsidiaries or to which any of them is a party or by which any of them or their material properties or assets are bound, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its subsidiaries or any of their material properties or assets;

                  (f) the execution and delivery of this Agreement by the Company does not, and (except for the expiration or early termination of the waiting period under the HSR Act and filings that may be required under federal securities laws and except as contemplated by Sections 10(c), (d) and (e) hereof) the performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not, require any consent, approval, order, authorization or permit of, filing with, or notification to any Governmental Entity; and

                  (g) assuming the representations and warranties of Parent contained in Section 6(e) and 6(f) hereof are true and correct, the issuance, sale and delivery of the shares of Company Common Stock hereunder would be exempt from the registration and prospectus delivery requirements of the Securities Act, as in effect on the date hereof, and the Company shall not take any action which would cause the issuance, sale, and delivery of shares of Company Common Stock hereunder not to be exempt from such requirements.

         6. REPRESENTATIONS AND WARRANTIES OF PARENT. Parent represents and warrants to the Company that:

                  (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority required to enter into this Agreement and to carry out its obligations hereunder;

                  (b) the execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent, and no other corporate proceedings on the part of Parent and no action of Parent's stockholders are necessary to authorize this Agreement or any of the transactions contemplated hereby; this Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery hereof by the Company and the receipt of all required governmental approvals, constitutes the valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of any court before which any proceeding may be brought;

                  (c) the execution and delivery of this Agreement by Parent do not, and the consummation by Parent of the transactions contemplated hereby will not, violate, conflict with, or result in the breach of any provision of, or constitute a default (with or without notice or a lapse of time, or both) under, or result in any Violation by Parent or any of its subsidiaries, pursuant to (i) any provision of the Certificate of Incorporation or Bylaws of Parent, (ii) any Material Contract of Parent or any of its subsidiaries or to which any of them is a party or by which any of them or any of their properties or assets are bound, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or its properties or assets, which Violation, in the case of each of clauses (ii) or (iii), would have a Parent Material Adverse Effect;

                  (d) the execution and delivery of this Agreement by Parent does not, and (except for the expiration or early termination of the waiting period under the HSR Act and except as contemplated by Sections 8(c), (d) and
(e) hereof) the performance of this Agreement by Parent and the consummation of the transactions contemplated hereby will not, require any consent, approval, order, authorization or permit of, filing with, or notification to any Governmental Entity;

                  (e) any shares of Company Common Stock acquired by Parent upon exercise of the Company Option will be acquired for Parent's own account, for investment purposes only and will not be, and the Company Option is not being, acquired by Parent with a view to the public distribution thereof, in violation of any applicable provision of the Securities Act; and

                  (f) Parent is, and at the time of any exercise of the Company Option will be, an "accredited investor" as defined in Regulation D promulgated under the Securities Act.

         7. REPURCHASE RIGHT.

                  (a) At any time during which the Company Option is exercisable pursuant to Section 2, Parent may, by delivering written notice to the Company (the "Repurchase Notice"), require the Company to repurchase from Parent all or any portion of the Company Option, as specified by Parent, at the Option Repurchase Price (as defined below).

                  (b) For purposes of this Agreement, "Option Repurchase Price" shall mean (i) the difference between the Exercise Price and the Market Price (as defined below) as of the date of the applicable Repurchase Notice multiplied by (ii) the number of shares of Company Common Stock purchasable pursuant to the Company Option and covered by the applicable Repurchase Notice.

                  (c) For purposes of this Agreement, "Market Price" shall mean, as of any date, the average per share closing sale price of the Company Common Stock on the Nasdaq National Market for the ten (10) trading days immediately preceding such date.

                  (d) In the event that Parent exercises its rights under this
Section 7, the Company shall, within ten (10) business days thereafter, pay the Option Repurchase Price to Parent by wire transfer of immediately available funds to the account or accounts specified in writing by Parent; provided, however, that the Company shall not be required pursuant to this Section 7 to pay to Parent an amount which, when combined with any Termination Fee paid to Parent pursuant to Section 6.06(b) of the Merger Agreement and any Net Proceeds received by Parent, exceeds $30,000,000.

         8. REGISTRATION RIGHTS.

                  (a) Following any exercise of the Company Option, Parent and/or any transferee (a "Holder") may by written notice (the "Registration Notice") to the Company request the Company to register under the Securities Act all or any part of the Shares beneficially owned by the Holder(s) (the "Registrable Securities") pursuant to a bona fide firm commitment underwritten public offering in which the Holder(s) and the underwriters shall effect as wide a distribution of such Registrable Securities as is reasonably practicable and shall use reasonable efforts to prevent any person (including any "group" as used in Rule 13d-5 under the Exchange Act)) and its affiliates from purchasing through such offering Shares representing more than one percent (1%) of the outstanding shares of Company Common Stock on a fully diluted basis (a "Permitted Offering"); provided, however, that any such Registration Notice must relate to a number of shares equal to at least two percent (2%) of the outstanding shares of Company Common Stock on a fully diluted basis and that any rights to require registration hereunder shall terminate with respect to any shares that may be sold pursuant to Rule 144(k) under the Securities Act.

                  (b) The Registration Notice shall include a certificate executed by the Holder(s) and its or their proposed managing underwriter, which underwriter shall be an investment banking firm of nationally recognized standing (the "Manager"), stating that (i) they have a good faith intention to commence promptly a Permitted Offering, and (ii) the Manager in good faith believes that, based on the then-prevailing market conditions, it will be able to sell the Registrable Securities to the public in a Permitted Offering within one hundred twenty (120) days at a per share price equal to at least eighty percent (80%) of the average per share closing sale price of the Company Common Stock on the Nasdaq National Market for the twenty (20) trading days immediately preceding the date of the Registration Notice (the "Registration Notice Price").

                  (c) The Company shall effect, as promptly as practicable, the registration under the Securities Act of the Registrable Securities proposed to be so sold; provided, however, that (i) the Holder(s) shall not be entitled to demand more than an aggregate of three (3) effective registration statements hereunder, and (ii) the Company will not be required to file any such registration statement during any period of time (not to exceed ninety (90) days after such request) when (A) the Company is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time and, in the opinion of counsel to the Company, such information would be required to be disclosed if a registration statement were filed at that time;
(B) the Company is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or (C) the Company determines, in its reasonable judgment, that such registration would interfere with any financing, acquisition or other transaction involving the Company or any of its material subsidiaries and that such transaction is material to the Company and its subsidiaries taken as a whole. If consummation of the sale of any Registrable Securities pursuant to a registration hereunder does not occur within one hundred twenty (120) days after the effectiveness of the initial registration statement, the provisions of this
Section 8 shall again be applicable to any proposed registration.

                  (d) The Company shall use its reasonable efforts to cause any Registrable Securities registered pursuant to this Section 8 to be qualified for sale under the securities or Blue Sky laws of such jurisdictions as the Holder(s) may reasonably request and shall continue such registration or qualification in effect in such jurisdiction; provided, however, that the Company shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision.

                  (e) The registration rights set forth in this Section 8 are subject to the condition that the Holder(s) shall provide the Company with such information with respect to the Holders' Registrable Securities, the plans for the distribution thereof, and such other information with respect to the Holder(s) as, in the reasonable judgment of counsel for the Company, is necessary to enable the Company to include in such registration statement all material facts required to be disclosed with respect to a registration thereunder.

                  (f) A registration effected under this Section 8 shall be effected at the Company's expense, except for underwriting discounts and commissions and the fees and expenses of counsel to the Holder(s), and the Company shall provide to the underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as is customary in connection with underwritten public offerings as such underwriters may reasonably require.

                  (g) In connection with any registration effected under this
Section 8, the parties agree (i) to indemnify each other and the underwriters in the customary manner, (ii) to enter into an underwriting agreement in form and substance customary for transactions of such type with the Manager and the other underwriters participating in such offering, and (iii) to take all further actions which shall be reasonably necessary to effect such registration and sale (including, if the Manager deems it necessary, participating in road-show presentations).

                  (h) The Company shall be entitled to include (at its expense) additional shares of Company Common Stock in a registration effected pursuant to this Section 8 only if and to the extent the Manager determines that such inclusion will not adversely affect the prospects for success of such offering.

         9. ADJUSTMENT UPON CHANGES IN CAPITALIZATION.

                  (a) Without limiting any restriction on the Company contained in this Agreement or in the Merger Agreement, in the event of any change in the Company Common Stock by reason of any stock dividend, stock split, merger (other than the Merger), recapitalization, combination, exchange of shares or any similar transaction, the type and number of shares or securities subject to the Company Option, and the Exercise Price per share provided herein, shall be adjusted appropriately and proper provision shall be made in the agreements governing such transaction so that Parent shall receive, upon exercise of the Company Option, the number and class of securities or property that Parent would have received in respect of the shares of Company Common Stock issuable to Parent if the Company Option had been exercised immediately prior to such event or the record date therefor, as applicable.

                  (b) In the event that the Company shall enter into an agreement: (i) to consolidate with or merge into any person, other than Parent or one of its subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger; (ii) to permit any person, other than Parent or one of its subsidiaries, to merge into the Company and the Company shall be the continuing or surviving corporation, but, in connection with such merger, the then-outstanding shares of Company Common Stock shall be changed into or exchanged for stock or other securities of the Company or any other person or cash or any other property; or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Parent or one of its subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that upon the consummation of such transaction and upon the subsequent exercise of the Company Option, Parent shall be entitled to receive, for each share of Company Common Stock with respect to which the Company Option has not theretofore been exercised, an amount of consideration in the form of and equal to the per share amount of consideration that would be received by the holder of one share of Company Common Stock (and, in the event of an election or similar arrangement with respect to the type of consideration to be received by the holders of Company Common Stock, subject to the foregoing, proper provision shall be made so that the holder of the Company Option would have the same election or similar rights as would the holder of the number of shares of Company Common Stock for which the Company Option is then exercisable).

         10. RESTRICTIVE LEGENDS. Each certificate representing shares of Company Common Stock issued to Parent hereunder shall include a legend in substantially the following form:

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES OR BLUE SKY LAWS, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN A STOCK OPTION AGREEMENT DATED AS OF MAY 23, 2001, A COPY OF WHICH MAY BE OBTAINED FROM THE CORPORATION.

         It is understood and agreed that (i) the reference to the resale restrictions of the Securities Act and state securities or Blue Sky laws in the foregoing legend shall be removed by delivery of substitute certificate(s) without such reference if Parent shall have delivered to the Company a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to the Company, to the effect that such legend is not required for purposes of the Securities Act or such laws; (ii) the reference to the provisions of this Agreement in the foregoing legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law. Certificates representing shares sold in a registered public offering pursuant to Section 8 shall not be required to bear the legend set forth in this
Section 10.

         11. BINDING EFFECT; NO ASSIGNMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as expressly provided for in this Agreement, neither this Agreement nor the rights or obligations of either party hereto are assignable, except by operation of law, or with the written consent of the other party, and any such attempted assignment in violation of this Agreement shall be void and of no force or effect. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective permitted assigns any rights or remedies of any nature whatsoever.

         12. SPECIFIC PERFORMANCE. The parties hereto recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to other remedies, whether at law or in equity, the other party shall be entitled to an injunction to prevent or restrain any violation or threatened violation of the provisions of this Agreement. In the event that any action should be brought in equity to enforce the provisions of this Agreement, neither party will allege, and each party hereby waives the defense, that there is an adequate remedy at law.

         13. VALIDITY.

                  (a) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

                  (b) If for any reason any Governmental Entity determines that Parent is not permitted to acquire the full number of shares of Company Common Stock provided in this Agreement (as the same may be adjusted pursuant to the provisions hereof) or that the Company is not permitted to purchase from Parent pursuant to Section 7 hereof the full portion of the Company Option provided in said section, it is the express intention of the Company to allow Parent to acquire or to require the Company to repurchase such lesser number of shares or such lesser portion of the Company Option as may be permissible without any other amendment or modification hereof.

         14. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if (a) delivered personally, or (b) if sent by overnight courier service (receipt confirmed in writing), or (c) if delivered by facsimile transmission (with receipt confirmed), or (d) five (5) days after being mailed by registered or certified mail (return receipt requested) to the parties in each case to the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)      If to the Company, to:

                           Structural Dynamics Research Corporation
                           2000 Eastman Drive
                           Milford, Ohio 45150
                           Attention:  General Counsel

                  with a copy to:

                           Brobeck, Phleger & Harrison LLP
                           One Market
                           Spear Street Tower
                           San Francisco, CA  94105
                           Telephone:  415-442-1123
                           Telecopier:  415-442-1010
                           Attention:  John W. Larson

                           Brobeck, Phleger & Harrison LLP
                           Two Embarcadero Place
                           2200 Geng Road
                           Palo Alto, CA  94303
                           Telephone:  650-424-0160
                           Telecopier:  650-496-2885
                           Attention:  Rod J. Howard

                  (b)      If to Parent

                           Electronic Data Systems Corporation
                           5400 Legacy Drive
                           Plano, Texas 75204
                           Attention: General Counsel

                  with a copy to:

                           Baker Botts L.L.P.
                           2001 Ross Avenue, Suite 700
                           Dallas, Texas 75201
                           Attention: Andrew M. Baker

         15. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its choice of law principles except for such matters relating to the Company which are required to be governed by Ohio law.

         16. INTERPRETATION. The headings contained in this Agreement are for reference purposes and shall not affect in any way the meaning or interpretation of the Agreement. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Whenever "or" is used in this Agreement it shall be construed in the nonexclusive sense. The words "herein," "hereby," "hereof," "hereto," "hereunder" and words of similar import refer to this Agreement.

         17. COUNTERPARTS; EFFECT. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

         18. EXPENSES. Except as otherwise expressly provided herein or in the Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

         19. AMENDMENTS; WAIVER. This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

         20. FURTHER ASSURANCE. Each party agrees to execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.


                                     ELECTRONIC DATA SYSTEMS
                                           CORPORATION


                                     By:
                                        ---------------------------------------
                                         Name:  James E. Daley
                                         Title:  Chief Financial Officer


                                     STRUCTURAL DYNAMICS
                                          RESEARCH CORPORATION


                                     By:
                                        ---------------------------------------
                                          Name:  William Weyand
                                          Title:  Chairman and
                                                  Chief Executive Officer

                                                                      APPENDIX E

Section 1701.85 Dissenting shareholder's demand for fair cash value of shares.

(A)(1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

(2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which he seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to him of the fair cash value of the shares as to which he seeks relief, which demand shall state his address, the number and class of such shares, and the amount claimed by him as the fair cash value of the shares.

(3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 [1701.80.1] of the Revised Code shall be a record holder of the shares of the corporation as to which he seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after he has been sent the notice provided in section 1701.80 or 1701.801 [1701.80.1] of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

(4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation.

(5) If the corporation sends to the dissenting shareholder, at the address specified in his demand, a request for the certificates representing the shares as to which he seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may forthwith endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return such endorsed certificates to the dissenting shareholder. A dissenting shareholder's failure to deliver such certificates terminates his rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of such shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only such rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

(B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to such a complaint is required. Upon the filing of such a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from such evidence as is submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have such power and authority as is specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at such rate and from such date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505. of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to such payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

(C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 [1701.80.1] of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing such fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

(D)(1) The right and obligation of a dissenting shareholder to receive such fair cash value and to sell such shares as to which he seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

         (a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

         (b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

         (c) The dissenting shareholder withdraws his demand, with the consent of the corporation by its directors;

         (d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

     (2) For purposes of division (D)(1) of this section, if the merger or consolidation has become effective and the surviving or new entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the general partners of a surviving or new partnership or the comparable representatives of any other surviving or new entity.

(E) From the time of the dissenting shareholder's giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

                    STRUCTURAL DYNAMICS RESEARCH CORPORATION
                      PROXY SOLICITED BY BOARD OF DIRECTORS
                       FOR SPECIAL MEETING OF SHAREHOLDERS

                                     , 2001


         The undersigned shareholder of Structural Dynamics Research Corporation, an Ohio corporation, hereby revokes all previous proxies with respect to the matters set forth herein and appoints William J. Weyand, John A. Mongelluzzo and Jeffrey J. Vorholt, and each of them, attorneys, agents and proxies of the undersigned, with full power of substitution to each of them, to vote all the shares of common stock of Structural Dynamics Research Corporation, without par value, which are entitled to one vote per share and which the undersigned may be entitled to vote at the Special Meeting of Shareholders of the Company to be held at 10, on 10, 2001 at 5 a.m., and at any adjournment of such meeting, with all powers which the undersigned would possess if personally present:


   1. To adopt and approve the merger agreement dated as of May 23, 2001, among Electronic Data Systems Corporation, or EDS, Emerald Acquisition Corporation I, a direct wholly owned subsidiary of EDS, and Structural Dynamics Research Corporation, and approve the transactions contemplated by the merger agreement, including the merger;

   2. To grant the Board of Directors discretionary authority to adjourn the special meeting to solicit additional votes for approval of the Merger Agreement; and

   3. To vote upon such other matters as may be properly brought before the meeting or any adjournment thereof.

If no directions are given, the individuals designated above will vote for the above proposals and, at their discretion, on any other matter that may come before the meeting.

The undersigned acknowledges receipt of the Notice of Special Meeting of Shareholders and the Proxy Statement.

          (CONTINUED AND TO BE VOTED, DATED AND SIGNED ON REVERSE SIDE)

                    STRUCTURAL DYNAMICS RESEARCH CORPORATION
                    COMMON STOCK PROXY ONE (1) VOTE PER SHARE
                          PLEASE MARK VOTES [-] OR [X]


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSAL:

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     No. 1. To adopt and approve the Agreement and Plan of Merger, dated as of May 23, 2001, among Electronic Data Systems Corporation, or EDS, Emerald Acquisition Corporation I, a direct wholly owned subsidiary of EDS, and Structural Dynamics Research Corporation, and the transactions contemplated thereby, including the merger, pursuant to which Emerald Acquisition Corporation I will be merged with and into Structural Dynamics Research Corporation and each share of common stock of Structural Dynamics Research Corporation, without par value, issued and outstanding immediately prior to the merger, other than any treasury stock and any stock owned by EDS, will be converted into the right to receive $25 in cash.

     [ ] FOR               [ ] AGAINST                  [ ] ABSTAIN

     No. 2. To grant the Board of Directors discretionary authority to adjourn the special meeting to solicit additional votes for approval of the Merger Agreement.

     [ ] FOR               [ ] AGAINST                  [ ] ABSTAIN

     No. 3. All other matters that may properly come before the meeting or any adjournments or postponements thereof.

                          VOTE BY TELEPHONE OR INTERNET

YOUR VOTE IS IMPORTANT!--YOU CAN VOTE IN ONE OF THREE WAYS:

     1. TO VOTE BY PHONE: Have your proxy card available when you call the Toll-Free number 1-800-250-9081 using a touch tone telephone. You will be prompted to enter your control number found on the reverse side and then you can follow the simple prompts that will be presented to you to record your vote 24 HOURS A DAY - 7 DAYS A WEEK

                                       OR

     2. TO VOTE BY INTERNET: Have your proxy card available when you access the website hhtp://www.votefast.com. You will be prompted to enter your control number found on the reverse side and then you can follow the simple prompts that will be presented to you to record your vote.

                                       OR

     4. TO VOTE BY MAIL: Mark, sign and date your proxy card and return promptly in the enclosed envelope.

NOTE: IF YOU VOTE BY INTERNET OR TELEPHONE, THERE IS NO NEED TO MAIL BACK YOUR PROXY CARD; IF YOU DO NOT VOTE BY INTERNET OR TELEPHONE, PLEASE COMPLETE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED ENVELOPE.

Signature ___________________________________          Dated:  _________________


NOTE: Shareholder(s) should sign above exactly as name(s) appears hereon. But minor discrepancies in such signatures shall not invalidate their proxy. If more than one shareholder, all should sign.

         Please date, sign and mail your proxy card back as soon as possible!

                              THANK YOU FOR VOTING